UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

BURGER KING HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: 144,697,276 (includes 6,579,653 shares issuable upon exercise of options with an exercise price of less than $24.00 and 1,651,767 restricted stock units)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 136,465,856 shares of common stock multiplied by $24.00, plus (B) 6,579,653 options to acquire common stock with an exercise price below $24.00 multiplied by $24.00 minus such exercise price, plus (C) 1,651,767 restricted stock units multiplied by $24.00.

(4)	Proposed maximum aggregate value of transaction: $3,366,943,534.15

(5)	Total fee paid: $240,063

☐	Fee paid previously with preliminary materials:

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: $235,905.46

(2)	Form, Schedule or Registration Statement No.: Schedule TO

(3)	Filing Party: Blue Acquisition Holding Corporation, Blue Acquisition Sub, Inc., 3G Special Situations Fund II,L.P.

(4)	Date Filed: September 16, 2010

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

[ • ], 2010

Dear Shareholder:

On behalf of the board of directors of Burger King Holdings, Inc. (the “Company”), I cordially invite you to attend a special meeting of shareholders of the Company, to be held on [ • ], 2010 at [ • ] a.m. Eastern Standard Time, at [ • ].

On September 2, 2010, the Company entered into a definitive Merger Agreement to be acquired by an affiliate of 3G Capital. 3G Capital is a global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $24.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

After careful consideration, the Company’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the shareholders of the Company, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

On behalf of the board of directors and management of the Company, we thank you for your support.

Best regards,

John W. Chidsey
Chairman and Chief Executive Officer

The proxy statement is dated [ • ], 2010, and is first being mailed to our shareholders on or about [ • ], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held • , 2010

A special meeting of shareholders of Burger King Holdings, Inc., a Delaware corporation (the “Company”), will be held on [ • ], 2010 at [ • ] a.m. Eastern Standard Time, at [ • ].

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2010, as it may be amended from time to time, by and among the Company, Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

The board of directors has fixed the close of business on • , 2010 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the Company’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the shareholders of the Company, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Anne Chwat
General Counsel and Secretary
Miami, Florida
 • , 2010

Page

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	13
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	20
PARTIES TO THE MERGER	21
The Company	21
Parent	21
Merger Sub	21
THE SPECIAL MEETING	22
Time, Place and Purpose of the Special Meeting	22
Record Date and Quorum	22
Attendance	22
Vote Required	22
Proxies and Revocation	24
Adjournments and Postponements	25
Anticipated Date of Completion of the Merger	25
Rights of Shareholders Who Seek Appraisal	25
Payment of Solicitation Expenses	25
Questions and Additional Information	25
THE MERGER	26
Merger Consideration	26
Background of the Merger	26
Reasons for the Merger; Recommendation of the Board of Directors	38
Opinions of the Company’s Financial Advisors	44
Certain Company Projections	57
Financing of the Merger	60
Closing and Effective Time of Merger	64
Payment of Merger Consideration and Surrender of Stock Certificates	64
Interests of Certain Persons in the Merger	64
Accounting Treatment	73
Material U.S. Federal Income Tax Consequences of the Merger	73
Regulatory Approvals and Notices	76
Litigation Relating to the Merger	78
THE MERGER AGREEMENT	79
Explanatory Note Regarding the Merger Agreement	79
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	79
Terms of the Merger Agreement	80
MARKET PRICE OF COMPANY COMMON STOCK	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	98
APPRAISAL RIGHTS	101
DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK	105
OTHER MATTERS	105
WHERE YOU CAN FIND MORE INFORMATION	106
Annex A Agreement and Plan of Merger, dated September 2, 2010, among Burger King Holdings, Inc., Blue Acquisition Holding Corporation, and Blue Acquisition Sub, Inc.	A-1
Annex B Opinion of Morgan Stanley & Co. Incorporated, dated September 1, 2010	B-1
Annex C Opinion of Goldman, Sachs & Co., dated September 2, 2010	C-1
Annex D Section 262 of the General Corporation Law of the State of Delaware	D-1

i

This proxy statement and a proxy card are first being mailed on or about [ • ], 2010 to shareholders who owned shares of Company common stock as of the close of business on [ • ], 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [ • ].

• Parties to the Merger (Page [ • ])

Burger King Holdings, Inc., or the Company, we, our, or us, is a Delaware corporation formed on July 23, 2002, and is headquartered in Miami, Florida. Our restaurant system includes restaurants owned by the Company and by franchisees. We are the world’s second largest fast food hamburger restaurant chain as measured by the total number of restaurants and system-wide sales. As of June 30, 2010, we owned or franchised a total of 12,174 restaurants in 76 countries and U.S. territories, of which 1,387 restaurants were Company restaurants and 10,787 were owned by our franchisees. Of these restaurants, 7,258 or 60% were located in the United States and 4,916 or 40% were located in our international markets. Our restaurants feature flame-broiled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other affordably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick service hamburger restaurant model that offers customers fast food at affordable prices.

Blue Acquisition Holding Corporation, or Parent, is a Delaware corporation that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Parent is controlled by 3G Special Situations Fund II, L.P., a Cayman exempted limited partnership, which we sometimes refer to as 3G. 3G is a private equity fund principally engaged in the business of making investments in securities. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

Blue Acquisition Sub, Inc., or Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. To date, Merger Sub has not carried on any activities other than those related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated September 2, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

• Tender Offer

On September 16, 2010, Merger Sub commenced a tender offer, which we refer to as the offer, for all of the outstanding shares of Company common stock at a price of $24.00 per share, net to the seller in cash without interest. The offer contemplated that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub and all outstanding shares of Company common stock, other than shares held by Parent, Merger Sub or the Company or shares held by the Company’s shareholders who have and validly exercised appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $24.00 offer price per share. The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of shareholder approval of the adoption of the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain shareholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

• The Special Meeting (Page [ • ])

Time, Place and Purpose of the Special Meeting (Page [ • ])

The special meeting will be held on [ • ], 2010 at [ • ] a.m. EST, at [ • ].

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [ • ])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [ • ], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [ • ] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [ • ])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [ • ] shares of Company common stock (excluding (1) shares issuable upon the exercise of options to purchase Company common stock, which we refer to as stock options, (2) shares issuable upon vesting of Company restricted stock units, which we refer to as restricted stock units, (3) shares issuable upon vesting of Company performance-based stock units, which we refer to as performance-based restricted stock units, and (4) vested and unvested deferred stock awards granted to members of the board of directors of the Company, which we refer to as director stock units (collectively representing [ • ]% of the outstanding shares of Company common stock on the record date). The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock (other than shares of Company common stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, concurrently with the execution of the merger agreement, certain private equity funds affiliated with TPG Capital, Bain Capital Partners and the Goldman Sachs Funds, who we refer to as the

Sponsors, entered into stockholder tender agreements with the Company. It is anticipated that, pursuant to the terms of such stockholder tender agreements, such Sponsors will each enter into customary voting agreements with Parent to vote their shares of Company common stock in favor of the merger. The shares of Company common stock collectively held by such Sponsors comprise approximately 31% of the outstanding shares of Company common stock.

Proxies and Revocation (Page [ • ])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

• The Merger (Page [ • ])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [ • ])

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent or Merger Sub, and shares held by shareholders who have perfected their statutory dissenters rights of appraisal under Delaware law, which we refer to collectively as the excluded shares) will be converted into the right to receive $24.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

• Reasons for the Merger; Recommendation of the Board of Directors (Page [ • ])

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of the Company, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company, (v) recommended that the shareholders of the Company vote their shares of Company common stock in favor of adoption of the merger agreement and (vi) approved for all purposes Merger Sub, Parent and their affiliates, the merger agreement and the transactions contemplated by the merger agreement to exempt such persons, agreements and transactions from any anti-takeover laws.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

• Opinions of the Company’s Financial Advisors (Page [ • ])

Opinion of Morgan Stanley & Co. Incorporated (Page [ • ])

Morgan Stanley & Co. Incorporated, or Morgan Stanley, was engaged by the Company to provide it with financial advisory services in connection with the potential sale of the Company. At the meeting of the board of directors on September 1, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $24.00 per share to be received by holders of shares of Company common stock pursuant to the merger agreement, was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated September 1, 2010, which sets forth among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B hereto. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Company board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement, as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how any such holder should vote at the special meeting or whether any such holder should take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below under “The Merger — Opinions of the Company’s Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated” is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Morgan Stanley described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with such opinion.

Opinion of Goldman, Sachs & Co. (Page [ • ])

Goldman, Sachs & Co., or Goldman Sachs, a financial advisor to the board of directors, rendered its opinion to the board of directors that, as of September 2, 2010, and based upon and subject to the factors and assumptions set forth therein, the $24.00 per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2010, which sets forth among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter. The summary of the written opinion of Goldman Sachs set forth below under “The Merger — Opinions of the Company’s Financial Advisors — Opinion of Goldman, Sachs & Co.” is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of Goldman Sachs described above carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with such opinion.

• Financing of the Merger (Page [ • ])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and the related expenses, which, based upon the shares (and our other equity-based interests) outstanding as of [ • ], 2010, would be approximately $3.3 billion; and

•	repay or refinance indebtedness of the Company at the closing of the merger, which, as of [ • ], 2010, was approximately $729 million;

will be funded through a combination of:

•	equity financing of $1.5 billion to be provided by 3G;

•	a $1.9 billion senior secured credit facility, comprised of a $1.75 billion term loan facility and a $150 million revolving credit facility; and

•	the issuance of senior unsecured notes yielding at least $900 million in gross cash proceeds (or, to the extent those notes are not issued at or prior to the closing of the merger, by a senior unsecured bridge loan facility).

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters and the proceeds from the senior notes will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. If the merger agreement is terminated in the circumstances in which Merger Sub does not receive the proceeds of the debt commitment letter, Parent may be obligated to pay the Company a fee of $175 million, or the Parent Termination Fee, as described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ]. The obligation of Parent to pay the Parent Termination Fee is guaranteed by 3G as discussed below.

Equity Financing (Page [ • ])

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with 3G dated September 2, 2010, pursuant to which 3G has committed to purchase, or cause the purchase of, equity interests in Parent simultaneously with the effective time of the merger, up to a maximum of $1.5 billion in the aggregate, to fund the merger consideration and related expenses.

3G’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, the funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement and the substantially contemporaneous closing of the merger.

Debt Financing (Page [ • ])

In connection with the entry into the merger agreement, Merger Sub received a debt commitment letter, dated September 2, 2010, which we refer to as the debt commitment letter, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Barclays Bank PLC, which along with JPMorgan Chase Bank, N.A., we refer to as the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide the aggregate of $1.9 billion in debt financing to Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1.75 billion, (ii) a senior secured revolving credit facility with a maximum availability of $150 million and (iii) $900 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger or such offering does not yield at least $900 million in gross cash proceeds. It is expected that at the closing of the merger, $900 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected, but such financing may not be considered assured. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

• Limited Guaranty (Page [ • ])

Pursuant to a limited guaranty, which we refer to as the limited guaranty, delivered by 3G in favor of the Company, dated September 2, 2010, 3G has agreed to guarantee:

•	the obligation of Parent and Merger Sub under the merger agreement to pay the Parent Termination Fee of $175 million to the Company, or

•	the performance and discharge of Parent’s and Merger Sub’s obligations and liabilities under the merger agreement,

in each case, if, as and when due, provided, however, in no case shall the liability of 3G pursuant to the limited guaranty exceed $175 million. See “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

• Interests of Certain Persons in the Merger (Page [ • ])

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests include the following:

•	accelerated vesting of equity awards held by our employees, including our executive officers, at the effective time of the merger, and the settlement of such awards in exchange for cash;

•	payment of a pro rata annual bonus to all of our bonus-eligible employees, including our executive officers, for the period commencing on July 1, 2010 through the effective time of the merger;

•	certain executive officers will receive a bonus upon the effective time of the merger and payment for performing transition services;

•	the executive officers will receive payments and benefits under the executive officers’ employment agreements upon certain types of termination of employment following the effective time of the merger which severance benefits have, in some circumstances, been enhanced; and

•	accelerated vesting of any unvested director stock units and the payment to all non-management directors for all outstanding director stock units upon their resignation from the board in accordance with the terms of such awards.

In addition, if the proposal to adopt the merger agreement is approved by our shareholders, the vested shares of Company common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company common stock held by other shareholders of the Company.

• Material U.S. Federal Income Tax Consequences of the Merger (Page [ • ])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States holders for United States federal income tax purposes. In general, a United States holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [ • ] for definitions of “United States Holder” and “Non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

• Regulatory Approvals and Notices (Page [ • ])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, and the applicable waiting period has expired or been terminated. Parent filed such a notification and report form on September 16, 2010 and requested early termination of the waiting period. The Company filed such a notification and report form on September 17, 2010. The applicable waiting period will expire at 11:59 pm on October 1, 2010, unless earlier terminated.

The merger may also trigger antitrust notifications in Mexico and Turkey. Under Mexican law, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Competition Commission, or the Mexican FCC, and certain waiting period requirements have been satisfied. The Company and Parent filed the notification and report form with the Mexican FCC on September 21, 2010. Consequently, the required waiting period under Mexican law is expected to expire on October 12, 2010. Under Turkish law, certain acquisition transactions may not be consummated unless certain information has been furnished to the Turkish Competition Authority, or the TCA, and certain waiting period requirements have been satisfied. The Company and Parent filed the notification and report with the TCA on September 17, 2010. Consequently, the required waiting period under Turkish law is expected to expire on October 17, 2010.

• Litigation Relating to the Merger (Page [ • ])

In connection with the offer and the merger, on September 3, 2010, four purported class action complaints were filed in the Circuit Court for the County of Miami-Dade, Florida against the Company, each member of its board of directors and 3G Capital Partners Ltd., or 3G Capital. In addition, on September 8, 2010, a purported class action complaint was filed in the Delaware Court of Chancery against the Company, its board members, 3G, 3G Capital, Parent, and Merger Sub. The complaints generally allege, among other things, that the board of directors breached their fiduciary duties in connection with the merger and that 3G, Parent, Merger Sub and 3G Capital and the Company aided and abetted the purported breaches of fiduciary duty.

We believe the complaints are completely without merit, and intend to vigorously defend them.

• The Merger Agreement (Page [ • ])

Treatment of Common Stock, Options and Restricted Stock Units (Page [ • ])

•	Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $24.00 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Company common stock, vested or unvested, issued under the Company’s equity plans or otherwise, will be cancelled and will entitle the holder to receive an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $24.00 exceeds the exercise price per share of such option, less any applicable withholding taxes, other than the August equity grants, which will be treated as described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” beginning on page [ • ].

•	Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit will be cancelled and will entitle the holder to receive an amount in cash, for each restricted stock unit, equal to $24.00, less any applicable withholding taxes, other than the August equity grants, which will be treated as described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” beginning on page [ • ].

•	Performance-Based Stock Units. At the effective time of the merger, each outstanding performance-based stock unit will be cancelled and will entitle the holder to receive an amount in cash equal to $24.00 multiplied by the number of shares subject to the performance-based stock units assuming that the target level of performance had been attained, less any applicable withholding taxes, other than the August equity grants, which will be treated as described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” beginning on page [ • ].

•	Director Stock Units. At the effective time of the Merger, each director stock unit that has not yet vested will vest, and in connection with such director’s resignation, will be converted into an amount in cash equal to $24.00, less any applicable withholding taxes.

Solicitation of Takeover Proposals (Page [ • ])

The merger agreement provides that until 11:59 p.m., Eastern time, on October 12, 2010, which we refer to as the “go shop” period, we are permitted to solicit any inquiry or the making of any takeover proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any takeover proposals. From and after 12:00 a.m., Eastern time, on October 13, 2010 and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to an takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 11:59 a.m., Eastern time, on October 13, 2010, which we refer to as the no-shop period start date, and prior to the time that our shareholders adopt the merger agreement, respond to a written takeover proposal or engage in discussions or negotiations with the person making such an takeover proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who made a written takeover proposal prior to the no-shop period start date that our board of directors believed in good faith (after consultation with its financial advisor and outside legal counsel) could reasonably be expected to result in a superior proposal. At any time before the merger agreement is adopted by our shareholders, if our board of directors determines that an takeover proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

Conditions to the Merger (Page [ • ])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, receipt of required antitrust approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any change, event or occurrence, from the date of the merger agreement until the effective time of the merger, that has had or is reasonably likely to have a Company material adverse effect, as described under “The Merger Agreement — Terms of the Merger Agreement — Representations and Warranties” beginning on page [ • ].

Termination (Page [ • ])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders:

•	by either Parent or the Company:

•	if the merger shall not have been consummated on or before March 2, 2011; provided that the right to terminate the merger agreement on such date shall not be available to Parent or the Company if (x) the offer has closed, or (y) the failure of Parent or the Company, as applicable, to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date;

•	if any temporary restraining order, preliminary or permanent injunction, law or other judgment is in effect enjoining or otherwise prohibiting the consummation of the merger and such restraint becomes final and non-appealable; provided that the right to terminate in this circumstance shall not be available to Parent or the Company unless Parent or the Company, as applicable, shall have complied with its obligations under the merger agreement to prevent, oppose or remove such restraint; or

•	the approval of the merger agreement by an affirmative vote of holders of a majority of the outstanding shares of Company common stock shall not have been obtained at the duly convened shareholders’ meeting or at any adjournment or postponement thereof.

•	by Parent,

•	if there is any breach or inaccuracy in any of the Company’s representations or warranties or the Company has failed to perform any of its covenants or agreements, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to March 2, 2011 or (B) is not cured within fifteen calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate the merger agreement in this circumstance if (x) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements or (y) the offer has closed;

•	the Company board of directors has made an adverse recommendation change or delivered a notice to Parent of its intent to effect an adverse recommendation change, provided that Parent shall have given the Company the right to enter into an acquisition agreement and such right has been available to the Company for no less than twenty-four hours,

•	the Company failed to include in the proxy statement the board of directors’ recommendation to adopt the merger agreement and a statement of the findings and conclusions of the board of directors described in the board resolutions adopted in connection with the merger agreement,

•	following the disclosure or announcement of a takeover proposal (other than a tender or exchange offer described below), the Company’s board of directors shall have failed to reaffirm publicly its recommendation to adopt the merger agreement within five business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or

•	a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate the merger agreement in this circumstance if the approval of the merger by the shareholders of the Company shall have been obtained;

•	by the Company, if

•	there is any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the merger agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the merger agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of certain conditions or, (y) reasonably be expected to, individually or in the aggregate, have a parent material adverse effect, and (ii) (A) is not capable of being cured prior to March 2, 2011 or (B) is not cured within fifteen calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate the merger agreement in this circumstance if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements thereunder or (y) the offer has closed;

•	in order to accept a superior proposal and enter into the acquisition agreement providing for such superior proposal immediately following or concurrently with such termination; provided, however, that payment of the termination fee by the Company to the parent, which we refer to as the Company Termination Fee (as described below), shall be a condition to the termination of the merger agreement by the Company in this circumstance; or

•	(i)(A) all the conditions of the offer shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii)(A) all the offer conditions (other than the financing proceeds condition) shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; provided, however, that the termination right set forth in clause (ii) shall only be available from and after the close of business on November 18, 2010; or

•	after the close of business on November 18, 2010, if (i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of shares of Company common stock to the extent the offer has been terminated, which we refer to as the Offer Termination) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the merger closing), (ii) Parent shall have failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination.

Termination Fees (Page [ • ])

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ], the terminating party may be required to pay a termination fee.

•	If the Company terminates the merger agreement in order to accept a superior proposal, the Company is required to pay a termination fee of $50 million during the go-shop period or $95 million after the go-shop period. We refer to these fees as the Company Termination Fee.

•	If Parent fails to effect the closing of the merger under certain circumstances, Parent may be obligated to pay the Company the Parent Termination Fee of $175 million. 3G has agreed to guarantee the obligation of Parent to pay the Parent Termination Fee pursuant to the limited guaranty.

•	If Parent terminates the merger agreement due to a breach by the Company of any of its representations or warranties or the failure by the Company to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is the principal factor in the failure of the merger to be consummated, then the Company shall pay a termination fee to 3G in an amount equal to $175 million.

Limitations of Liability (Page [ • ])

The maximum aggregate liability of 3G, Parent and Merger Sub (including the debt and equity financing) for damages or otherwise is limited to the amount of the Parent Termination Fee of $175 million.

Our maximum aggregate liability for damages or otherwise in connection with the merger agreement or any of the transactions contemplated by the merger agreement is limited to $175 million.

The parties are entitled to equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Neither Parent and Merger Sub or the Company will be entitled to receive both the fee payable by the other party and a grant of specific performance. Our right to seek specific performance of Parent’s and Merger Sub’s obligations to cause the equity financing for the merger to be funded is subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our shareholders, receipt of required antitrust approvals, no injunctions or restraints, the accuracy of our representations and warranties in the merger agreement, subject to certain materiality qualifications, the performance of our obligations under the merger agreement in all material respects, no material adverse effect, and our solvency;

•	the funding of the debt financing (or alternative debt financing); and

•	our confirmation that if the debt and equity financings were funded, to take such actions that are within our control to cause the closing of the merger to occur.

Our right to seek specific performance of Parent’s and Merger Sub’s obligations to cause a bridge take-down is subject to the adoption of the merger agreement by our shareholders, receipt of required antitrust approvals, no injunctions or restraints, the accuracy of our representations and warranties in the merger agreement, subject to certain materiality qualifications, the performance of our obligations under the merger agreement in all material respects, no material adverse effect, and our solvency.

• Market Price of Company Common Stock (Page [ • ])

The per share merger consideration of $24.00 per share of Company common stock:

•	represented a premium of 43.1% over the closing price of the Company common stock on August 30, 2010;

•	represented a premium of 41.6%, 36.7% and 27.0% over the one, three and six month, respectively, volume-weighted average closing prices of the Company common stock prior to August 30, 2010; and

•	exceeded, by 8.8%, the 52-week high prior to August 30, 2010.

• Appraisal Rights (Page [ • ])

Shareholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that shareholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [ • ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

• Delisting and Deregistration of Company Common Stock (Page [ • ])

If the merger is completed, Company common stock will be delisted from the New York Stock Exchange, or the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [ • ].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q:	Did Merger Sub commence a tender offer for shares of Company common stock?

A:	Yes. On September 16, 2010, Merger Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $24.00 per share, net to the seller in cash without interest. The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of shareholder approval of the adoption of the merger agreement that will be considered at the special meeting.

We are soliciting proxies for the special meeting to obtain shareholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer. Regardless of whether you tendered your shares of Company common stock in the offer, you may nevertheless vote your shares at the special meeting because you were a shareholder as of the record date of the meeting.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $24.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $2,400 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. If the merger is approved at the shareholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and

Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States holders for United States federal income tax purposes. In general, a United States holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [ • ] for definitions of “United States Holder” and “Non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on [ • ], 2010 at [ • ] a.m. Eastern Standard Time, at [ • ]. This proxy statement for the special meeting will be mailed to shareholders on or about [ • ], 2010.

Q.	Who may attend the special meeting?

A.	All shareholders of record at the close of business on [ • ], 2010, or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the shareholders’ list be available for examination?

A.	A complete list of the shareholders of record as of the record date will be available for examination by shareholders of record beginning on [ • ], 2010 at the Company’s headquarters and will continue to be available through and during the meeting at [ • ].

Q.	Who may vote?

A.	You may vote if you owned Company common stock as of the close of business on the record date. Each share of Company common stock is entitled to one vote. As of the record date, there were [ ] shares of Company common stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

• The adoption of the merger agreement, which provides for the acquisition of the Company by Parent; and

• The approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What are the voting recommendations of the Board of Directors?

A.	The board of directors recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How do I vote?

A.	If you are a shareholder of record (that is, if your shares of Company common stock are registered in your name with The Bank of New York Mellon, our transfer agent, there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time on [ • ], 2010. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your shares of Company common stock by proxy. You may still vote your shares of Company common stock in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my shares of Company common stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

• submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

• signing another proxy card with a later date and returning it to us prior to the special meeting; or

• attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Mediant Communications, Inc. will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at 1-800-524-4458 or at the following address:

The Bank of New York Mellon
Shareowner Services
Church Street Station
P.O. Box 11258
New York, NY 10286-1258

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.	If you are the shareholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted.

If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under the NYSE rules to vote shares of Company common stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	May shareholders ask questions?

A.	Yes. Our representatives will answer shareholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company common stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company common stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.	Our website address is www.bk.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at 305-378-7696 or by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any shareholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [ • ].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [ • ] toll-free at [ • ].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page [ • ]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-7696

The Company is a Delaware corporation formed on July 23, 2002, and its headquarters are located in Miami, Florida. Our restaurant system includes restaurants owned by the Company and by franchisees. We are the world’s second largest fast food hamburger restaurant chain as measured by the total number of restaurants and system-wide sales. For more information about the Company, please visit our website at http://www.bk.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [ • ]. Company common stock is publicly traded on the NYSE under the symbol “BKC”.

Parent

Blue Acquisition Holding Corporation
c/o 3G Capital Partners Ltd.
600 Third Avenue, 37th Floor
New York, New York 10016
(212) 893-6727

Blue Acquisition Holding Corporation, or Parent, is a Delaware corporation which was formed by an affiliate of, and is controlled by, 3G Special Situations Fund II, L.P, a Cayman exempted limited partnership, which we sometimes refer to as 3G, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

3G is a private equity fund principally engaged in the business of making investments in securities.

Merger Sub

Blue Acquisition Sub, Inc.
c/o 3G Capital Partners Ltd.
600 Third Avenue, 37th Floor
New York, New York 10016
(212) 893-6727

Blue Acquisition Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [ • ], 2010, starting at [ • ] a.m., Eastern Standard Time, at [ • ], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [ • ], 2010 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [ • ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and a valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, The Bank of New York Mellon, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a shareholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

Telephone Voting:  You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting:  You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail:  You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting:  You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [ • ] toll-free at [ • ].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [ • ], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [ • ] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [ • ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger is approved at the shareholders meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Rights of Shareholders Who Seek Appraisal

Shareholders that do not vote for the adoption of the merger agreement are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $24.00 per share of Company common stock in cash, without interest. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [ • ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [ • ] toll-free at [ • ].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $24.00 in cash, less any applicable withholding taxes.

Background of the Merger

Since our initial public offering in 2006, as part of our ongoing strategic planning process, the board of directors and members of our senior management have regularly reviewed and evaluated our business and operations, competitive position, strategic plans and alternatives with a goal of enhancing shareholder value. Although we have achieved many financial and operating performance goals since our initial public offering, certain initiatives that management considered important to our long-term success, including (1) the recent roll-out of the new flexible broiler and point-of-sale system, (2) the on-going reimaging and remodeling of our restaurants, (3) our portfolio management strategies, including the refranchising of half of our restaurant portfolio over the next three to five years, and (4) other operating initiatives designed to enhance overall efficiencies and profitability, could take several years to yield any direct monetary benefits to us and our shareholders and may depress the market price of our common stock in the interim. Furthermore there are significant internal and external risks that could result in us not recognizing all of the anticipated benefits of these initiatives. In addition, our refranchising strategy, although designed to position us for stronger net restaurant growth and reduce our future required capital expenditure obligations, could exacerbate the operational risks associated with our highly franchised business model.

In late 2009 and early 2010, Alexandre Behring, Managing Partner at 3G Capital, the investment advisor of 3G, taking action on behalf of 3G, Parent and Merger Sub, other representatives of 3G Capital and certain representatives of Lazard Freres & Co. LLC, or Lazard, financial advisor to 3G Capital, contacted representatives of certain private equity funds affiliated with TPG Capital, Bain Capital Partners and Goldman, Sachs & Co. (the “Goldman Sachs Funds”), who we refer to as the Sponsors, on an unsolicited basis to express 3G Capital’s preliminary interest in exploring a potential transaction involving the Company. The representatives of the Sponsors informed the representatives of 3G Capital and Lazard that any inquiries regarding the Company should be raised directly with Mr. John Chidsey, our Chief Executive Officer and Executive Chairman.

In early March 2010, Mr. Behring contacted Mr. Chidsey to express 3G Capital’s preliminary interest in exploring a potential acquisition of the Company. During this discussion, Mr. Behring suggested that the consideration payable in such transaction would be entirely paid in cash, but Mr. Behring did not propose a purchase price for the acquisition of the Company. Mr. Chidsey informed Mr. Behring that the Company was not for sale, but that the Company and the board of directors would consider any proposal that would enhance shareholder value. Mr. Chidsey informed Mr. Behring that, if 3G Capital was serious about exploring a potential acquisition of the Company, then 3G Capital should deliver a written acquisition proposal to the Company based on publicly available information, which Mr. Chidsey would then discuss with the board of directors.

On March 29, 2010, we received a letter from 3G Capital and a third party private equity firm with whom 3G Capital was discussing the transaction containing a non-binding indication of interest to acquire all of the outstanding shares of Company common stock for $24.00 in cash per share, which we refer to as the March 29th Proposal.

Following receipt of the March 29th Proposal, Mr. Chidsey contacted Mr. Behring to confirm that he had received the proposal and would discuss it with the board of directors at a special meeting to be held on April 6, 2010.

On April 6, 2010, the board of directors held a special meeting, at which certain members of our senior management were present. At the meeting, the terms and conditions of the March 29th Proposal were discussed and it was noted, among other matters, that the March 29th Proposal:

•	set forth a price of $24.00 in cash per share as compared to the market price of approximately $21 to $22 per share over the prior two weeks;

•	was non-binding in nature and could be withdrawn or modified by 3G Capital at any time;

•	was based solely on publicly available information and was subject to due diligence that 3G Capital described as confirmatory in nature;

•	had been reviewed and approved by the investment committee of 3G Capital;

•	was subject to financing but included non-binding “highly confident” letters from Barclays Capital PLC and another international lending institution to provide the necessary debt financing for the potential transaction; and

•	indicated that 3G Capital had reviewed all of the publicly available information and was prepared to enter into a confidentiality agreement in order to gain access to non-public information and personnel to further refine its proposal.

The board of directors and management also discussed our prospects as a stand-alone company, including our strategic plan, the historical operating and financial results and the short-term and long-term outlook for us, as well as macroeconomic factors. With a view towards maximizing shareholder value, the board of directors and management then discussed whether, if the board of directors were to decide to explore a possible sale of the Company, any third parties other than 3G Capital, including any potential strategic buyers, should be contacted regarding their potential interest in the Company. The board of directors noted that the most likely strategic acquirer had not shown an interest in pursuing a business combination with the Company.

In addition, the board of directors discussed the advisability of hiring an investment bank as its financial advisor to conduct an independent assessment and valuation of the Company. The board of directors authorized our senior management team to retain a financial advisor to perform such valuation and otherwise assist us in its evaluation of strategic alternatives. At this meeting, the board of directors unanimously approved the appointment of Ronald Dykes as the independent lead director of the board. After further discussion of the March 29th Proposal, the board of directors decided to not pursue a potential sale to 3G Capital at that time. The board of directors requested that Mr. Chidsey communicate the board of director’s position to 3G Capital. Following the meeting, Mr. Chidsey contacted a representative of Lazard to convey the board of director’s position that the offer price contained in the March 29th Proposal was not sufficient to warrant further discussions at this time unless 3G Capital was willing to increase its offer price.

On or about April 12, 2010, representatives of Lazard contacted Mr. Chidsey and indicated that 3G Capital might be willing to increase the price of its offer above $24.00 per share but would need to meet with our management to further understand our business and its short-term and long-term prospects. No alternative prices were discussed in these conversations. Based on these discussions, Mr. Chidsey said he was willing to meet with representatives of 3G Capital to discuss additional information about us that might be helpful to 3G Capital’s analysis if 3G Capital entered into an acceptable confidentiality agreement.

On April 14, 2010, we distributed to 3G Capital a draft of a non-disclosure and standstill agreement, or a Non-Disclosure Agreement. We, 3G Capital, Holland & Knight, LLP, or Holland & Knight, our outside corporate counsel, and Kirkland & Ellis LLP, or Kirkland, outside counsel to 3G Capital, negotiated the terms of the Non-Disclosure Agreement over the next several weeks. On April 26, 2010, we and 3G Capital executed the Non-Disclosure Agreement. The Non-Disclosure Agreement contained customary provisions, including standstill and non-solicitation of employees provisions. The other private equity firm that had initially participated in the March 29th Proposal did not execute a Non-Disclosure Agreement and we had no further contact with such firm.

In addition, beginning on April 14, 2010, we began discussions with representatives of Morgan Stanley and Goldman Sachs regarding their potential role as financial advisors to the Company. During the next few weeks, our representatives held discussions with each of Morgan Stanley and Goldman Sachs regarding preparing a financial analysis of the Company. On April 21, 2010, we entered into a Non-Disclosure Agreement with Morgan Stanley in connection with Morgan Stanley’s engagement to conduct a valuation of the Company.

On April 27, 2010, Mr. Chidsey and Ben Wells, our Chief Financial Officer, met with representatives of 3G Capital at the Miami offices of Holland & Knight. At such meeting, Mr. Chidsey and Mr. Wells provided information regarding our business and prospects that had recently been presented to investors and analysts and that were publicly available. At the conclusion of the meeting, representatives of 3G Capital requested certain additional due diligence information from us. In addition, representatives of 3G Capital indicated that they would deliver an updated proposal to us within a few weeks after receiving the requested additional information. Following the April 27, 2010 discussion, Mr. Wells provided representatives of 3G Capital with the information requested by 3G Capital.

On May 11, 2010, we received a revised proposal from 3G Capital to acquire all of the outstanding shares of Company common stock for $25.00 per share in cash, which we refer to as the May 11th Proposal, subject to results of its due diligence investigation. The May 11th Proposal indicated that the $25.00 per share offer price represented a value of the Company equal to 9.4x our trailing twelve month EBITDA as of March 31, 2010. In the May 11th Proposal, 3G Capital stated its commitment to contribute all of the equity capital required to finance the transaction and indicated that JP Morgan and Barclays Capital had committed to provide all of the debt financing required to consummate the transaction. 3G Capital also indicated that it was working on firm commitment papers with those lenders. In the May 11th Proposal, 3G Capital requested further meetings with us to complete its due diligence review as soon as possible and indicated that it would be able to finalize its confirmatory due diligence and financing commitments within two to three weeks. Finally, 3G Capital indicated in the May 11th Proposal that it expected to enter into exclusive negotiations with us for a period of 30 days following the start of its due diligence. We did not agree to any exclusivity arrangement with 3G Capital and the discussions and negotiations continued on a non-exclusive basis throughout the period until the signing of the merger agreement. On May 12, 2010, representatives of Morgan Stanley contacted representatives of Lazard by telephone to convey that the board of directors would review the May 11th Proposal in detail at its regularly scheduled board of directors meeting on June 3, 2010.

From mid-April 2010 until early June 2010, Mr. Chidsey and Mr. Wells had several in-person and telephonic meetings with representatives of Morgan Stanley in connection with Morgan Stanley’s preparation of preliminary financial analyses relating to us. We also interviewed several national law firms specializing in public company mergers and acquisitions to provide additional assistance to the board of directors and us in connection with its evaluation of 3G Capital’s interest in a potential transaction with us.

On May 20, 2010, the board of directors held a special meeting, at which certain members of our senior management were present. During the meeting, Mr. Chidsey updated the board of directors on the status of our activities in response to the acquisition proposal received from 3G Capital and reviewed the terms and conditions of the May 11th Proposal. Mr. Chidsey informed the board of directors that (i) representatives of Morgan Stanley would attend the regularly scheduled board of directors meeting on June 3, 2010 to review their preliminary financial analyses relating to us detail and (ii) representatives of an outside special legal counsel, or Outside Special Counsel, would attend the June 3rd board of directors meeting to discuss the fiduciary duties of the directors in general and specifically in connection with their consideration of 3G Capital’s interest in a potential transaction. The board of directors determined to defer further consideration of the May 11th Proposal until it had received the preliminary financial analyses from Morgan Stanley and further discussed with management and our advisors potential responses to the May 11th Proposal. The board of directors instructed representatives of Morgan Stanley to advise 3G Capital that we would respond to the May 11th Proposal following the board of directors meeting on June 3, 2010.

On June 3, 2010, the board of directors held a regularly scheduled meeting, at which certain members of our senior management were present and, for portions of the meeting, representatives of Morgan Stanley and Outside Special Counsel were present. During this meeting, our management provided the board of directors with a forecast of the fourth quarter 2010 financial results and the proposed annual operating plan for fiscal year 2011. During the review of the fourth quarter forecasted financial results and the forecasted fiscal 2010 results generally, our management indicated that our results were adversely impacted by a generally weak consumer environment, including continued high unemployment, and commodity price increases, which have contributed to an erosion of margins as well as uncertainties created by fluctuations in currency exchange rates. Mr. Chidsey then reviewed the proposed annual operating plan for fiscal year 2011. Mr. Chidsey also reviewed the macroeconomic and business challenges facing us, including global economic uncertainty, high unemployment, potential as well as current commodity price increases, unpredictable currency exchange rates, competitive pressures and the negative impact of refranchisings on sales and EBITDA. Mr. Chidsey then reviewed the proposed capital expenditure plan for fiscal year 2011, including our re-imaging program and new restaurant development. Mr. Wells then discussed the need to refinance our existing credit facility before the end of September 2010 since the term loan under that facility would become a current liability in the fourth quarter of calendar 2010 and the revolver was scheduled to mature in June 2011.

Mr. Chidsey and Mr. Wells then reviewed with the board of directors our five year plan, including key strategic imperatives, the key assumptions underlying the plan and various growth scenarios. Representatives of Outside Special Counsel reviewed the legal duties of the directors generally and specifically in connection with a proposed acquisition transaction. Representatives of Morgan Stanley presented and reviewed with the board of directors their preliminary financial analyses of the Company. Representatives of Morgan Stanley discussed with the board of directors the terms of the May 11th Proposal and other potential strategic alternatives. Representatives of Morgan Stanley also reviewed certain background information relating to 3G Capital, including its involvement in other transactions. The board of directors, along with representatives of Morgan Stanley, Outside Special Counsel and members of senior management, discussed the terms of the May 11th Proposal in light of the preliminary valuation analyses of the Company performed by Morgan Stanley and the state of the financing markets. At the conclusion of these discussions, the board of directors instructed representatives of Morgan Stanley to inform Lazard that if 3G Capital would confirm the $25.00 per share price in its May 11th Proposal, then the board of directors would permit our management to meet with 3G Capital and its representatives and provide additional due diligence materials to allow 3G Capital to further improve its proposal, including to potentially decrease uncertainty in its offer and potentially improve its offer price.

Following the board of directors meeting on June 3, 2010, a representative of Morgan Stanley contacted a representative of Lazard to inform Lazard that the board of directors authorized us to have a due diligence meeting with 3G Capital and its debt financing sources if 3G Capital confirmed that there had been no change to the $25.00 per share price contained in the May 11th Proposal and a representative of Lazard stated that 3G Capital had not changed its price from the May 11th Proposal.

On June 14, 2010, Mr. Chidsey, Mr. Wells and Anne Chwat, our General Counsel, met with representatives of 3G Capital, its debt financing sources and another private equity firm considering participating in the transaction. Our and 3G Capital’s financial and legal advisors also attended the meeting. During this meeting, Mr. Chidsey and Mr. Wells gave a detailed presentation regarding our business and prospects for the remaining portion of fiscal year 2010 as well as the budget for fiscal year 2011 and the issues and opportunities for fiscal year 2012 and beyond.

On June 16, 2010, representatives of Lazard contacted representatives of Morgan Stanley to express 3G Capital’s continued interest in pursuing a transaction and indicated that 3G Capital would respond to us no later than July 1, 2010 with a proposal that included fully committed financing.

During the last two weeks of June 2010, representatives of Outside Special Counsel and Holland & Knight had a few discussions with representatives of Kirkland to confirm that the new proposal to be delivered by 3G Capital would also address other significant deal provisions and conditions.

On June 25, 2010, representatives of Lazard contacted representatives of Morgan Stanley to provide an update on 3G Capital’s discussions with the lenders that would be providing the debt financing for the proposed transaction. The representatives of Lazard indicated that the lenders remained willing to fully commit the debt financing, but that the credit markets had tightened and worsened significantly since the May 11th Proposal and such adjustment in market conditions had resulted in reduced availability of leverage and significantly higher financing costs. The representatives of Lazard indicated that due to the less favorable market conditions and certain financial information provided by us during the June 14, 2010 meeting, 3G Capital expected to propose an offer price to acquire the Company that was lower than the price in the May 11th Proposal.

On June 29, 2010, we received a proposal from 3G Capital to acquire all of the outstanding shares of Company common stock for $23.00 in cash per share, which we refer to as the June 29th Proposal. The key elements of the June 29th Proposal included, among other things:

•	draft commitment letters from debt financing sources (JP Morgan and Barclays Capital) for the entire debt financing that would be necessary to consummate the transaction;

•	a draft equity commitment letter from 3G Capital to fund the entire equity capital of Merger Sub (approximately $1.5 billion) needed to consummate the transaction;

•	an indication that 3G Capital had completed substantially all of its work and that it needed two additional weeks to complete confirmatory due diligence and negotiate a definitive merger agreement;

•	a summary of certain key provisions of the merger agreement pursuant to which 3G Capital would be willing to enter into the transaction, including a one-step merger structure, a 30-day “go-shop” period during which we would be permitted to solicit alternative transaction proposals and if a superior offer were made and accepted during this period, we would only be obligated to pay a reduced termination fee to 3G Capital of $75 million (compared to $100 million after the “go-shop” period), and a reverse termination fee of $150 million;

•	an expectation that, at the time the board of directors considered to be most appropriate, certain members of senior management (including Mr. Chidsey and Mr. Wells) would agree to continue their association with the Company during a post-closing transition period, although management retention would not be a condition to closing the transaction and none of the members of senior management would be rolling-over any of their equity interests in the transaction; and

•	a statement that the proposal was a non-binding indication of interest and the offer remained subject to negotiation and execution of definitive agreements and the satisfactory completion of confirmatory due diligence.

In addition, the June 29th Proposal included a request that we grant 3G Capital a 30-day period of exclusivity. We did not grant 3G Capital’s request for exclusivity and the parties continued discussions on a non-exclusive basis.

On June 30, 2010, representatives of Outside Special Counsel and representatives of Kirkland held a teleconference to discuss the proposed terms of the merger agreement included with the June 29th Proposal.

On July 1, 2010, the board of directors held a special meeting, at which certain members of our senior management were present and, for portions of the meeting, representatives of Morgan Stanley, Holland & Knight and Outside Special Counsel were present. Representatives of Morgan Stanley and Outside Special Counsel presented the board of directors with a detailed summary of the June 29th Proposal. Representatives of Morgan Stanley then reviewed with the board of directors our recent share price performance relative to other participants and competitors in its industry over a range of historical short-term and long-term periods, as well as a description of the current debt financing market conditions and changes in the market since the

May 11th Proposal and the board of directors meeting on June 3, 2010. The board of directors, in consultation with representatives of Morgan Stanley, noted that although the leveraged loan markets had weakened considerably during these periods, the market had recently showed some improvement. Finally, representatives of Morgan Stanley presented their preliminary valuation analyses of the Company. At the conclusion of the meeting and following an extensive discussion of the June 29th Proposal, the board of directors determined that pursuing a potential acquisition by 3G Capital on the terms of the June 29th Proposal was not in the best interest of the Company and its shareholders at that time. The board of directors instructed representatives of Morgan Stanley to inform Lazard that the board of directors was not willing to pursue a transaction on the basis of the June 29th Proposal at that time. Following the meeting, representatives of Morgan Stanley contacted a representative of Lazard to convey the board of director’s position.

On July 26, 2010, the board of directors held a special meeting, at which certain members of our senior management, and representatives of Morgan Stanley, Holland & Knight and Outside Special Counsel were present. Mr. Chidsey provided the board of directors with an update of our financial results and forecast since the July 1, 2010 board of directors meeting. Representatives of Morgan Stanley informed the board of directors of the discussions between Morgan Stanley and Lazard on July 1, 2010 following the board of directors meeting. Representatives of Morgan Stanley further indicated that neither Lazard nor 3G Capital had contacted us or Morgan Stanley since the July 1, 2010 call between representatives of Morgan Stanley and Lazard. The board of directors and its advisors discussed the June 29th Proposal, our stand-alone prospects and whether any further action should be taken with respect to the June 29th Proposal. After discussion, the board of directors determined not to initiate any further discussions with 3G Capital at that time.

On July 27, 2010, Mr. Behring contacted a member of the board of directors to discuss 3G Capital’s interest in the transaction and the amount of work that had been done to support the June 29th Proposal. The director suggested that it might be productive for 3G Capital to discuss these topics directly with Mr. Chidsey. Thereafter, a representative of Lazard contacted a representative of Morgan Stanley to schedule a meeting among them, Mr. Behring and Mr. Chidsey to take place within a few days.

On July 29, 2010, Mr. Chidsey and a representative of Morgan Stanley met with Mr. Behring and a representative of Lazard. At the meeting, Mr. Behring indicated that 3G Capital wished to continue discussions with us in a collaborative process regarding the appropriate price at which a transaction may be completed. Mr. Chidsey and the representative of Morgan Stanley indicated at the meeting that they could not commit to any additional discussions without further guidance from the board of directors.

On July 30, 2010, a representative of Morgan Stanley informed a representative of Lazard that the board of directors planned to meet the following week to discuss the July 29, 2010 meeting.

On August 3, 2010, the board of directors held a special meeting, at which certain members of our senior management and representatives of Morgan Stanley, Holland & Knight and Outside Special Counsel were present. Mr. Chidsey and representatives of Morgan Stanley updated the board of directors on the discussions that had occurred with 3G Capital and Lazard since July 26, 2010, including the discussion during the in-person meeting on July 29, 2010. Representatives of Morgan Stanley and Outside Special Counsel reminded the board of directors that the non-price terms of the June 29th Proposal had not yet been discussed between the parties. Following discussion, the board of directors determined that its legal advisors should engage in discussions and negotiations with Kirkland regarding the non-price terms of the potential transaction, particularly to decrease the conditionality of the proposed terms. At the conclusion of the meeting, the board of directors instructed representatives of Morgan Stanley to inform representatives of Lazard that we would provide 3G Capital with updated due diligence materials and organize a meeting between Outside Special Counsel and Kirkland to negotiate certain material non-price terms and conditions of the June 29th Proposal. Following the meeting, representatives of Morgan Stanley contacted a representative of Lazard to convey the board of director’s position.

Later in the day on August 3, 2010, Outside Special Counsel distributed to Kirkland a revised version of the summary terms of the merger agreement that was included in the June 29th Proposal. The revised terms deleted all conditions to the consummation of the transaction related to 3G Capital’s debt financing and required that 3G Capital enter into definitive financing for the transaction prior to signing the merger agreement. In addition, the revised terms proposed that 3G Capital would complete the transaction through a tender offer directly to the Company’s shareholders and a back-end merger, which representatives of Outside Special Counsel explained would be favorable to us because it could be completed more quickly and therefore with greater certainty of closing. In addition, the revised terms proposed expansions to our “go shop” rights to solicit superior proposals, including a lower termination fee and more limited matching and information rights.

Between August 3, 2010 and August 16, 2010, representatives of Outside Special Counsel, Holland & Knight and Kirkland held meetings and discussions regarding the summary terms of a merger agreement. During this period, the parties also discussed the terms under which 3G Capital would intend for certain members of our management to continue to be employed following the closing of the transaction and other management transition and retention matters.

In addition, during early August, 3G Capital and its representatives were provided with information in response to due diligence requests. Commencing on August 10, 2010, 3G Capital and its representatives were advised that an online data room that contained various legal and financial due diligence materials was available for representatives of 3G Capital and its advisors to access. Throughout the process leading to the execution of the merger agreement the data room was updated with new information, including specific information requested by 3G Capital and its advisors.

Between August 3, 2010 and August 13, 2010, representatives of Morgan Stanley and Lazard had a number of conversations to discuss the process that would be followed in the next few weeks to allow 3G Capital to make a definitive offer. Representatives of Lazard and Morgan Stanley discussed the mutual desire to finalize the due diligence and work through any other key issues in the proposed transaction through a negotiation of the merger agreement terms.

On August 12, 2010, representatives of Morgan Stanley, Outside Special Counsel and Holland & Knight, on our behalf, and representatives of Lazard and Kirkland, on behalf of 3G Capital, held a call to review the status of the discussions and open issues in advance of a meeting of the board of directors. Later that day, a subset of this group met to recap their mutual understanding on the remaining open items regarding the proposed terms of the merger agreement based on the discussions that had taken place over the course of the prior days of negotiations. In particular, the parties agreed that the merger agreement would initially contemplate a tender offer followed by a back-end merger with a minimum tender condition of approximately 78-80%, but that the merger agreement would provide that we would simultaneously proceed with filing a proxy statement for a single-step merger to prevent delay to the transaction if a majority but less than a supermajority of our shareholders tendered their shares in the tender offer.

On August 13, 2010, the board of directors held a special meeting, at which certain members of our senior management and representatives of Morgan Stanley, Holland & Knight and Outside Special Counsel were present. Mr. Chidsey updated the board of directors on our fourth quarter and full year 2010 results as well as results for July 2010 and indicated that he would be presenting an updated forecast for the full year and the five-year plan at the upcoming board of directors meeting on August 19, 2010. Representatives of Morgan Stanley updated the board of directors on their discussions with representatives of Lazard since August 3, 2010 regarding the proposed process and timeline to get to a definitive agreement for a proposed transaction. In that regard, it was noted that progress on the deal had been made (other than on the price of the transaction, on which the parties had agreed to delay further negotiation). Following discussion, the board of directors determined that our management and advisors should continue to furnish due diligence materials to 3G Capital and its advisors and deliver a draft merger agreement to 3G Capital and Kirkland. Representatives of Morgan Stanley informed the board of directors that Mr. Behring had requested a meeting with Mr. Chidsey to review the transition and retention issues with respect to members our management team. Following a discussion, the board of directors determined that Mr. Chidsey should meet with Mr. Behring to discuss the management retention and transition issues, but that Mr. Chidsey should not discuss any of the terms of his own retention arrangements until later in the process.

On August 16, 2010, Mr. Chidsey met with Mr. Behring at 3G Capital’s offices to discuss our senior management organizational structure and management retention and transition issues generally, although no specific individual arrangements were discussed at this meeting.

Also on August 16, 2010, Outside Special Counsel distributed to Kirkland an initial draft of the merger agreement that reflected the most recent discussions between the parties, as well as our proposal to resolve certain of the remaining open issues.

On August 18, 2010, the Compensation Committee of the board of directors met to discuss proposed changes to the severance arrangements for Mr. Chidsey, members of the Global Executive Team, other Senior Vice Presidents and Vice Presidents. The Compensation Committee received advice from Mercer Inc., or Mercer, its compensation consultant, and CAP Partners, our compensation consultant, that the level of severance in connection with a change in control of the Company provided at the time of our initial public offering was currently below market as compared to industry peers. The Compensation Committee then discussed the potential changes that should be made to such provisions in order to bring them more in line with industry peers, including for Mr. Chidsey by adding a pro-rata bonus in addition to his current severance benefit and increasing the benefits for other members of the Global Executive Team, other Senior Vice Presidents and Vice Presidents, who we collectively refer to as the Company Officers. In addition, the Compensation Committee discussed our regular, annual grant of long-term incentive compensation to our employees and officers under our Equity Incentive Plan, including the fact that such grant was a standard component of compensation for certain of our employees and officers as well as the pros and cons of making such grant in light of a possible transaction with 3G Capital. Following such discussion, the Compensation Committee approved such grant of long-term incentive compensation under our Equity Incentive Plan, such grant to be made and priced as of August 25, 2010, generally, in the form of 50% stock options and 50% restricted stock awards.

On August 19, 2010, the board of directors held a regular meeting, at which certain members of our senior management were present and, for portions of the meeting, representatives of Morgan Stanley, Holland & Knight and Outside Special Counsel were present. Mr. Chidsey updated the board of directors on our results for the 2010 fiscal year. Mr. Chidsey then provided an update on the proposed transaction with 3G Capital and indicated that we were still awaiting an updated proposal, with a revised offer price, from 3G Capital. Our senior management team then reviewed with the board of directors the refinancing options that existed with respect to our term loan facility, including the amendment and extension of our existing credit facility, and reported to the board of directors that we would need to capitalize on any favorable conditions in the debt markets to effect the refinancing if a transaction could not be finalized with 3G Capital. Representatives of Outside Special Counsel then gave a presentation regarding the board of directors’ fiduciary duties, the current transaction terms proposed by 3G Capital and compensation and equity-related matters. The board of directors also discussed the terms of the draft merger agreement, including the “go-shop” provision which allows for a formal marketing process after the signing of a definitive merger agreement to explore whether any third parties would be interested in acquiring the Company on more favorable terms. The board of directors also reviewed the current transaction terms and conditions proposed by 3G Capital, including a two-step tender offer structure with a fall back one-step merger, the status of the debt financing, the proposed termination fees (including the amounts and circumstances in which such fees would be payable), the reverse termination fees payable by 3G Capital and other matters. The board of directors then discussed the principal outstanding open issues between the parties, our position with respect to these matters and the potential risks to us. Representatives of the Sponsors indicated that they would be prepared to enter into tender agreements, with customary fiduciary out provisions, to support a transaction with 3G Capital that was approved by the board of directors. The board of directors then reviewed the change in control severance enhancements for our officers that were discussed with the Compensation Committee on August 18, 2010 at a meeting of the Compensation Committee, as described in the paragraph immediately above. After carefully considering the implications of the equity grant in light of the potential, but not definite, transaction with 3G Capital and the impact of deviating from our standard practice with respect to such grants, the board of directors ratified the fiscal year 2011 annual equity grant previously approved by the Compensation Committee. In addition, the board of directors approved management moving forward with the refinancing in the event the transaction with 3G Capital did not occur, in order to take advantage of a window of opportunity in the credit markets.

Also at the August 19, 2010 meeting, representatives of Morgan Stanley summarized for the board of directors the recent developments with respect to the 3G Capital proposal, including the expectation that 3G

Capital seek to put in place fully negotiated financing agreements before signing. Representatives of Morgan Stanley discussed the recent share price performance of the Company and our peers and again reviewed Morgan Stanley’s preliminary financial analyses.

In order to efficiently manage the process of reviewing the new proposal that was expected from 3G Capital and any alternatives thereto, the board of directors authorized the Executive Committee of the board of directors to provide advice and guidance to our management and advisors in reviewing the basic financial terms of any proposal received by 3G Capital but that no definitive steps relating to such proposal would be determined without the final approval of the entire board of directors. The Executive Committee of the board of directors is comprised of Richard Boyce, John W. Chidsey, Ronald M. Dykes, Sanjeev K. Mehra and Stephen G. Pagliuca.

Following the presentation from Morgan Stanley, the representatives of Morgan Stanley, Outside Special Counsel and Holland & Knight were excused from the meeting, and the board of directors discussed the fee proposals submitted by Morgan Stanley relating to its role as financial advisor in connection with a potential acquisition transaction and the potential role of Goldman Sachs as our co-financial advisor with Morgan Stanley. Mr. Mehra was then excused from the meeting. Representatives of Outside Special Counsel were invited back into the meeting, and together with the board of directors, reviewed the history of the Goldman Sachs Funds’ ownership interest in the Company, its board rights under the existing shareholders’ agreement between us and the Sponsors, any potential (or perceived) conflict of interest in Goldman Sachs acting as our co-financial advisor on the transaction, the depth of knowledge that Goldman Sachs had of the Company and the industry including through its role as an underwriter in various equity offerings and noted the benefit of receiving a second financial analysis of the transaction and opinion as to the fairness of the price that would be offered in the transaction. The board of directors noted that the financial advisor fees would be split between Morgan Stanley and Goldman Sachs. The board of directors also noted that the advice, analysis and fairness opinion provided by Goldman Sachs would be independent of any analysis prepared by Morgan Stanley and that Goldman Sachs’ financial advisory team would be separate from the persons affiliated with the Goldman Sachs Funds. Following such discussion, the Outside Special Counsel representatives were excused from the meeting and the board of directors (excluding Mr. Mehra) approved the engagement of Goldman Sachs as co-financial advisor in connection with the proposed transaction and the advisory fee to be paid to both Morgan Stanley and Goldman Sachs. The board of directors also discussed formally retaining legal counsel to provide advice and assistance in connection with the proposed transaction and instructed Ms. Chwat to retain such legal counsel to represent the Company.

Finally, Mr. Wells provided the board of directors with a summary of the financial results for fiscal year 2010 and the fiscal year 2011 plan, including the strategic initiatives regarding refranchising of our restaurants. Mr. Wells reviewed the assumptions in the forecasted plan, including comparable sales and traffic, commodity prices and currency impact. Mr. Wells advised the board of directors that, because our 2011 plan and five-year plans contained many risks and uncertainties, including macroeconomic factors outside of our control such as those regarding currency, commodities, unemployment rates, and general economic conditions, it was very difficult to forecast our potential results.

Later in the day on August 19, 2010, representatives of Morgan Stanley and Lazard had a detailed conversation regarding the status of the potential transaction, the issues discussed at the board of directors meeting earlier that day, and the process to move forward. Representatives of Morgan Stanley indicated during this discussion that the board of directors was reviewing the refinancing alternatives relating to our existing credit facility and that we needed to know whether or not there would be a mutually agreeable transaction by August 30, 2010. Representatives of Lazard indicated that 3G Capital hoped to conclude the discussions by August 30, 2010 and that it was in discussions with its banks to provide detailed debt commitment letters. They further discussed the status and remaining items needed to complete the legal and financial due diligence.

On August 20, 2010, Ms. Chwat contacted Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, to engage the firm as legal counsel to provide advice and assistance in connection with the proposed transaction with 3G Capital. Thereafter, Skadden Arps served as our special transaction counsel. From

August 22, 2010 through August 25, 2010, representatives of Skadden Arps discussed certain outstanding open issues in the merger agreement with representatives of Kirkland, including transaction structure, certainty of financing, conditions to the closing, cooperation by us with 3G Capital’s debt financing efforts, obligations of 3G Capital to use bridge financing, specific performance rights, the “go-shop” period, termination fees and management retention and transition matters.

On August 22, 2010, representatives of Kirkland and representatives of Skadden Arps held a teleconference to discuss the status of the merger agreement and management retention arrangements and the open items on each. Following the call, Kirkland delivered to Skadden Arps a proposal setting forth 3G Capital’s expectations regarding the treatment of employee equity in the merger, the treatment of existing severance arrangements for our officers and transition arrangements with Mr. Chidsey, Mr. Wells and Ms. Chwat, who we collectively refer to as the Transition Executives, and Mr. Smith. The proposed terms included a cash out of all vested equity and a cash out and placement in trust of the proceeds with respect to all unvested equity for all employees, including management, which would then be released over the two year period following the completion of the merger. The proposal did not contemplate the issuance of any new equity for management or other employees post-closing, including pursuant to the rollover of existing Company equity awards. The proposal generally indicated 3G Capital’s acceptance of the severance terms discussed by the Compensation Committee at the August 18, 2010 meeting for members of the Global Executive Team and other Senior Vice Presidents. The proposal further contemplated transition agreements with Messrs. Chidsey, Wells and Smith and Ms. Chwat, pursuant to which the executives would perform transition services for a period of up to one year or, in the case of Mr. Chidsey, at least two years. Pursuant to the proposal, Mr. Chidsey would serve as Co-Chairman during the transition period, would no longer serve as our Chief Executive Officer upon the completion of the merger, would receive current salary and bonus levels during the transition period, would agree to the placement in trust of his unvested equity proceeds and severance entitlements at closing and would receive a payment of 1.5 times Mr. Chidsey’s equity proceeds placed in trust. With respect to Messrs. Wells and Smith and Ms. Chwat, the proposal provided that the executives would receive current salary and bonus levels during the transition period and would agree to the placement in trust of the executive’s equity amounts and severance entitlements at closing. Discussions between us and 3G Capital and their respective legal advisors regarding treatment of employee equity and severance arrangements and the retention and transition arrangements for the Transition Executives and Mr. Smith continued until the signing of the merger agreement.

On August 25, 2010, Kirkland distributed a revised draft of the merger agreement for the proposed transaction. From August 25, 2010 through August 29, 2010, our senior management and representatives of Skadden Arps, Holland & Knight and Morgan Stanley held numerous meetings and conference calls with representatives of 3G Capital, Lazard and Kirkland to discuss the open issues in the merger agreement and our position with respect to such issues, including the obligations of Merger Sub to use the bridge financing in lieu of placing the high-yield notes, the timing of the tender offer (and extensions thereto) and the filing and mailing of the proxy statement, the conditions to the tender offer and the merger, including with respect to solvency matters and financial performance criteria of the Company, the termination fees (including the amounts and the circumstances in which such fees would become payable) and the management retention and transition matters.

On August 26, 2010, Mr. Chidsey met with Mr. Behring to discuss (i) the treatment of employee equity in the transaction, including the Company’s standard equity grant on August 25, 2010 of approximately 2.2 million shares, (ii) the senior management team and retention issues, and (iii) the transition arrangements for the Transition Executives and Mr. Smith.

On August 27, 2010, representatives of 3G Capital, Lazard, Kirkland, the Company, Morgan Stanley, Skadden Arps and Holland & Knight met by teleconference to negotiate certain key terms of the merger agreement, including the terms of our “go shop” period and the closing conditions to the offer and the merger. In particular, we objected to the presence of a closing condition providing for the Company to have a minimum EBITDA of $100 million during the first fiscal quarter of fiscal 2011.

On August 28, 2010, Skadden Arps delivered a revised proposal to Kirkland reflecting management’s position regarding management retention and transition issues. The revised proposal, among other things, provided (i) that all Company equity awards, whether or not vested, would be cashed out in the merger, except that an amount equal to sixty percent (60%) of the proceeds (representing an after-tax amount) from the equity awards that were granted on August 25, 2010 to the Company’s officers who hold the position of vice president and above, including the executive officers (the “August Equity Grants”) (excluding Peter Smith), would be deposited in a trust, escrow or similar account for the benefit of such employees for subsequent release; (ii) for the payment at closing of pro rata bonuses in respect of the 2011 fiscal year to all of our bonus-eligible employees; (iii) for amendments to the severance provisions of our officers consistent with changes discussed at the August 18, 2010 compensation committee meeting; (iv) transition bonuses for the Transition Executives; and (v) for transition services to be performed by Messrs. Chidsey and Wells and Ms. Chwat for six months following completion of the merger, including a part-time consulting arrangement for Mr. Chidsey for an additional six-month period.

On August 29, 2010, Skadden Arps distributed a revised draft of the merger agreement relating to the proposed transaction and drafts of the stockholder tender agreements, whereby the Sponsors would, subject to customary exceptions, agree to tender their shares of Company common stock into the proposed tender offer. From this time until early in the morning on September 2, 2010, representatives of us and 3G Capital and their respective legal and financial advisors engaged in extensive discussions and negotiations regarding the terms of the merger agreement, the debt and equity commitment letters and the management retention and transition matters. In particular, the parties discussed the timing of the tender offer and mailing of the proxy statement, the terms of the “go-shop” period during which we could solicit interest in alternative transactions, our obligation to cooperate in the financing efforts of Parent and the closing conditions. During these negotiations, 3G Capital agreed to permit a 40-day “go-shop” period, lower the termination fee payable in connection with the termination of the merger agreement to accept a superior proposal to $50 million, and agreed to increase the termination fee payable by 3G Capital in connection with certain events of termination of the merger agreement where 3G Capital has failed to close the offer or the merger to $175 million. 3G Capital also agreed to eliminate its minimum EBITDA condition if we would agree that 3G would not have to draw on its bridge commitment under its debt financing commitment letters to complete the offer prior to November 18, 2010 unless it was commercially reasonable to do so.

On August 31, 2010, a representative of Lazard contacted a representative of Morgan Stanley and stated that 3G Capital proposed to acquire all of the outstanding shares of Company common stock at a price of $24.00 in cash per share. The representative of Lazard indicated that this was 3G Capital’s “best and final” offer.

On August 31, 2010, the Compensation Committee held a special meeting, with representatives of Skadden Arps, Mercer and CAP Partners, management’s compensation consultant, in attendance, to consider certain matters in connection with the proposed transaction. At this meeting, the Compensation Committee determined that the treatment of the Company’s equity awards provided in the merger agreement was consistent with the terms of the Company’s equity incentive plans and further approved, and recommended that the board of directors approve the cancellation of outstanding equity awards at the effective time of the merger in exchange for the consideration to be paid to holders of such equity awards in accordance with the terms of the merger agreement, as well as the placement in trust of the after tax amount of the proceeds with respect to the August Equity Grants made to our Vice Presidents and above. The Compensation Committee considered and approved, and recommended that the board of directors approve, the employment agreement amendments for Messrs. Chidsey, Wells and Smith and Ms. Chwat. The Compensation Committee also authorized amendments to the employment agreements for members of the Global Executive Team, other Senior Vice Presidents and Vice Presidents which modified the severance payments for such executives to be effective upon consummation of the merger. The Compensation Committee also authorized and approved the payment, upon effectiveness of the merger, of pro rata bonuses for the portion of our 2011 fiscal year occurring prior to such date at target level, as contemplated by the merger agreement. These transition and retention arrangements are described in “Interests of Certain Persons in the Merger” beginning on page [ • ].

On August 31, 2010, Kirkland distributed a revised draft of the equity commitment letter and an initial draft of the limited guaranty pursuant to which 3G would agree to guarantee the performance and discharge of the payment of the reverse termination fee when required to be paid under the merger agreement. Representatives of Skadden Arps and Kirkland subsequently discussed the issues regarding the limited guaranty and equity commitment letter, including the circumstances in which we would be permitted to specifically enforce, as a third party beneficiary, the obligations of 3G under the equity commitment letter.

On the evening of August 31, 2010, news articles ran reporting rumors that we were considering a sale of the Company.

On September 1, 2010, the board of directors held a special meeting, at which members of our senior management and representatives of Skadden Arps, Holland & Knight, Morgan Stanley and Goldman Sachs were present. Prior to this meeting, the members of the board of directors were provided with materials related to the proposed transaction. At the meeting:

•	representatives of Skadden Arps reviewed with the board of directors its fiduciary duties in considering the proposed transaction;

•	the board of directors reviewed the developments in the negotiations with 3G Capital, including the terms of the merger agreement and stockholder tender agreements and the changes that had been effected to the merger agreement since the last board of directors meeting, the terms of the debt and equity financing commitment letters and the information that had been received regarding the sources of funding of 3G with respect to its obligations under the equity commitment letter and the limited guaranty;

•	the board of directors considered the positive and negative factors and risks in connection with the proposed transaction, as discussed in the section entitled “— Reasons for Recommendation” below;

•	Ms. Chwat reviewed with the board of directors the actions taken by the Compensation Committee on August 31, 2010 with respect to retention and transition matters;

•	representatives of Morgan Stanley made a financial presentation and rendered to the board of directors its oral opinion, subsequently confirmed in writing, that as of September 1, 2010, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $24.00 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders as discussed in “— Opinion of the Company’s Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated.” Such opinion is attached hereto as Annex B. Representatives of Morgan Stanley discussed with the board of directors the possibility of another private equity buyer or strategic buyer making an offer for the Company; and

•	representatives of Goldman Sachs made a financial presentation and rendered to the board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 2, 2010, to the effect that, as of that date, and based upon and subject to the factors, assumptions and limitations described in the opinion, the $24.00 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders as discussed in the section entitled “— Opinion of the Company’s Financial Advisors — Opinion of Goldman Sachs & Co.” Such opinion is attached hereto as Annex C.

Following an extensive discussion, the board of directors instructed us and our advisors to continue to pursue their due diligence with respect to the source of the funds for 3G to ensure that 3G could perform its obligations under the equity commitment letter and the limited guaranty, including satisfying its obligations to pay the reverse termination fee. The board of directors determined to adjourn the meeting until later in the evening on September 1, 2010 to allow for the due diligence and discussions on this issue to progress. Following the adjournment of the meeting, we and our advisors contacted 3G Capital and its advisors to discuss the source of the funds for 3G and to explore potential methods to provide reasonable assurances that 3G would have the funds to satisfy its obligations under the equity commitment letter and the limited guaranty.

Skadden Arps and Kirkland then discussed certain modifications to the equity commitment letter and limited guaranty to include provisions that would provide assurances on these matters.

Later in the evening of September 1, 2010, the board of directors reconvened the special meeting, at which members of our senior management and representatives of Skadden Arps, Morgan Stanley, Goldman Sachs and Holland & Knight were present. The board of directors reviewed discussions with 3G Capital and its advisors regarding the source of funds of 3G. The board of directors also discussed the assurances that 3G had agreed to provide to us. Following a detailed discussion of these matters and following careful consideration of the proposed merger agreement and the offer and the merger, the board of directors unanimously (1) approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, and (2) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the offer and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of the Company. The board of directors unanimously resolved to recommend that the Company’s shareholders accept the offer and tender their shares into the offer and, if necessary, vote their shares in favor of adoption of the merger agreement to approve the merger. The board of directors authorized the appropriate officers of the Company to finalize and execute the merger agreement and related documentation. The board of directors also ratified the actions taken by the Compensation Committee on August 31, 2010.

During the course of the late evening of September 1, 2010 and early morning of September 2, 2010, representatives of Kirkland, Skadden Arps, Holland & Knight and us finalized the merger agreement and the other definitive transaction agreements.

On September 2, 2010, the parties executed the merger agreement and the appropriate parties executed and delivered the equity commitment letter, the debt commitment letter and the stockholder tender agreements and ancillary documents on September 2, 2010. On September 2, 2010, before the opening of trading on the NYSE, we and 3G Capital issued a joint press release announcing the execution of the merger agreement.

Beginning on September 3, 2010, the day following the execution of the merger agreement, at the direction of the board of directors and under the supervision of our executive officers, representatives of Morgan Stanley began the process of contacting parties to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with 3G Capital. Representatives of Morgan Stanley and, in one case, together with representatives of Goldman Sachs, contacted 21 parties, consisting of one potential strategic buyer and 20 potential financial sponsor buyers.

On September 16, 2010, Parent and Merger Sub commenced the offer, which has an initial expiration date of October 14, 2010.

As of September 23, 2010, none of the parties contacted during the go-shop process, on behalf of us and at the direction of the board of directors, had submitted an acquisition proposal for the Company. The process for the solicitation of other third party interest is ongoing, although there can be no assurance that such efforts will result in an alternative transaction being proposed or in a definitive agreement for such a transaction being entered into. We do not intend to announce further developments with respect to the solicitation process until the board of directors has made a decision regarding an alternative proposal, if any.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management, outside legal counsel and independent financial advisors. In recommending that the Company’s shareholders vote their shares of Company common stock in favor of adoption of the merger agreement, the board of directors also considered a number of factors, including the following:

Financial Terms; Fairness Opinions; Certainty of Value

•	Historical market prices, volatility and trading information with respect to the Company common stock, including that the per share merger consideration of $24.00 per share in cash:

•	Represented a premium of 43.1% over the closing price of the Company common stock on August 30, 2010.

•	Represented a premium of 41.6%, 36.7% and 27.0% over the one, three and six month, respectively, volume-weighted average closing prices of the Company common stock prior to August 30, 2010.

•	Exceeded, by 8.8%, the 52-week high prior to August 30, 2010.

•	Opinions of the Company’s financial advisors and support of the transactions:

•	Morgan Stanley and Goldman Sachs presented certain financial analyses and delivered their opinions that as of the date of their respective opinions and subject to various limitations, qualifications and assumptions set forth therein, the $24.00 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than with respect to Goldman Sachs’ opinion, Parent and its affiliates, as described under “— Opinions of the Company’s Financial Advisors” below.

•	The Sponsors, highly sophisticated investors and whose affiliated funds own approximately 31% of the outstanding shares of Company common stock, have three representatives on the board of directors, all of whom support the transaction.

•	The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to the Company’s shareholders.

Financial Condition; Prospects of the Company

•	Our current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if we were to remain an independent public company, and the potential impact of those factors on the trading price of the Company common stock (which is not feasible to quantify numerically).

•	The prospective risks to us as a stand-alone public entity, including the risks and uncertainties with respect to (i) achieving its growth in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the quick service restaurant industry specifically, (ii) future commodity prices, (iii) fluctuations in foreign exchange rates, (iv) potential increased costs relating to changes in law effecting the health care industry and (v) the “risk factors” set forth in our Form 10-K for the fiscal year ended June 30, 2010.

•	In particular, the board of directors considered the increasing challenges to achieving our business plan caused by having approximately 90% of its restaurants owned by franchisees (which percentage would have been expected to increase in the next five years if we accelerated the pace of refranchisings as part of the portfolio management strategy):

•	Given the significant percentage of franchised restaurants, our operating results (i.e., royalties) are closely tied to the success of its franchisees, but the franchisees are independent operators and we have limited influence over their restaurant operations and must rely on franchisees to implement major initiatives (including the reimaging initiative and point-of-sale upgrade initiative) and marketing and advertising programs to drive future growth.

•	Our principal competitors may have greater influence over their restaurant systems because of their significantly higher percentage of owned restaurants (as compared to us) which allows such competitors more control in the implementation of operational initiatives and business strategies, including marketing and advertising programs.

•	The board of directors considered how closely tied our comparable sales and average restaurant sales are to the unemployment and consumer confidence levels and its opinion that, while some operating improvements were achievable in the current economic environment, until and unless the economy experiences significant improvements in unemployment and consumer confidence, we would not be able to significantly capitalize on the investments and operating improvements that had been made in the business.

•	The board of directors’ knowledge of the significant capital expenditures that are required in order to remodel or rebuild our restaurants and the risks that are associated with our plan to refranchise approximately half of our restaurant portfolio in the next three to five years to minimize these capital expenditures and encourage additional restaurant growth.

•	The board of directors’ knowledge of our recent share price performance, specifically that our recent earnings multiples compared to those of certain comparable companies did not provide shareholders the full benefit of our recent operational performance.

Strategic Alternatives

•	In consultation with its financial advisors, the board of directors considered the likelihood of another financial or strategic buyer being willing to pursue a transaction with us. Although we did not actively seek offers from other potential purchasers, the board of directors believes that the per share merger consideration is the highest price reasonably attainable by the Company’s shareholders in an acquisition transaction, considering the likelihood of potential interested third parties and strategic opportunities.

•	As discussed below, the terms of the merger agreement permit the board of directors to solicit and consider alternative proposals and to terminate the merger agreement and enter into an agreement with a third party to accept a “superior proposal”.

•	The board of directors also considered the possibility of continuing as a standalone company or pursuing a leveraged stock repurchase and perceived risks of those alternatives, the range of potential benefits to the Company’s shareholders of these alternatives and the timing and execution risk of accomplishing the goals of such alternatives, as well as the board of director’s assessment that no alternatives were reasonably likely to create greater value for the Company’s shareholders, taking into account risks of execution as well as business, competitive, industry and market risk.

Merger Agreement Terms (Go-Shop Period; Solicitation of Alternative Proposals)

•	We have the right to conduct a “go shop” process for 40 days after signing the merger agreement to solicit alternative acquisition proposals, if available, or confirm the advisability of the merger.

•	The merger agreement has customary no solicitation and termination provisions which should not preclude third parties from making “superior proposals”:

•	After the go-shop period, the board of directors can furnish information or enter into discussions with respect to a takeover proposal if it determines in good faith, after consultation with its outside legal counsel and financial advisor, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal.

•	If the board of directors determines in good faith after consultation with its financial advisor and outside legal counsel, that a takeover proposal constitutes a superior proposal, it can (after giving Merger Sub a “match right”) terminate the merger agreement and enter into an agreement with respect to the superior proposal.

•	The board of directors may withdraw or modify its recommendation if it determines in good faith after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties (whether or not in response to a takeover proposal).

•	If we terminate the merger agreement in order to accept a superior proposal, we are required to pay a termination fee of $50 million during the go-shop period or $95 million after the go-shop period (equal to approximately 1.5% and 2.8% of the aggregate equity value of the transaction, respectively); the board of directors believes that such termination fees are customary and would not deter any interested third party from making, or inhibit the board of directors from approving a superior proposal if such were available.

•	The merger agreement has customary terms and was the product of extensive arms-length negotiations.

•	The structure of the transaction as a two-step transaction enables the shareholders to receive the cash price pursuant to the offer in a relatively short time frame (and reduce the uncertainty during the pendency of the transaction), followed by the merger in which shareholders that do not tender in the offer will receive the same cash price as is paid in the offer. In addition, the structure of the transaction permits the use of a one-step transaction, under certain circumstances, in the event the two-step transaction is unable to be effected.

•	Merger Sub is obligated to exercise the “top-up” to purchase up to an additional number of shares of Company common stock sufficient to cause Merger Sub to own 90% of the shares of Company common stock outstanding after the offer, which would permit Merger Sub to close the merger (as a short-form merger under Delaware law) more quickly than alternative structures.

•	The availability of statutory appraisal rights under Delaware law in the merger.

Likelihood of Consummation

•	Stockholder Tender Agreements:

•	The Sponsors, who currently own approximately 31% of the outstanding shares of Company common stock, entered into the stockholder tender agreements and agreed to tender their shares in the offer. It is anticipated that, pursuant to the terms of such stockholder tender agreements, such Sponsors will each enter into customary voting agreements with Parent to vote their shares of Company common stock in favor of the merger.

•	The stockholder tender agreements were a condition to Parent’s willingness to enter into the merger agreement.

•	The stockholder tender agreements would automatically terminate upon a termination of the merger agreement for any reason (including as a result of the board of directors accepting a superior proposal) and do not prevent the board of directors from accepting a superior proposal.

•	The likelihood that the offer and the merger would be consummated, including:

•	Merger Sub is required, subject to certain exceptions, to extend the offer in certain circumstances.

•	The consummation of the offer is conditioned on 79.1% of the outstanding shares of Company common stock being tendered in the offer, with a back-up one-step merger (that only requires the approval of the holders of a majority of the outstanding shares of Company common stock) in certain circumstances, including in the event the minimum condition in the offer is not satisfied.

•	The conditions to the offer are specific and limited, and are not within the control or discretion of Merger Sub, Parent or 3G and, in the board of directors’ judgment, are likely to be satisfied.

•	The transaction is likely to be completed if a sufficient number of shares are tendered in the offer.

•	There are no significant antitrust or other regulatory impediments.

•	There are no third party consents that are conditions to the transaction.

•	Merger Sub has obtained commitment letters as described below.

Financing-Related Terms

•	Debt/Equity Commitment Letters:

•	Merger Sub received executed debt financing commitment letters from major commercial banks with significant experience in similar lending transactions and a strong reputation for honoring the terms of the commitment letters, which, in the reasonable judgment of the board of directors, increases the likelihood of such financing being completed.

•	Each of Parent and Merger Sub is required to use reasonable best efforts to seek to enforce its rights under the debt financing documents in the event of a material breach thereof by the financing sources thereunder.

•	3G has provided the equity commitment letter to fund the equity portion of the financing (which represents approximately 37.5% of the total financing required for the transaction) and has provided assurances of the sources of its funds.

•	The limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the expectation that such conditions will be timely met and the financing will be provided in a timely manner, and the obligation of Parent and Merger Sub to use reasonable best efforts to obtain the debt financing, and if they fail to effect the closing under certain circumstances, for Parent to pay us the Parent Termination Fee.

•	3G has provided the Guaranty in favor of the Company that guarantees the payment of the Parent Termination Fee.

•	The board of directors considered the level of effort Merger Sub and Parent must use under the merger agreement to obtain the proceeds of the financing, including the obligation to “take-down” the bridge financing by November 18, 2010 if all conditions to the merger or offer (other than the financing proceeds condition), as applicable, have been satisfied or waived.

•	Specific Performance:

•	We are entitled to cause the equity to be funded if (i) all of the conditions to Parent’s and Merger Sub’s obligations to the offer closing and/or the effective time of the merger have been satisfied, (ii) the debt financing would be funded at the effective time of the merger if the equity is funded and (iii) we have confirmed that if the equity financing and debt financing were funded, it would take actions within its control to cause the closing of the merger to occur.

The board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	Our current shareholders would not have the opportunity to participate in any possible growth and profits of the Company following the completion of the transaction.

•	The risk that the minimum tender condition of 79.1% in the offer may not be satisfied and that such minimum tender condition is a higher threshold than the approval percentage that would be required if the transaction was structured as a one-step merger (i.e., a majority of the outstanding shares).

•	However, this consideration was viewed in light of the provisions in the merger agreement that provide for the one-step merger (with a majority voting requirement) if the minimum tender condition is not satisfied.

•	The merger agreement contemplates the early filing of a proxy statement so that the one-step merger structure could be implemented without significant delay if the minimum tender condition is not satisfied.

•	The risk that the proposed transaction might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	The market price of the Company common stock, which could be affected by many factors, including (i) the reason for which the merger agreement was terminated and whether such termination results from factors adversely affecting us, (ii) the possibility that the marketplace would consider us to be an unattractive acquisition candidate and (iii) the possible sale of shares of Company common stock by short-term investors following the announcement of termination of the merger agreement.

•	Our operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment.

•	The ability to attract and retain key personnel.

•	Relationships with franchisees and others that do business with us.

•	The possible disruption to our business that may result from the announcement of the transaction and the resulting distraction of the attention of our management and employees and the impact of the transaction on our franchisees and others that do business with us.

•	The terms of the merger agreement, including (i) the operational restrictions imposed on us between signing and closing (which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the transaction), and (ii) the termination fee, that could become payable by us under certain circumstances, including if we terminate the merger agreement to accept a superior proposal, in an amount equal to:

•	$50 million (or approximately 1.5% of the equity value of the transaction) if such termination occurs prior to the expiration of the go-shop period, or

•	$95 million (or approximately 2.8% of the equity value of the transaction) if such termination occurs after the expiration of the go-shop period.

•	The fact that we entered into the transaction with Parent and Merger Sub before seeking offers from other potential purchasers.

•	The board of directors believed that initiating a prolonged auction process could have (i) resulted in the loss of Merger Sub’s offer, (ii) negative impacts on the morale of employees, and (iii) distracted employees and senior management from implementing our operating plan.

•	The permissive “go shop” provisions and level of termination fees of the merger agreement would nonetheless provide an opportunity to seek offers from other potential purchasers.

•	The restriction on soliciting competing proposals following the “go-shop” period.

•	The possibility that Merger Sub will be unable to obtain the debt financing from the lenders under the commitment letters, including as a result of the conditions in the debt commitment letter.

•	The fact that we are entering into a merger agreement with a newly formed entity and, accordingly, that its remedy in connection with a breach of the merger agreement by Merger Sub, even a breach that is deliberate or willful, is limited to $175 million.

•	The interests of our CEO and certain other members of senior management in the offer and the merger, including certain severance and retention arrangements as described under the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

•	The fact that the cash consideration paid in the transaction would be taxable to the Company’s shareholders and would provide liquidity to the Sponsors.

The board of directors believed that, overall, the potential benefits of the offer and the merger to the Company’s shareholders outweighed the risks and uncertainties of the offer and the merger.

The foregoing discussion of information and factors considered by the board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the offer and the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the board of directors applied his own personal business judgment to the process and may have given different weight to different factors. In arriving at their recommendation, the members of the board of directors were aware of the interests of our executive officers, directors and affiliates as described under the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ]. The board of directors believed it was appropriate to engage Goldman Sachs to provide financial advice and to undertake a study to render a fairness opinion in connection with the offer and merger, notwithstanding that certain of its affiliates have interests as described under the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ], as, among other things, (i) Goldman Sachs’ financial advisory team was separate from the persons affiliated with the Goldman Sachs Funds, which is a Sponsor, and Mr. Mehra, a member of the board of directors and a Managing Director of Goldman Sachs, (ii) the board of directors had also engaged Morgan Stanley to act as a financial advisor and (iii) Goldman Sachs would split the financial advisor fee with Morgan Stanley, therefore there would be no incremental advisor fees as a result of our engaging two financial advisors.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

Opinions of the Company’s Financial Advisors

Opinion of Morgan Stanley & Co. Incorporated

Morgan Stanley was engaged by the Company to provide it with financial advisory services in connection with the potential sale of the Company. At the meeting of the board of directors on September 1, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $24.00 per share to be received by holders of shares of Company common stock pursuant to the merger agreement, was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated September 1, 2010, which sets forth among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B hereto. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement, as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how any such holder should vote at the special meeting or whether any such holder should take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

Summary of Morgan Stanley’s Opinion

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;

•	Reviewed certain internal financial and operating data concerning the Company;

•	Reviewed certain financial projections prepared by the management of the Company;

•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	Reviewed the reported prices and trading activity for the shares of the Company common stock;

•	Compared the financial performance of the Company and the price and trading activity of the shares with that of certain other comparable publicly-traded companies and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of the Company, Parent, Merger Sub, certain parties and their respective financial and legal advisors;

•	Reviewed the merger agreement, drafts of equity and debt commitment letters from certain lenders and other parties, or the Commitment Letters, and certain related documents; and

•	Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, which formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company.

In addition, Morgan Stanley assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Parent, Merger Sub and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not express an opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of September 1, 2010. Events occurring after September 1, 2010 may affect Morgan Stanley’s opinion and the assumptions used in preparing it. Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit and did not solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did Morgan Stanley negotiate with any of the parties, other than Parent and Merger Sub, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 1, 2010. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Performance.  Morgan Stanley reviewed the share price performance and compared various metrics to the per share merger consideration.

Morgan Stanley observed that the shares of Company common stock closed at $17.12 on June 29, 2010 (the day on which the Company received a written proposal from Parent and Merger Sub proposing an acquisition of the Company at $23.00 per share) and compared that to per share merger consideration to be received by holders of shares of Company common stock pursuant to the merger agreement of $24.00 per share. Morgan Stanley noted that the implied premium of the per share merger consideration to be received by holders of shares of Company common stock pursuant to the merger agreement of $24.00 per share when compared with the closing share price on June 29th was 40.2%.

Morgan Stanley also observed that the shares of Company common stock closed at $16.77 on August 30, 2010 (two trading days prior to the announcement of the execution of the merger agreement) and compared that to the per share merger consideration to be received by holders of shares of Company common stock pursuant to the merger agreement of $24.00 per share. Morgan Stanley noted that the implied premium of the per share merger consideration to be received by holders of shares of Company common stock pursuant to the merger agreement of $24.00 per share when compared with the closing share price on August 30 was 43.1%.

Morgan Stanley also observed that the range of closing share prices for the twelve months ending August 30, 2010 was from $16.41 to $22.06.

The following table presents various closing prices for the shares of Company common stock and the premium implied by the per share merger consideration when compared with such closing prices:

	June	August	52-Week	1-Month	3-Month	6-Month
	29th	30th	High(1)	Average(1)	Average(1)	Average(1)

Closing Share Price	$17.12	$16.77	$22.06	$16.94	$17.55	$18.90
Premium Implied by the Offer Price	40.2%	43.1%	8.8%	41.6%	36.7%	27.0%

(1)	As of August 30, 2010, two trading days prior to announcement of the execution of the merger agreement.

Securities Research Analysts’ Future Price Targets.  Morgan Stanley reviewed the public market trading price targets for the shares of Company common stock prepared and published by securities research analysts prior to August 30, 2010. These targets reflected each analyst’s estimate of the future public market trading price of the shares. The range of equity analyst price targets for the Company was $18.00 per share to $24.00 per share. Morgan Stanley discounted the analysts’ price targets to derive a range of present values of these price targets which resulted in a range of securities research analysts’ future price targets for the Company of approximately $16.50 per share to $22.00 per share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Peer Group Comparison.  Morgan Stanley compared certain financial information of the Company with publicly-available information for certain companies that operate in and are exposed to similar lines of business as the Company, namely companies in the quick service restaurant sector. The peer group included:

•	Yum! Brands, Inc.

•	McDonald’s Corporation

•	Sonic Corporation

•	Jack in the Box Inc.

•	Domino’s Pizza, Inc.

•	Wendy’s Arby’s Group Inc.

•	Tim Hortons Inc.

•	Papa John’s International, Inc.

For this analysis, Morgan Stanley analyzed the following statistics for each of these companies, as of August 30, 2010 and based on estimates for the peer group companies provided by I/B/E/S and public filings:

•	The ratio of aggregate value, defined as market capitalization plus total debt plus minority interests plus preferred capital less cash and cash equivalents, which we refer to as Aggregate Value or AV, to estimated calendar year 2010 earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	The ratio of price to estimated earnings per share for calendar year 2010; and

•	The ratio of price to estimated earnings growth per share for calendar year 2010.

Based on the analysis of the relevant metrics for each of the peer group companies, Morgan Stanley selected a range of multiples for the peer group companies and applied this range of multiples to the relevant Company financial statistics. For purposes of the Company’s estimated calendar year 2010 EBITDA, earnings and earnings growth, Morgan Stanley utilized estimates provided by I/B/E/S. Based on this analysis, the implied value per share of Company common stock is as of August 30, 2010 as follows:

	Company	Peer Group
	Financial	Company	Implied Value per
Ratio	Statistic	Multiple Range	Share

Aggregate Value to Estimated Calendar 2010 EBITDA	$444.2MM	6.5x - 8.5x	$16.25 - $22.50
Price to Estimated Calendar 2010 Earnings	$1.36 per share	12.0x - 14.5x	$16.25 - $19.75
Price to Estimated Calendar 2010 Earnings Growth	12.8%	0.8x - 1.2x	$14.00 - $21.00

Morgan Stanley also noted that applying McDonald’s Corporation and Yum! Brands, Inc., valuation metrics to the Company resulted in a per share price of $27.00 based on the AV to Estimated Calendar 2010 EBITDA ratio, a per share price of $22.50 based on the Price to Estimated Calendar 2010 Earnings ratio, and a per share price of $26.25 based on the Price to Estimated Calendar 2010 Earnings Growth ratio.

No company in the peer group comparison analysis is identical to the Company. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis.  Morgan Stanley performed an illustrative analysis of the present value of the Company’s theoretical implied future price per share of Company common stock. In performing the discounted equity value analysis, Morgan Stanley multiplied the earnings per share estimate for calendar years 2011-2013, based on Company management forecasts, to price-to-earnings, or P/E multiples of 12.0x and 15.0x in order to estimate the future price per share. The estimated future price per share was then discounted to present value implying a price per share ranging from approximately $15.50 per share to $19.75 per share for a P/E multiple of 12.0x and a price per share ranging from approximately $19.25 per share to $24.75 per share for a P/E multiple of 15.0x.

Analysis of Selected Precedent Transactions.  Using publicly available information, Morgan Stanley reviewed the terms of selected transactions in which the targets were companies or divisions that operate in and/or were exposed to similar lines of business as the Company.

Morgan Stanley reviewed the price paid and calculated the ratio of Aggregate Value implied by the price paid to last twelve months, or LTM, EBITDA (based on publicly available information) in each of the selected transactions in the quick service restaurant and casual dining restaurant sectors since May 31, 2002 (listed below). Based on this analysis, Morgan Stanley selected a range of multiples implied by these transactions and applied this range of multiples to the Company’s LTM EBITDA to imply a value per share of Company common stock based on such multiples.

For this analysis Morgan Stanley reviewed the following transactions:

Domestic Transactions

Acquiror	Target	Announcement Date

Oak Hill Capital Partners	Dave & Busters	5/3/10
Apollo Management	CKE Restaurants	4/24/10
Golden Gate Capital	On-The-Border Cafes, Inc.	3/23/10
Friedman Fleischer & Lowe	Church’s Chicken	6/9/09
Golden Gate Capital	Romano’s Macaroni Grill	8/18/08
Triarc Companies, Inc.	Wendy’s International, Inc.	4/24/08
LNK Partners	ABP Corporation	1/16/08
Sun Capital Partners (Barbeque Integrated, Inc.)	Smokey Bones Barbeque and Grill (Darden)	12/4/07
Ruth’s Chris Steak House Inc.	Mitchell’s Fish Market	11/6/07
Darden Restaurants Inc.	RARE Hospitality International Inc.	8/16/07
Sun Capital Partners Inc.	Boston Market Corporation	8/6/07
IHOP Corp.	Applebee’s International, Inc.	7/16/07
Seminole Hard Rock Hotel & Casino	Hard Rock Café International, Inc.	12/7/06
Bain Capital Partners LLC & Catterton Partners	OSI Restaurant Partners, Inc.	11/6/06
Black Canyon and BRS	Logan’s Roadhouse	10/30/06
Catterton Partners & Oak Investment Partners	Cheddar’s Inc.	8/28/06
Buffet’s, Inc.	Ryan’s Restaurant Group, Inc.	7/24/06
CCMP Capital Advisors LLC	The Quizno’s Corporation	3/20/06
Services Acquisition Corp. International	Jamba Juice Company	3/13/06
Carlyle Group, Bain Capital, THL Partners	Dunkin Brands Inc.	12/12/05
Trimaran Capital Partners, Inc.	El Pollo Loco, Inc.	9/28/05
Management	Au bon Pain, Inc.	5/18/05
Arcapita Inc.	Church’s Chicken	11/1/04
Catterton Partners	First Watch Restaurants, Inc.	9/1/04
Wendy’s International Inc.	Fresh Enterprises Inc. (Baja Fresh)	5/31/02

International Transactions

Acquiror	Target	Announcement Date

Bridgepoint Capital Ltd.	Pret A Manger	2/22/08
Rome Bidco (Paladin Partners and Saratoga)	Caffe Nero Group PLC	12/7/06
CDC Capital Investissement	Quick Restaurant NV	10/25/06
Foodco Pastries	Tele Pizza SA	2/20/06
Investor Group	PizzaExpress PLC	5/13/03
TPG, Bain Capital, GS Capital Partners	Burger King Corp.	7/25/02

The following table summarizes Morgan Stanley’s analysis:

	Company	Comparable		Implied
	Financial	Company		Value per
Ratio	Statistic	Multiple Range		Share

Aggregate Value to LTM EBITDA	$444.6MM	8.0x - 10.0	x	$21.00 - $27.00

Morgan Stanley also reviewed the premiums paid or proposed to be paid in acquisitions of U.S. public companies with capitalization greater than $1 billion during the 21-year period ended March 31, 2010. Morgan Stanley observed that the premiums paid or proposed to be paid in these transactions was between 30% to 40% of the target’s pre-announcement trading price, which implied a range of $21.75 to $23.50 per share based on the closing share price on August 30, 2010.

No company utilized in the selected precedent transactions analysis is identical to the Company, nor is any transaction listed identical to the transactions contemplated by the merger agreement. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis.  Morgan Stanley performed a discounted cash flow analysis as of August 30, 2010, which is an analysis of the present value of projected unlevered free cash flows using terminal year Aggregate Value to EBITDA multiples based on projected EBITDA for the Company. Morgan Stanley analyzed the Company’s business using information provided by Company management, including certain financial forecasts prepared by Company management for the fiscal years 2011 through 2015, under five scenarios. The first scenario assumes that the Company operates in a continued recessionary economic environment, or the Recessionary Case. The second scenario assumes that the Company operates in a moderately improved economic environment, or the Moderate Growth Case. The third scenario assumes that the Company operates in a significantly improved economic environment, or the Economic Expansion Case. The fourth scenario assumes that the Company implemented a re-franchising of its company-owned stores, or the Refranchise Case. The fifth scenario assumes that the Company operates in an economic environment without any macroeconomic risks to pricing and costs (e.g., commodities, labor, inflation, etc.), or the Risk Neutral Case. The terminal value was calculated by applying terminal multiples ranging from 6.5x to 8.5x fiscal year 2015 EBITDA, as estimated by Company management. For purposes of this analysis, Morgan Stanley calculated the Company’s discounted unlevered free cash flow value using discount rates ranging from 8.0% to 9.0%. The range of discount rates was selected based upon an analysis of the Company’s weighted average cost of capital and on the experience and judgment of Morgan Stanley. The discounted cash flow analysis implied a range of $20.50 per share to $27.25 per share using the Recessionary Case, $21.75 per share to $29.00 per share using the Moderate Growth Case and Refranchise Case and $24.00 per share to $32.50 per share using the Economic Expansion Case and Risk Neutral Case.

Leveraged Buyout Analysis.  Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical purchase price that a financial buyer could pay in an acquisition of the Company. For purposes of this analysis, Morgan Stanley assumed that the capital structure of the Company that would result from the theoretical transaction would be identical to the capital structure proposed by Parent and Merger Sub and that such a financial buyer would attempt to realize a return on its investment in fiscal year 2015. Estimated financial data for the Company was based on certain financial forecasts prepared by Company management for fiscal years 2011 through 2015, under the five scenarios described above. Estimated exit values for the Company were calculated by applying an exit value multiple of 8.5x to fiscal year 2015 EBITDA, as estimated by Company management. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 17.5% and 22.5%. This analysis implied a value range of $21.00 per share to $22.75 per share using the Recessionary Case, $22.00 per share to $24.00 per share using the Moderate Growth Case and Refranchise Case and $23.50 per share to $26.50 per share using the Economic Expansion Case and Risk Neutral Case.

In connection with the review of the transaction contemplated by the merger agreement by the board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the $24.00 per share to be received by the holders of shares of Company common stock pursuant to the merger agreement, and were conducted in connection with the delivery of Morgan Stanley’s opinion to the board of directors. These analyses do not purport to be appraisals or to reflect the prices at which the shares might actually trade. The per share merger consideration to be received by the holders of the shares of Company common stock and other terms of the merger agreement were determined through arm’s-length negotiations between the Company and Parent and Merger Sub and were approved by the board of directors. Morgan Stanley provided advice to the Company during such negotiations; however, Morgan Stanley did not recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the proposed transaction. In addition, as described above under the heading “— Reasons for the Merger; Recommendation of the Board of Directors,” Morgan Stanley’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making their decision to approve the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the consideration or the value of the Company, or of whether the board of directors would have been willing to agree to a different consideration.

The board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of the Company. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent and Merger Sub or their affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services to the Company and has received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Parent and Merger Sub and the Company in the future and expects to receive fees for the rendering of these services.

Pursuant to the terms of its engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion to the board of directors in connection with the transaction, and the Company agreed to pay Morgan Stanley a customary fee, a substantial portion of which is contingent upon the consummation of the merger, in connection with the transaction. For a description of the engagement letter and the fees payable thereunder by the Company to Morgan Stanley, see “— Persons Retained, Employed, Compensated or Used”. The Company has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the board of directors that, as of September 2, 2010, and based upon and subject to the factors and assumptions set forth therein, the $24.00 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the merger or any other matter. The summary of the written opinion of Goldman Sachs set forth below is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2010;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, including the Company’s “Refranchise Case”, which was approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Company Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the restaurant industry specifically and in other industries generally, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs does not assume any liability for any such information. In that regard, Goldman Sachs assumed with the consent of the Company that the Refranchise Case was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any such evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of such transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth therein, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transactions contemplated by the merger agreement or the relative merits of such transactions as compared to any strategic alternatives that may be available to the Company. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of its opinion, of the $24.00 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated thereby, including, without limitation, the fairness of such transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the transactions contemplated by the merger agreement, whether relative to the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement or otherwise. In addition, Goldman Sachs did not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they become due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. The advisory services provided by Goldman Sachs and the opinion expressed in Goldman Sachs’ opinion were provided for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement and Goldman Sachs’ opinion does not constitute a recommendation as to whether or not any holder of shares of Company common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 30, 2010 (the date on which Goldman Sachs completed its analyses) and is not necessarily indicative of current market conditions.

Historical Trading Analysis.  Goldman Sachs reviewed the historical trading prices for the shares of Company common stock and analyzed the consideration to be paid to holders of such shares pursuant to the merger agreement in relation to (1) the closing price of the shares of Company common stock on August 30, 2010; (2) the average closing prices of shares of Company common stock for the 30-calendar day and 60-calendar day periods ending August 30, 2010; (3) the high closing price of shares of Company common stock for the 52-week period ending August 30, 2010; and (4) the high closing price of shares of Company common stock for the period beginning with the date of the initial public offering of the shares of Company common stock and ending August 30, 2010.

This analysis indicated that the price per share to be paid to the Company’s shareholders in connection with the transactions contemplated by the merger agreement represented:

•	a premium of 43.1% based on the closing market price of the shares of Company common stock on August 30, 2010;

•	a premium of 41.8% based on the average closing price of the shares of Company common stock for the 30-calendar day period ended on August 30, 2010;

•	a premium of 40.4% based on the average closing price of the shares of Company common stock for the 60-calendar day period ended on August 30, 2010;

•	a premium of 8.8% based on the last twelve months high closing price of the shares of Company common stock for the period ending on August 30, 2010; and

•	a discount of 21.1% based on the high closing price of the shares of Company common stock for the period beginning on the Company’s initial public offering (May 18, 2006) and ending on August 30, 2010.

Selected Public Companies Analysis.  Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the quick service restaurant, or QSR, industry:

QSR Index	Large Cap QSR

Wendy’s/Arby’s Group, Inc.	McDonald’s Corporation
Domino’s Pizza, Inc.	YUM! Brands, Inc.
Jack in the Box Inc.
Sonic Corp.
Papa John’s International, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios based on the most recent publicly available financial data and I/B/E/S estimates and/or other Wall Street research. The multiples and ratios of the Company and the selected companies were calculated using the closing price of each company’s shares on August 30, 2010. With respect to the Company and the selected companies, Goldman Sachs calculated (1) enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve months ended August 30, 2010; and (2) enterprise value as a multiple of EBITDA for estimated calendar years 2010 and 2011, respectively, based on IBES estimates and/or other Wall Street research.

The following table presents the results of this analysis:

	Selected Public Companies				Company
	QSR Index		Large Cap Index		As of 8/30	Offer Price
	Range	Median	Range	Median	2010	$24.00

Enterprise Value as a multiple of EBITDA:
LTM	5.5x - 9.2x	6.5x	9.6x - 10.0x	10.0x	6.6x	9.0x
CY2010E	5.5x - 9.1x	6.8x	9.6x - 10.2x	9.9x	6.6x	9.0x
CY2011E	5.3x - 8.8x	6.3x	8.8x - 9.8x	9.3x	6.3x	8.7x

Goldman Sachs also calculated (1) the price-to-earnings ratios for estimated calendar years 2010 and 2011, respectively; (2) the price-to-earnings ratios for the latest twelve months ended August 30, 2010; (3) the price to earnings ratios estimated for the next twelve months ending August 30, 2011; and (4) the latest twelve months EBITDA margins, which is the last twelve months EBITDA as a percentage of the last twelve months revenue.

The following table presents the results of this analysis:

	Selected Public Companies				Company
	QSR Index		Large Cap QSR		As of 8/30	Offer Price
	Range	Median	Range	Median	2010	$24.00

Price/Earnings Ratio:
CY2010E	9.9x - 31.9x	13.2x	16.1x - 16.7x	16.4x	12.4x	17.7x
CY2011E	9.1x - 122.2x	11.5x	14.8x - 14.9x	14.9x	11.7x	16.7x
LTM	8.5x - 14.4x	11.3x	16.8x - 18.8x	17.7x	12.3x	17.6x
NTM-E	9.4x - 24.9x	12.1x	15.5x - 15.7x	15.6x	12.3x	17.6x
EBITDA Margin:
LTM	10.1% - 24.6%	12.0%	21.6% - 35.8%	28.7%	17.8%	17.8%

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the restaurant industry since 1998 with transaction equity values ranging from $570 million to $3 billion. These transactions (listed by acquirer/target and date of announcement) were:

•	Oak Hill Capital Partners, L.P./Dave & Buster’s, Inc. (May 2010)

•	Apollo Management, L.P./CKE Restaurants, Inc. (April 2010)

•	Tilman J. Fertitta/Landry’s Restaurants, Inc. (June 2008)

•	Triarc Companies, Inc./Wendy’s International, Inc. (April 2008)

•	Darden Restaurants, Inc./RARE Hospitality International, Inc. (August 2007)

•	IHOP Corp./Applebee’s International, Inc. (June 2007)

•	Bain Capital Partners LLC and Catterton Partners and Company/OSI Restaurant Partners, LLC (November 2006)

•	Merrill Lynch Global Private Equity, Inc./NPC International, Inc. (March 2006)

•	JP Morgan Partners LLC/Quiznos Master LLC (March 2006)

•	Bain Capital Partners LLC, the Carlyle Group and Thomas H. Lee Partners LP/Dunkin’ Brands, Inc. (December 2005)

•	Weston Presidio Capital/Apple American Group LLC (January 2005)

•	Caxton-Iseman Capital, Inc./Buffets Holdings, Inc. (June 2000)

•	Sbarro Family/Sbarro, Inc. (January 1999)

•	Bain Capital, Inc./Domino’s Pizza, Inc. (September 1998)

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value as a multiple of latest twelve months EBITDA, using publicly available data, and then calculated the median of these multiple values for all transactions; however, for purposes of its analysis Goldman Sachs excluded transactions occurring during calendar years 2005 through 2007 because in its professional judgment, these transactions were not representative of the current market environment. While none of the companies that participated in the selected transactions are directly comparable to the Company, these companies were chosen because they are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
	Range	Median	Offer Price $24.00

LTM EV/EBITDA (all transactions)	5.0x - 13.3x	8.2x	9.0x
LTM EV/EBITDA (excluding transactions occurring in 2005-2007)	5.0x - 8.9x	7.4x

Premia Paid Analysis.  Goldman Sachs also calculated the median price premia paid per share relative to the market closing price of target companies on the day prior to announcement of transactions for announced and completed cash transactions involving target companies in the United States in all industries since 2001 with transaction values over $1 billion, using publicly available historical data, but excluding transactions with undisclosed value, spinoffs, recapitalizations, self-tenders, stock repurchases, deals in which minority stakes in a target were acquired, deals involving acquisitions of the remaining minority stake in a target by a controlling shareholder and nationalization transactions. Based on this information, Goldman Sachs then calculated the median of these implied premia values for the multi-year period from 2001 to 2010.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
			Offer Price Premium
Period	Range	Median	to Price as of 8/30/2010

2001-2010	22.7% - 43.8%	27.7%	43.1%

Illustrative Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Refranchise Case provided by the Company’s management for the fiscal years 2011 to 2015. Goldman Sachs calculated the implied present values per share by applying price to forward earnings per share multiples ranging from 12.3x to 14.8x earnings per share of Company common stock for each of the fiscal years 2011 to 2015 based on the Refranchise Case, discounted to present value using a discount rate of 10%, reflecting an estimate of the Company’s cost of equity, and assuming a yearly dividend of $0.25 with a constant yield throughout such time period. This analysis resulted in a range of implied present values per share of Company common stock of $19.51 to $27.38.

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Refranchise Case. Goldman Sachs calculated indications of the net present value of free cash flows for the Company for the years 2011 through 2015. Goldman Sachs calculated illustrative value indications per share of Company common stock using the Refranchise Case and illustrative terminal value indications in the year 2015 based on terminal multiples ranging from 6.0x 2015 EBITDA to 7.5x 2015 EBITDA and discounting these terminal values to illustrative present values using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the Company’s weighted average cost of capital. This analysis resulted in a range of illustrative per share of Company common stock values of $20.73 to $27.74.

Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different assumptions for changes in annual revenue growth rates and operating margins for the Company. The sensitivity adjustments to the projected annual EBITDA growth rates ranged from 4.4%, which implies an estimated 2015 EBITDA of $550.0 million, to 12.8%, which implies an estimated 2015 EBITDA of $750.0 million. This analysis, assuming a 9% discount rate and 6.6x 2015 EBITDA multiple, resulted in an implied present value per share of Company common stock range of $17.76 to $26.59.

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors as to the fairness from a financial point of view of the $24.00 per share merger consideration to be paid to the holders (other than Parent and its affiliates) of shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration for the transactions was determined through arms’-length negotiations between the Company and Parent and was approved by the board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions.

As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of their respective affiliates and third parties, including affiliates and portfolio companies of 3G Capital, TPG Capital and Bain Capital, LLC or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger. For a description of the engagement letter and the fees payable thereunder by the Company to Goldman Sachs, see “— Persons Retained, Compensated or Used.”

Goldman Sachs also has provided certain investment banking services to the Company and its affiliates from time to time. Goldman Sachs also has provided from time to time and is currently providing certain investment banking to Bain Capital and its affiliates and portfolio companies for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger for a new term loan (aggregate principal amount of $250,000,000) for SunGard Data Systems Inc., a portfolio company of Bain Capital, in September 2008; as joint bookrunner on a high yield offering (aggregate principal amount of $1,100,000,000) for Warner Music Group, a portfolio company of Bain Capital, in May 2009; as joint bookrunner on high yield offerings (aggregate principal amount of $2,900,000,000) for HCA Inc., a portfolio company of Bain Capital, in April 2009 and March 2010; as joint bookrunner with respect to a high yield offering (aggregate principal amount of $2,500,000,000) for Clear Channel Communications Inc., a portfolio company of Bain Capital, in December 2009; and as joint lead arranger with respect to a term loan (aggregate principal amount of $1,500,000,000) for Warner Chilcott Plc, a portfolio company of Bain Capital, in August 2010. In addition, Goldman Sachs has provided from time to time and is currently providing certain investment banking services to TPG and its affiliates and portfolio companies for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner on a notes offering (aggregate principal amount of $1,500,000,000) by TXU Electric Delivery Company, a portfolio company of TPG, in September 2008; as a joint lead arranger for a term loan (aggregate principal amount of $250,000,000) for SunGard Data Systems Inc., a portfolio company of TPG, in September 2008; as financial advisor to ALLTEL Corporation, a former portfolio company of TPG, in connection with its sale in January 2009; and as co-manager of a high yield offering (aggregate principal amount of $1,000,000,000) by Harrah’s Entertainment Inc., a portfolio company of TPG, in May 2009. Goldman Sachs may also in the future provide investment banking services to the Company, its affiliates and Parent, TPG, Bain Capital and their respective affiliates and portfolio companies for which its Investment Banking Division may receive compensation. The Goldman Sachs Funds currently own, in the aggregate, approximately 10.3% of the outstanding shares of Company Common Stock. In connection with the transactions contemplated by the merger agreement, the Goldman Sachs Funds have entered into a stockholder tender agreement. Goldman Sachs may be deemed to directly or indirectly own the shares which are owned directly or indirectly by the Goldman Sachs Funds. Sanjeev K. Mehra, a Managing Director of Goldman Sachs, is a director of the Company. Affiliates of Goldman Sachs also may have co-invested with Parent, TPG, Bain Capital and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Parent, TPG and Bain Capital from time to time and may do so in the future.

Certain Company Projections

We do not, as a matter of course, make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, we provided to Parent, Merger Sub and Lazard in August 2010, in connection with their due diligence review, management’s internal non-public stand-alone fiscal 2011 financial forecasts, or the Fiscal 2011 P&L Projections, which are summarized below. We also provided to Morgan Stanley and Goldman Sachs for their use in connection with the rendering of their fairness opinions to the board of directors and performing their related financial analysis, as described under the section entitled “The Merger — Opinion of the Company’s Financial Advisors” beginning on page [ • ], non-public five-year standalone financial forecasts that had been prepared by management for internal planning purposes and that are subjective in many respects. We have included below a summary of a subset of these five-year forecast which assumes that we implement our previously announced plan to refranchise approximately half of our restaurant portfolio in the next three to five years, which we refer to as the Five-Year Projections. We believe that the Five-Year Projections, which incorporate the impact of the refranchising strategy, are the projections that reflect our current operating plan a go-forward standalone basis. The board of directors also considered other projections prepared by management, including those that excluded the impact of the refranchising strategy and those that applied alternative macroeconomic assumptions, but came to the conclusion that the Five-Year Projections were the most realistic. In addition, we provided to Morgan Stanley and Goldman Sachs certain stand-alone fiscal 2011 free cash flow forecasts which are summarized below, which we refer to as the Free Cash Flow Projections, and collectively, with the Fiscal 2011 P & L Projections and the Five-Year Projections, the Projections. The Fiscal 2011 P&L Projections were based on the 2011 fiscal plan adopted by the board of directors, and adjusted for one-month of actual results, while the Five-Year Projections and the Free Cash Flow Projections were not so adjusted.

The Projections have been prepared by, and are the responsibility of, our management. The Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, or GAAP. KPMG LLP, our independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. A summary of the Projections is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because (i) the Projections were made available to the board of directors and its advisors and (ii) the Fiscal 2011 P&L Projections were made available to Parent and Merger Sub and their advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the Projections were based, are subjective in many respects. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the Projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of our management. Because the Five-Year Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this document should not be regarded as an indication that we or any of our affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder of the Company or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to Parent, Merger Sub or their affiliates, in the merger agreement or otherwise, concerning the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue, if any, reliance on the Projections.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page [ • ].

Fiscal 2011 Projections

The following is a summary of the Fiscal 2011 Projections (dollars in millions, except per share information):

FY 2011 Estimate

Revenues
Company	$1,846.1
Franchise	566.2
Property	114.5

Total Revenues	2,556.8
Company Restaurant expenses	(1,628.8)
Selling, general and administrative expenses	(513.5)
Other Income and Expenses	(5.7)
Operating Income	348.4
Net Interest Expense	(49.9)
Income Tax Expense	(107.5)

Net Income	$191.1
Earnings per share
Net Income — basic	$1.41
Net Income — diluted	$1.39
EBITDA(1)	$465.8

The key assumptions underlying the summary Fiscal 2011 Projections include:

•	Comparable Sales of 1.6%

•	Comparable Traffic of 1.3%

•	Commodities inflation continues

•	Competition for value will continue

•	Global economic and financial market recovery uncertain

•	Re-franchising will reduce Sales, EBITDA, and EPS in the short term

•	Re-financing of outstanding debt will negatively impact Interest Expense/Net Income/EPS

Cash Flow Projections

The following is a summary of the Cash Flow Projections (dollars in millions):

FY 2011
Estimate

EBITDA(1)	$463
Cash Interest Expense, net	(50)
Cash Tax Expense	(103)
FX Hedging	—
Other non-cash losses/gains	29
Changes in working capital	3
Other long-term assets/liabilities	2

Operating Cash Flow	$344

Maintenance Capital Expenditures	(24)

Free Cash Flow	321

Five-Year Projections

The following is a summary of the Five-Year Projections (dollars in millions, except per share information):

	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015

Revenue	$2,574	$2,102	$1,884	$1,910	$2,024
EBIT	351	426	465	528	589
Profit Before Tax	299	363	409	478	549
EPS	1.40	1.69	1.91	2.23	2.56
EBITDA(1)	464	518	563	620	685

(1)	EBITDA is a non-GAAP financial measure. EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. The Company also uses EBITDA as a measure to calculate certain incentive based compensation and certain financial covenants related to the Company’s credit facility and as a factor in the Company’s tangible and intangible asset impairment test. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense.

The key assumptions underlying the summary Five-Year Projections include:

•	Refranchising a total of 689 restaurants over the 5 year period, comprising of 105 in fiscal year 2011, 342 in fiscal year 2012, 240 in fiscal year 2013 and 45 in fiscal year 2014

•	Comparable Sales of 1.6% in fiscal year 2011, 2.7% in fiscal year 2012, 2.8% in fiscal year 2013, 2.9% in fiscal year 2014 and 2.8% in fiscal year 2015

•	Comparable Traffic of 1.3% for all years presented

•	Royalty Rate of 4.5% on all refranchised restaurants

•	Excludes 36% Estimated Tax Rate for all years presented

•	137.3 million weighted average shares outstanding for all years presented and no dilutive effect of compensation grants

•	Cash benefits of $258 million over the five-year period, including approximately $110 million in cash proceeds from the refranchising of the Company restaurants and $148 million in reduced capital expenditures. However the run-rate EBIT set forth above excludes any impact from the re-investment of any cash proceeds.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this proxy statement and the Company’s public filings with the SEC.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and the related expenses, which, based upon the shares (and our other equity-based interests) outstanding as of [ • ], 2010, would be approximately $3.3 billion; and

•	repay indebtedness of the Company at the closing of the merger, which, as of [ • ], 2010, was approximately $729 million;

will be funded through a combination of:

•	equity financing of $1.5 billion to be provided by 3G;

•	a $1.9 billion senior secured credit facility, comprised of a $1.75 billion term loan facility and a $150 million revolving credit facility; and

•	the issuance of senior unsecured notes yielding at least $900 million in gross cash proceeds (or, to the extent those notes are not issued at or prior to the closing of the merger, by a senior unsecured bridge loan facility).

The equity and debt financing commitments are subject to certain conditions. If the merger agreement is terminated in the circumstance in which Merger Sub does not receive the proceeds of the debt financing commitments, Merger Sub may be obligated to pay us a termination fee of $175 million.

Equity Financing

Parent has received the equity commitment letter from 3G, pursuant to which 3G has committed to invest up to $1.5 billion solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate offer price and/or merger consideration pursuant to and in accordance with the merger agreement, together with related expenses. We refer to the financing contemplated by the equity commitment letter, as may be amended and restated, and any permitted replacement equity financing, as the equity financing. The Company is a third party beneficiary to the equity commitment letter for the limited purpose provided in the equity commitment letter to permit the Company to seek specific performance to cause Parent and Merger Sub to cause, or to directly cause, 3G to fund its equity commitment in certain limited circumstances in accordance with the terms of the equity commitment letter and the merger agreement.

Concurrently with the execution and delivery of the equity commitment letter, 3G executed and delivered to the Company the limited guaranty where 3G has agreed to guaranty:

•	the obligation of Parent and Merger Sub under the merger agreement to pay the Parent Termination Fee of $175 million to the Company, and

•	the performance and discharge of Parent’s and Merger Sub’s obligations and liabilities under the merger agreement, up to a maximum of $175 million.

In no event will 3G incur obligations totalling more than $175 million under the limited guaranty.

The funding of the equity financing is subject to (i) the satisfaction or waiver by Parent and Merger Sub of all conditions of the merger, (ii) pursuant to the terms and conditions of the debt commitment letter, the debt financing described below or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement having been obtained, and (iii) the substantially contemporaneous consummation of the merger.

Debt Financing

Merger Sub has received the debt commitment letter from JPMorgan Chase Bank, N.A., which we refer to as JPMCB, J.P. Morgan Securities LLC, which we refer to as JPMSLLC, and Barclays Bank PLC, which we refer to as Barclays Bank and, together with JPMCB, the lenders, to provide the following, subject to the conditions set forth in the debt commitment letter:

•	to Merger Sub, up to $1.90 billion of senior secured facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the merger, refinancing certain existing indebtedness of the Company, paying fees and expenses incurred in connection with the merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of the Company and its subsidiaries; and

•	to Merger Sub, up to $900 million of bridge facilities for the purpose of financing the merger.

Upon consummation of the merger, Burger King Corporation, or BKC, will assume all of the obligations under the senior secured facilities.

The commitment of the lenders with respect to the senior secured facilities and the bridge facility expires upon the earliest to occur of (i) the irrevocable termination of the merger agreement prior to the closing of the merger or (ii) March 2, 2011. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources in an amount at least equal to the debt financing or such unavailable portion thereof on terms that are not materially less favorable in the aggregate to Parent and Merger Sub than as contemplated by the debt commitment letter.

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Credit Facilities

The availability of the senior secured facilities and the bridge facility is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers to the provisions thereof, or any consents or requests by Parent or Merger Sub resulting in an action taken by the Company or its subsidiaries, in each case that are materially adverse to the lead arrangers or lenders under such facilities without the consent of the commitment parties thereunder), the achievement of a specified pro forma ratio of total debt of the Company and its consolidated subsidiaries to EBITDA for the four most recent fiscal quarters ended at least 45 days prior to closing, payment of required fees and expenses, the funding of the equity financing, the refinancing of certain of the Company’s existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Revolving Credit Facilities

The senior secured facilities will consist of a (i) $1.75 billion term loan facility with a term of six years and (ii) a $150 million revolving credit facility with a term of five years.

Roles.  JPMSLLC and Barclays Capital have been appointed as joint lead arrangers and joint bookrunners for the senior secured facilities. JPMCB has been appointed as administrative agent for the senior secured facilities.

Interest Rate.  Loans under the senior secured facilities are expected to bear interest, at BKC’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread. After the Company’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the revolving credit facility shall be subject to decreases based on a total leverage ratio as agreed upon between BKC and the lenders.

Prepayments and Amortization.  BKC will be permitted to make voluntary prepayments with respect to the senior secured facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The term loans under the senior secured facilities will amortize 1% per annum in equal quarterly installments until the final maturity date.

Guarantors.  All obligations under the senior secured facilities will be guaranteed by the Company and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of BKC.

Security.  The obligations of BKC and the guarantors under the senior secured facilities and under any swap agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions on a first priority basis by a perfected security interest in all of BKC’s and each guarantor’s tangible and intangible assets, including United States registered intellectual property, real property and all of the capital stock of BKC and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Other Terms.  The senior secured facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured facilities will also include customary events of defaults including a change of control to be defined.

Bridge Facility

Merger Sub is expected to issue up to $900 million aggregate principal amount of senior notes, as described below. If the offering of senior notes by Merger Sub is not completed on or prior to the closing of the senior secured facilities, the lenders have committed to provide a bridge facility of up to $900 million. Merger Sub would be the initial borrower under the bridge facility, and upon consummation of the merger, BKC would assume all of the obligations under the bridge facility. The bridge facility will be guaranteed by the persons that guarantee the senior secured facilities. JPMSLLC and Barclays Capital have been appointed as joint lead arrangers and joint bookrunners for the bridge facility. JPMCB has been appointed as administrative agent for the bridge facility. Subject to the satisfaction of certain conditions related to the merger, Merger Sub is obligated to take down and use the proceeds of the bridge facility if it has not completed the senior notes offering by November 18, 2010.

Senior Notes due 2018

Merger Sub plans to issue up to $900 million in aggregate principal amount of senior notes due in 2018. Merger Sub plans to issue the notes in transactions exempt from or not subject to registration under the Securities Act pursuant to Rule 144A and Regulation S under the Securities Act. If senior notes are issued, upon consummation of the merger, the Company will assume all of the obligations under the senior notes and the guarantees described below will become effective. The provisions below set forth the expected material terms for the senior notes.

Guarantees.  The Company’s obligations under the senior notes will be jointly and severally guaranteed on a senior unsecured basis by the Company and all of its existing and future direct and indirect domestic subsidiaries that guarantee its indebtedness or indebtedness of subsidiary guarantors.

Optional Redemption.  The Company may redeem any of the senior notes at any time on or after the fourth anniversary of the issuance date of the senior notes, in whole or in part, in cash at the redemption prices described in the indenture governing the senior notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before the third anniversary of the issuance date, the Company may redeem up to 35% of the aggregate principal amount of senior notes with the net proceeds of certain equity offerings at a price of 100% of the principal amount of the senior notes, plus accrued and unpaid interest, if any, to the date of redemption. The Company may make that redemption only if, after the redemption, a specified minimum percentage of the aggregate principal amount of senior notes remains outstanding. The Company may redeem any of the senior notes at any time before the fourth anniversary of the issuance date of the senior notes, in cash at 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption and a make-whole premium.

Change of Control.  Upon a change of control, the Company may be required to make an offer to purchase each holder’s senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Certain Covenants.  The indenture governing the senior notes is expected to contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These limitations are expected to be subject to a number of qualifications and exceptions that will be set forth in the indenture governing the senior notes.

Closing and Effective Time of Merger

If the merger is approved at the shareholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

The vested shares of Company common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company common stock held by our other shareholders. As of September 13, 2010, our directors and executive officers and their affiliates owned in the aggregate 28,659,925 shares of Company common stock, excluding (1) shares issuable upon the exercise of stock options, (2) shares issuable upon vesting of Company restricted stock units, (3) shares issuable upon vesting of the Company’s performance-based stock units and (4) vested and unvested director stock units. If the merger is completed, our directors and executive officers and their affiliates, including the Sponsors, would receive an aggregate amount of $687,838,200 net in cash, without interest thereon and less any required withholding taxes.

Aside from their interests as shareholders of the Company, our directors and employees, including our executive officers, have interests in the merger that may be different from, or in addition to, those of other shareholders of the Company generally. In considering the recommendation of the board of directors that you approve the proposal to adopt the merger agreement, you should be aware of these interests. The members of the board of directors were aware of and considered these interests, among other matters, in making their decision to recommend that you approve the proposal to adopt the merger agreement. The interests of the Company’s directors and employees, including its executive officers, in the merger that are different from, or in addition to, those of other shareholders of the Company are as follows:

•	accelerated vesting of all stock options held by our employees, including our executive officers, at the earlier to occur of the offer closing and the effective time of the merger, which we refer to as the acceleration time, and the settlement of such options in exchange for cash (as described below).

•	accelerated vesting of all restricted stock units held by our employees, including our executive officers, at the acceleration time and the cancelation of such awards in exchange for cash (as described below).

•	accelerated vesting of all performance-based stock units held by our employees, including our executive officers, at the acceleration time (calculated at target level of performance) and the cancelation of such awards in exchange for cash (as described below).

•	payment of a pro rata annual bonus (calculated at target level of performance) to all of our bonus-eligible employees, including our executive officers, for the period commencing on July 1, 2010 through the effective time of the merger.

•	certain of our executive officers will receive payment for performing transition services.

•	our executive officers will receive payments and benefits under the executive officers’ employment agreements upon certain types of termination of employment following the effective time of the merger.

•	accelerated vesting of any unvested director stock units and the payment to all non-management directors for all outstanding director stock units upon their resignation from the board of directors in accordance with the terms of such awards.

The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Equity Awards

Our officers, and certain of our employees, hold stock options, restricted stock units and/or performance-based stock units. All of our non-management directors hold director stock units. Under the merger agreement, each stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will vest and be canceled in exchange for an amount in cash equal to (A) the excess, if any, of (x) $24.00 over (y) the exercise price per share of Company common stock subject to such option, multiplied by (B) the number of shares of Company common stock for which such option shall not have been exercised. Each restricted stock unit that is outstanding immediately prior to such time will vest and be converted into an amount in cash equal to $24.00. Each performance-based stock unit that is outstanding immediately prior to such time will vest and be converted into an amount in cash equal to (A) $24.00 multiplied by (B) the number of shares subject to the performance-based stock units assuming that the target level of performance had been attained. Each director stock unit, that has not yet vested, will vest and all director stock units outstanding immediately prior to such time, in connection with such director’s resignation, will be converted into an amount in cash equal to $24.00.

For our officers who hold the position of vice president and above, including the executive officers, the equity awards that were granted on August 25, 2010, which we refer to as the August equity grants, will be converted into the right to receive $24.00, however 60% of the cash amount attributable to the August equity grants for such officers, other than Mr. Smith (who will receive such amounts at the effective time of the merger), will be deposited into a trust account established with a third party for the officer’s benefit. The remaining 40% will be withheld for taxes. For those officers other than Messrs. Chidsey and Wells, and Ms. Chwat, if the officer is employed on each of August 25, 2011 and August 25, 2012, the officer will receive from the trust an amount equal to 25% of the portion of the trust account related to such officer’s stock options, which mirrors the vesting schedule of the original underlying option grant. If the officer is actively employed until the end of the two year anniversary following the effective time of the merger, the balance of the trust will be paid to the officer. If the officer is terminated without cause prior to any of these payment dates (or terminates for good reason prior to the payment date, for those officers who are a party to an employment agreement containing a definition of good reason) the balance will be paid to such officer upon such termination. However, if the officer voluntarily terminates his or her employment (other than for good reason, for those officers who are a party to an employment agreement containing a definition of good reason) or is terminated for cause prior to any of these payment dates, the officer will forfeit his or her remaining balance in the trust.

For Mr. Chidsey, Mr. Wells and Ms. Chwat, whom we refer to as the transition executives, the subsequent conditions to receive the payment of the trust amounts are as follows: (i) in the case of Mr. Chidsey (i) 50% of the amounts in the trust will be released and remitted on the six-month anniversary of the effective time of the merger and (ii) 50% of the amounts in the trust will be released and remitted on the twelve-month anniversary of the effective time of the merger, subject to Mr. Chidsey’s continued service until each such date except as provided below and (ii) in the case of each of Mr. Wells and Ms. Chwat, the amounts in the trust will be released in six substantially equal installments on the first business day of each of the first six months following the effective time of the merger, subject to such transition executive’s continued service through such date except as provided below. If the transition executive’s employment is terminated due to death or disability or without cause or if the transition executive terminates his or her employment for good reason prior to any of these payment dates, the balance of the transition executive’s trust will be paid to such transition executive upon termination. However, if the transition executive voluntarily terminates his or her employment (other than for good reason) or is terminated for cause prior to any of these payment dates, the transition executive will forfeit his or her remaining balance in the trust. For Mr. Chidsey, the merger agreement specifies that the expiration of the transition period and the commencement of the six-month consulting arrangement described below under “— Amendments to Employment Agreements” will not be deemed to be the termination of his employment without cause or voluntary resignation for good reason. Further, if Mr. Chidsey’s consulting arrangement is terminated without cause or by reason of his death or disability, the amount in trust will be immediately released to him upon such termination.

The following table shows the amount in cash that each executive officer is expected to receive pursuant to the merger agreement, based on equity awards held as of September 13, 2010, assuming the effective time of the merger occurs on October 15, 2010 as a result of the cancelation of all stock options, restricted stock units and performance-based stock units held by our executive officers.

	Vested	Unvested	Performance-Based
	Stock	Stock	and Restricted
Executive Officer	Options ($)	Options ($)	Stock Units ($)	Total ($)

John W. Chidsey	17,154,523	3,583,134	6,763,392	27,501,049
Ben K. Wells	1,274,398	834,230	1,547,688	3,656,316
Anne Chwat	1,175,140	581,122	968,856	2,725,118
Peter C. Smith	807,153	563,161	903,960	2,274,274
Charles M. Fallon, Jr.	1,387,295	937,936	988,056	3,313,287
Julio A. Ramirez	205,229	510,234	1,104,384	1,819,847
Natalia Franco	—	181,468	344,448	525,916
Kevin Higgins	47,620	392,307	571,104	1,011,031

The following table shows the amount in cash that each director is expected to receive pursuant to the merger agreement, based on equity awards held as of September 13, 2010, assuming the effective time of the merger occurs on October 15, 2010 as a result of the cancelation of all director stock units held by our directors.

	Vested	Unvested
	Director Stock	Director Stock
Director	Units ($)	Units ($)	Total ($)

Richard W. Boyce	600,000	—	600,000
David A. Brandon	840,000	—	840,000
Ronald M. Dykes	574,200	—	574,200
Peter R. Formanek	3,780,168	—	3,780,168
Manuel A. Garcia	1,551,384	—	1,551,384
Sanjeev K. Mehra(1)	587,472	—	587,472
Stephen Pagliuca	495,552	28,776	524,328
Brian T. Swette	3,141,648	—	3,141,648
Kneeland C. Youngblood	420,168	—	420,168

(1)	Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such director stock units for the benefit of The Goldman Sachs Group, Inc.

Employment Agreements

We are a party to employment agreements with our executive officers that provide for certain payments and benefits upon a termination of employment by the Company (other than for cause) or a resignation for good reason (as such terms are defined in the respective employment agreements).

Amendments to Employment Agreements

On September 1, 2010, we entered into amendments to the employment agreements of Messrs. Chidsey, Wells and Smith and Ms. Chwat, effective upon the effective time of the merger, which add or modify certain terms of their existing agreements, including terms pursuant to which services will be performed following the effective time of the merger. The amendments provide that at the effective time of the merger, the transition executives will remain employed with the Company for a period of six months. With respect to the transition executives, the six-month transition period can be extended if the Company and the executive mutually agree. Mr. Smith’s employment will terminate at the effective time of the merger and he will receive the severance payments and benefits set forth in his employment agreement, as amended.

In exchange for performing services during the transition period, the transition executives will generally be compensated during the transition period as they were compensated prior to the transition period. If their employment is terminated during the transition period other than (i) for cause or (ii) the executive’s voluntary termination without good reason, in addition to the severance payments and benefits under the executive’s existing employment agreement, the executive will receive the remaining cash compensation that would have been paid to the executive had he or she performed services through the end of the transition period.

Following the six-month transition period, the employment of each of Messrs. Chidsey and Wells and Ms. Chwat will terminate and he or she will be entitled to the severance payments and benefits set forth in his or her employment agreement. In addition, Mr. Chidsey has agreed to perform part-time consulting services for the six-month period following the transition period. In exchange for performing consulting services, Mr. Chidsey will receive a monthly consulting fee of $100,000.

Each of Messrs. Chidsey, Wells and Smith and Ms. Chwat will receive a transition bonus ($3,021,000, $1,308,500, $1,097,518, and $1,130,619 for Messrs. Chidsey, Wells and Smith and Ms. Chwat, respectively) in respect of his or her contributions toward the successful completion of the Merger and, in the case of Messrs. Wells and Chidsey and Ms. Chwat, as an inducement for his or her agreement to perform services following the effective time of the merger. The transition bonuses will be paid at the time the Merger closes except for Mr. Chidsey, who will receive $521,000 of his transition bonus at the effective time of the merger, $1,250,000 on the six-month anniversary of the effective time of the merger and $1,250,000 on the twelve-month anniversary of the effective time of the merger, subject to his continued service or earlier termination of employment without cause, for good reason, or by reason of his death or disability.

In connection with the employment agreement amendments, Messrs. Chidsey, Wells and Smith and Ms. Chwat have agreed to extend the non-competition and non-solicitation covenants from one year following their termination to two years following their termination and Messrs. Chidsey and Wells and Ms. Chwat have agreed to modify their right to terminate for good reason, including waiving that right due to any change in their duties resulting from consummation of the Merger. In the case of Messrs. Wells and Smith and Ms. Chwat, the welfare benefits continuation period in the event of a qualifying termination has been extended from one year to two years pursuant to their amended employment agreements.

Pursuant to the merger agreement, the Company is authorized to enter into amendments to the employment agreements of Messrs. Fallon, Ramirez and Higgins and Ms. Franco, effective upon the effective time of the merger, which will increase their severance payments to two times the sum of base salary, benefits or perquisite allowance (as applicable) and target bonus for the year of termination. In addition, the right of Messrs. Fallon and Ramirez and Ms. Franco to receive welfare benefits continuation will be extended from one year to two years. In addition, the proposed amendments provide for the non-competition provisions and the non-solicitation provisions to be extended from one year to two years.

Prior to amendment, the employment agreements of each of Messrs. Fallon, Ramirez and Higgins and Ms. Franco provide that in the event of a termination by the Company without cause, or by the executive for good reason in the case of Messrs. Fallon and Ramirez and Ms. Franco, subject to execution by the executive of a release, the executive is entitled to an amount equal to (i) his or her annual base salary and annual perquisite allowance plus (ii) a pro-rata bonus though the date of termination, payable when and to the extent that the Company pays a bonus for such year, and continued coverage for one year under BKC’s medical, dental and life insurance plans. In addition, Ms. Franco’s agreement provides that if a Change in Control (as defined in the agreement) occurs on or before May 17, 2011, and, within twelve months following such Change in Control Ms. Franco is terminated without cause or resigns for good reason, Ms. Franco is entitled to an amount equal to twice her annual base salary, annual perquisite allowance and prorated bonus.

Potential Payments Upon a Change in Control

Based on compensation and benefit levels as of September 16, 2010, and assuming that the effective time of the merger occurs on October 15, 2010 and that the executive officers experience a qualifying termination of employment at that time (except that for Messrs. Chidsey and Wells and Ms. Chwat, it assumes that a qualifying termination occurs at the end of the transition period), the executive officers would be entitled to receive the following cash payments and benefits under their amended employment agreements upon a qualifying termination (assuming that all of the payments described above under “— Equity Awards” have been previously made, including payments resulting from accelerated vesting of outstanding equity awards):

		Termination w/o
		Cause or	Pro-Rata
		for Good	Bonus
		Reason	Payable Upon
		After Change	the Merger’s
Name	Benefit	in Control ($)	Closing ($)(2)

John W. Chidsey(1)	Salary	$6,257,250
	Pro Rata Bonus Payable at Closing		$302,862
	Pro Rata Bonus at Termination Date(3)	$521,438
	Transition Bonus(4)	$3,021,000
	Benefits Continuation(5)	$90,000
	Perquisite Allowance	$190,500

	Total	$10,080,188	$302,862
Ben K. Wells(1)	Salary	$525,000
	Bonus	—
	Pro Rata Bonus Payable at Closing		$106,726
	Pro Rata Bonus at Termination Date(3)	$183,750
	Transition Bonus(4)	$1,308,500
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$48,500
	Outplacement Services	$28,500

	Total	$2,154,250	$106,726
Anne Chwat(1)	Salary	$450,883
	Bonus	—
	Pro Rata Bonus Payable at Closing		$91,659
	Pro Rata Bonus at Termination Date(3)	$157,809
	Transition Bonus(4)	$1,130,619
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$48,500
	Outplacement Services	$28,500

	Total	$1,876,311	$91,659
Peter C. Smith	Salary	$437,091
	Bonus	—
	Pro Rata Bonus Payable at Closing(3)		$88,855
	Transition Bonus(4)	$1,097,518
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$48,500
	Outplacement Services	$28,500
	Total	$1,671,609	$88,855

		Termination w/o
		Cause or	Pro-Rata
		for Good	Bonus
		Reason	Payable Upon
		After Change	the Merger’s
Name	Benefit	in Control ($)	Closing ($)(2)

Charles M. Fallon, Jr	Salary	$1,000,000
	Bonus	$700,000
	Pro Rata Bonus Payable at Closing		$101,644
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$97,000
	Outplacement Services	$28,500

	Total	$1,885,500	$101,644
Julio A. Ramirez	Salary	$824,000
	Bonus	$576,800
	Pro Rata Bonus Payable at Closing		$83,755
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$97,000
	Outplacement Services	$28,500

	Total	$1,586,300	$83,755
Natalia Franco	Salary	$700,000
	Bonus	$490,000
	Pro Rata Bonus Payable at Closing		$71,151
	Benefits Continuation(5)	$60,000
	Perquisite Allowance	$97,000
	Outplacement Services	$28,500

	Total	$1,375,500	$71,151
Kevin Higgins(6)	Salary	$992,600
	Bonus	$446,670
	Pro Rata Bonus Payable at Closing		$64,859
	Benefits Continuation	N/A
	Perquisite Allowance	$121,098
	Outplacement Services	$28,500

	Total	$1,527,801	$64,380

(1)	If Messrs. Chidsey or Wells or Ms. Chwat are terminated other than for cause or good reason, he or she will receive the remaining cash compensation that he or she would have received had he or she performed services through the end of their six-month transition period.

(2)	All bonus eligible employees, including each executive officer, will receive a pro rata annual bonus for the period commencing July 1, 2010 through October 15, 2010, calculated at target level of performance, upon the effective time of the merger without regard to whether the executive is terminated or continues to be employed by the Company.

(3)	For each of the transition executives, the pro rata bonus payable at Termination Date represents a pro rata bonus, calculated at target level of performance, for services rendered during the six-month transition period.

(4)	The transition bonus will be paid at the effective time of the merger, except for Mr. Chidsey, who will receive $521,000 at the effective time of the merger, $1,250,000 six months after the effective time of the merger and $1,250,000 12 months after the effective time of the merger.

(5)	Assumes cost of the benefits continuation of $30,000 per year. However, each executive will receive benefits at the level in effect on the date of termination.

(6)	Mr. Higgins salary and other payments are due in Swiss Francs. Amounts above represent conversion to U.S. dollars based on the Bloomberg exchange rate in effect on September 13, 2010, which was 1 Swiss Franc to 0.9926 United States Dollars.

Director Compensation

Each non-management director receives an annual deferred stock award, director stock units, with a grant date fair value of $85,000. The director stock units vest in quarterly installments over a 12 month period. In addition, the non-management directors receive an annual retainer of $65,000. The chair of the Audit Committee receives an additional $20,000 fee and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $10,000 fee. In addition, commencing on July 1, 2010, the board appointed a lead independent director who will be eligible to receive an additional $25,000 annual fee. Directors have the option to receive their annual retainer and their chair fees either 100% in cash or 100% in director stock units. Messrs. Formanek and Youngblood, who elected to receive their annual retainer for the 2010 calendar year in cash, previously received their annual retainer. The remaining non-management directors, who elected to receive their annual retainer for the 2010 calendar year in director stock units, will receive a cash settlement in the amount of $65,000 at the effective time of the merger in lieu of receiving director stock units at the annual meeting of shareholders.

All director stock units, whether the annual grant or a grant in lieu of a cash retainer or chair fees, will be settled upon termination of service on the board of directors. Any director stock units granted as part of a director’s annual compensation that remain unvested immediately before the consummation of the merger will vest and be canceled in exchange for an amount in cash calculated as described above under “— Equity Awards”. The director stock units for each director are set forth in the Deferred Stock columns in the director table above under “— Equity Awards”.

Indemnification and Exculpation of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the corporation upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its shareholders.

Our certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL. In addition, the employment agreements of each of Messrs. Chidsey, Wells, Fallon, Franco, Ramirez and Smith, and Ms. Chwat contain provisions providing for the indemnification of the executive officer in certain circumstances.

The merger agreement requires the surviving corporation to honor all existing rights to indemnification in favor of all current and former directors and officers of the Company and its subsidiaries.

In addition, the merger agreement requires Parent to maintain the Company’s current directors’ and officers’ insurance policies (or substitute insurance of at least the same coverage and amounts containing terms that are no less favorable to the indemnified parties) for six years following the effective time of the merger. However, Parent will not be required to pay premiums which on an annual basis exceed 300% of the premium paid by the Company for its last fiscal year. The merger agreement also requires Parent and the surviving corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, the current and former directors and officers of the Company and the Company’s subsidiaries against certain losses and indemnified liabilities, including in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Persons Retained, Employed, Compensated or Used

We have retained Morgan Stanley and Goldman Sachs as our financial advisors in connection with the Merger and in connection with such engagement, Morgan Stanley and Goldman Sachs provided the fairness opinions described in “— Opinion of the Company’s Financial Advisors,” which are filed as Annex B and C hereto, respectively, and are incorporated herein by reference. The board of directors selected Morgan Stanley and Goldman Sachs as its financial advisors because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement and each has a strong experience working with the Company and in the industry which the board of directors believed would assist it in successfully evaluating and negotiating the transaction.

Pursuant to the Engagement Letter between Morgan Stanley and the Company, the Company has agreed to pay to Morgan Stanley (i) an announcement fee of $4.5 million, which was due and payable upon execution of the merger agreement, credited against fees payable pursuant to (ii) and (iii); (ii) a transaction fee of 0.4% of the Adjusted Aggregate Value (as defined in the Engagement Letter) paid in the transaction if the transaction is consummated; and (iii) if the transaction is not consummated, but the Company receives compensation pursuant to the termination provisions contained in the merger agreement, a termination fee of 13.34% of the total of such fees, provided that the termination fee will not exceed the transaction fee payable in (ii). Assuming the transaction is consummated, the Company will pay approximately $20 million in the aggregate to Morgan Stanley.

The Company has also agreed in the Engagement Letter to reimburse Morgan Stanley for all reasonable out-of-pocket expenses and to indemnify Morgan Stanley and certain related persons from and against any liabilities, expenses and actions arising out of or in connection with its engagement.

In the past two years, Morgan Stanley and its affiliates have provided financial advisory services for the Company and received customary fees for such services. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of the Company or any other parties, commodities or currencies involved in the merger.

Pursuant to the Engagement Letter between Goldman Sachs and the Company, the Company has agreed to pay to Goldman Sachs (i) 0.2% of the Aggregate Value (as defined in the Engagement Letter) paid in the transaction if the transaction is consummated; and (ii) if the transaction is not consummated, but the Company receives compensation pursuant to the termination provisions contained in the merger agreement, a termination fee of 6.66% of the total of such fees, provided that the termination fee will not exceed the transaction fee payable in (i). Assuming the transaction is consummated, the Company will pay approximately $10 million in the aggregate to Goldman Sachs. The Company has also agreed in the Engagement Letter to reimburse Goldman Sachs for all reasonable expenses and to indemnify Goldman Sachs and certain related persons from and against any liabilities, expenses and actions arising out of or in connection with its engagement.

The Goldman Sachs Funds, affiliates of Goldman Sachs, are one of the Company’s Sponsors and own 10.3% of the issued and outstanding shares of Company Common Stock. The Goldman Sachs Funds have entered into a stockholder tender agreement and are a party to the shareholders’ agreement. In addition, Mr. Mehra, a member of the board of directors, is a Managing Director of Goldman Sachs. In connection with the merger, Mr. Mehra will be entitled to receive $587,472 in cash pursuant to the accelerated vesting of his director stock units. See “Interests of Certain Persons in the Merger” above. Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such Director Stock Units for the benefit of The Goldman Sachs Group, Inc. Over the past two years, Goldman Sachs and its affiliates have provided financial advisory services for the Company and received customary fees for such services. In the ordinary course of Goldman Sachs’ trading and brokerage activities, Goldman Sachs or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of the Company or any other parties, commodities or currencies involved in the merger.

The Company has also retained Joele Frank, Wilkinson Brimmer Katcher, which we refer to as Joele Frank, as its public relations advisor in connection with the merger. The Company has agreed to pay customary compensation to Joele Frank for such services. In addition, the Company has agreed to reimburse Joele Frank for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities arising out of the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of the Company on its behalf with respect to the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial owners of shares of Company common stock whose shares are converted into the right to receive cash in the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company common stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of shares of Company common stock that received such shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate;

•	any holder of shares of Company common stock that holds an equity interest, actually or constructively, in Parent or the surviving corporation after the merger;

•	any holder of shares of Company common stock that entered into a stockholder tender agreement as part of the transactions described in this proxy statement; or

•	any holder of shares of Company common stock that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the shares of Company common stock.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Company common stock and the partners therein should consult their own tax advisors regarding the tax consequences of exchanging the shares pursuant to the merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of shares of Company common stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged therefor. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of shares of Company common stock pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which is included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a Non-United States Holder of shares of Company common stock. The term “Non-United States Holder” means a beneficial owner of shares of Company common stock that is neither a United States Holder nor a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States Holder in respect of shares of Company common stock at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

Payments made to a Non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax. However, if the Non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

A Non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of shares of Company common stock pursuant to the merger, unless, generally, the Non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such Non-United States Holder is not a United States person, or the Non-United States Holder otherwise establishes an exemption in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Company common stock. Holders of shares of Company common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares for cash in the merger under any federal, state, foreign, local or other tax laws.

The United States federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

U.S. Antitrust Approval

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Parent filed a notification and report form with the FTC and the Antitrust Division of the DOJ relating to its proposed acquisition of the Company on September 16, 2010. We submitted our Premerger Notification and Report Form with the FTC and the Antitrust Division of the DOJ on September 17, 2010. Consequently, the required waiting period will expire on October 1, 2010, unless earlier terminated.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Foreign Antitrust Approval

The merger may also trigger antitrust notifications in the following jurisdictions:

Mexico.  Under Articles 16-22 of Mexico’s Federal Law of Economic Competition, or the Competition Law, along with Articles 15-27 of Mexico’s new Regulations to the Competition Law, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Competition Commission, or the Mexican FCC, and certain waiting period requirements have been satisfied. The initial statutory review period can range between 15 and 35 working days from receipt of a complete notification, depending on whether the notification is made under the so-called fast-track procedure or the general procedure. Transactions notified under the general procedure or under the fast-track procedure may not be completed for 10 working days following the date of notification. If the Mexican FCC does not issue a suspension order during the 10-day period, the parties may close the transaction without incurring the risk of any fine on day 11 and any time thereafter. If the Mexican FCC issues a bar on closing order during the initial waiting period, the parties must refrain from closing the transaction until the Mexican FCC issues a decision. The Company and Parent filed with the Mexican FCC on September 21, 2010. Consequently, the required waiting period with respect to the offer and/or merger is expected to expire on October 12, 2010.

Turkey.  Under Articles 7, 10, 11, and 12 of the Law on the Protection of Competition, No. 4054, dated 7 December 1994, and the Competition Authority Communique No. 1997/1 on the Mergers and Acquisitions Calling for the Authorization of the Competition Board, as amended by Communiques No. 1998/2, No. 1998/6, No. 2000/2 and 2006/2, certain acquisition transactions may not be consummated unless certain information has been furnished to the Turkish Competition Authority, or the TCA, and certain waiting period requirements have been satisfied. The TCA must notify the parties of its decision to approve a transaction or to open a prolonged in-depth investigation within 30 calendar days following the receipt of a complete notification, unless the TCA requests additional information. If the TCA requests additional information, the 30-day review period will start again as of the date of submission of the requested information. A notifiable transaction is invalid and unenforceable under Turkish law until the date of approval of the TCA. The Company and Parent filed with the TCA on September 17, 2010. Consequently, the required waiting period is expected to expire on October 17, 2010.

Litigation Relating to the Merger

On September 3, 2010, four purported class action complaints were filed in the Circuit Court for the County of Miami-Dade, Florida, captioned Darcy Newman v. Burger King Holdings, Inc. et. al., Case No. 10-48422CA30, Belle Cohen v. David A. Brandon, et. al., Case No. 10-48395CA32, Melissa Nemeth v. Burger King Holdings, Inc. et. al., Case No. 10-48424CA05 and Vijayalakshmi Venkataraman v. John W. Chidsey, et. al., Case No. 10-48402CA13, by purported shareholders of the Company, in connection with the offer and the merger. Each of the four complaints (collectively, the “Florida Action”) names as defendants the Company, each member of the Company’s board of directors (the “Individual Defendants”) and 3G Capital. The suits generally allege that the Individual Defendants breached their fiduciary duties to the Company’s shareholders in connection with the proposed sale of the Company and that 3G Capital and the Company aided and abetted the purported breaches of fiduciary duties. The complaint filed on behalf of Belle Cohen includes, among others, allegations that the Individual Defendants have failed to explore alternatives to the offer; that the consideration to be received by the holders of shares of Company common stock is unfair and inadequate; and that the proposed transaction employs a process that does not maximize shareholder value. The complaints filed on behalf of Melissa Nemeth and Darcy Newman generally allege that the Individual Defendants breached their fiduciary duties by engaging in self-dealing and obtaining for themselves personal benefits not shared equally by the other holders of shares. Those complaints include allegations that the consideration to be received by the holders of shares is unfair and inadequate, and that the proposed transaction employs a process which renders it unlikely that a higher bid will emerge for the Company. The complaint filed on behalf of Vijayalakshmi Venkataraman generally alleges that the Individual Defendants breached their fiduciary duties by pursuing a transaction that fails to maximize shareholder value. The complaint includes, among others, allegations that the 40-day “go-shop” period is inadequate and the proposed transaction is intended to enable the Company’s private equity investors to “dump” their shares. Each of the complaints seeks injunctive relief and one complaint also seeks compensatory damages. The plaintiffs in the Florida Action have filed a joint agreed motion to consolidate these actions and to appoint plaintiff’s co-lead counsel. In addition, the Court has granted a motion to transfer the actions to the Complex Business Litigation Section.

On September 20, 2010, an Amended Complaint was filed on behalf of two of the plaintiffs in the Florida Action. The Amended Complaint generally alleges, among other things, that the board of directors breached their fiduciary duties in connection with the merger and that 3G Capital, Parent and the Company aided and abetted the purported breaches of fiduciary duty. The Amended Complaint also adds allegations related to purported deficiencies in the Company’s public disclosures about the offer and the process leading up to it. On September 22, 2010, a Motion to Stay Proceedings Pending Disposition of Related Delaware Action was filed in the Florida Actions.

On September 8, 2010, another putative shareholder class action suit captioned Roberto S. Queiroz v. Burger King Holdings, Inc., et al., Case No. 5808-VCP was filed in the Delaware Court of Chancery against the Individual Defendants, the Company, 3G, 3G Capital, Parent, and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duty to maximize shareholder value by entering into the proposed transaction via an unfair process and at an unfair price, and that the merger agreement contains provisions that unreasonably dissuade potential suitors from making competing offers. The complaint further alleges that the Individual Defendants engaged in self-dealing and obtained for themselves personal benefits not shared equally by the shareholders. Specifically, the complaint includes allegations that the “Top-Up” will likely lead to a short form merger without obtaining shareholder approval, that the termination fees are unreasonable, that the “no shop” restriction impermissibly constrains the Company’s ability to communicate with potential acquirers, and that the consideration to be received by the Company’s shareholders is unfair and inadequate. The complaint also alleges that the Company and 3G aided and abetted these alleged breaches of fiduciary duty. The complaint seeks class certification, injunctive relief, including enjoining the merger and rescinding the merger agreement, unspecified damages, and costs of the action as well as

\attorneys’ and experts’ fees. The Company and the Individual Defendants filed an answer to the complaint on September 9, 2010, substantially denying the allegations of wrongdoing contained therein. 3G filed its answer in this action on September 15, 2010.

On September 22, 2010, the plaintiff in the Delaware action filed a Motion For Leave To File An Amended Class Action Complaint. Like the Amended Complaint in the Florida Action, the proposed Amended Complaint in Delaware alleges that the Company’s public disclosures about the offer and the process leading up to it are incomplete and misleading.

The Company believes the aforementioned complaints are completely without merit, and intends to vigorously defend them.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [ • ].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law, except that the name of the surviving corporation will be “Burger King Holdings, Inc.”. The by-laws of Merger Sub as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until amended in accordance with its terms or by applicable law.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded.

Terms of the Merger Agreement

The following is a summary of certain provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A, which is incorporated herein by reference. Copies of the merger agreement, and any other filings that we make with the SEC with respect to the offer or the merger, may be obtained in the manner set forth in “Where You Can Find More Information” beginning on page [ • ]. Shareholders and other interested parties should read the merger agreement for a more complete description of the provisions summarized below.

The Offer

On September 16, 2010, Merger Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $24.00 per share, net to the seller in cash without interest. The offer contemplated that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub and all outstanding shares of Company common stock, other than shares held by Parent, Merger Sub or the Company or shares held by the Company’s shareholders who have and validly exercised appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to $24.00 per share. The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of shareholder approval of the adoption of the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain shareholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

The merger agreement also provides that the obligation of Merger Sub to purchase shares tendered in the offer is subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the consummation of the offer not being unlawful under the antitrust or similar law of certain foreign jurisdictions, the receipt of proceeds by Parent under certain financing agreements, and other customary closing conditions. In addition, it is a condition to Merger Sub’s obligation to purchase the shares tendered in the offer that the number of the outstanding shares of Company common stock that have been validly tendered and not validly withdrawn, together with any shares of Company common stock then owned by Parent and its subsidiaries, equals at least 79.1% of the Company common stock outstanding as of the expiration of the offer.

Top-Up

Pursuant to the merger agreement, the Company granted to Merger Sub an irrevocable right, which we refer to as the top-up, to purchase additional shares of Company common stock, which Merger Sub must exercise immediately following consummation of the offer, if necessary, at a price per share equal to the merger consideration that, when added to the number of shares owned by Parent, Merger Sub and any of their wholly-owned subsidiaries immediately prior to the time of such exercise, will constitute at least one share more than 90% of the shares of Company common stock then outstanding (after giving effect to the top-up). The top-up is intended to expedite the timing of the completion of the merger by permitting the merger to occur pursuant to Delaware’s short-form merger statute. Merger Sub is required to exercise the top-up if Merger Sub does not own at least 90% of the outstanding shares immediately after it accepts for purchase all of the shares validly tendered and not withdrawn. Simultaneously with the consummation of the offer, Merger Sub shall pay to the Company the purchase price owed by Merger Sub to the Company to purchase that number of newly issued, fully paid and nonassessable shares of Company common stock required to effect the top-up, at Merger Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued shares of Company common stock and (y) executing and delivering to the Company a promissory note, with such terms as specified in the merger agreement, having a principal amount equal to the aggregate purchase price pursuant to the top-up less the amount paid in cash.

If, following the offer, Parent, Merger Sub and any other subsidiary of Parent collectively at least own 90% of the outstanding shares of Company common stock, Parent, Merger Sub and the Company shall take all necessary and appropriate action to consummate the merger as a short-form merger as soon as practicable without a meeting of Company shareholders. In such a case, shareholder approval at the special meeting will not be required.

Recommendation

The Company has represented in the merger agreement that the board of directors has, at a meeting duly called and held, unanimously (i) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of the Company, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company, (v) recommended that the shareholders of the Company vote their shares of Company common stock in favor of adoption of the merger agreement and (vi) approved for all purposes Merger Sub, Parent and their affiliates, the merger agreement and the transactions contemplated by the merger agreement to exempt such persons, agreements and transactions from any anti-takeover laws. We refer to the recommendation in clause (v) above as the “Recommendation.”

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger:

•	Merger Sub will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Sub will cease;

•	the Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent; and

•	All of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of the

Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Merger Closing Conditions.  The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	the affirmative vote of holders of a majority of shares of Company common stock entitled to vote at a shareholders’ meeting to adopt the merger agreement, which we refer to as the Shareholder Approval, shall have been obtained, if required by applicable law;

•	the waiting period applicable to the merger under the HSR Act shall have expired unless early termination shall have been granted, and the consummation of the merger is not unlawful under the competition, merger control, antitrust or similar law of certain applicable jurisdictions; and

•	the consummation of the merger will not then be restrained, enjoined or prohibited by any order of any court of competent jurisdiction which remains in effect that enjoins or otherwise prohibits consummation of the merger.

•	Merger Sub shall have accepted for payment the shares of Company common stock validly tendered and not validly withdrawn pursuant to the offer, unless the Offer Termination has occurred.

Solely if the Offer Termination shall have occurred, the obligations of Parent and Merger Sub to complete the merger shall be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	the representations and warranties of the Company, (i) set forth in Section 4.03 (Capital Structure), Section 4.04 (Authority, Recommendation), Section 4.26 (Voting Requirements) and Section 4.27 (State Takeover Statute) shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger; as though made on such date, (ii) set forth in Section 4.07 (Absence of Certain Changes or Events) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger; as though made on such date without disregarding the “Material Adverse Effect” qualification set forth therein and (iii) set forth in the merger agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date of the merger; as though made on such date, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

•	the Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger;

•	since the date of the merger agreement, there shall not have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and

•	as of immediately prior to the closing date of the merger (and, for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by the merger agreement and such Debt Financing), the Company is Solvent.

The obligations of the Company to complete the merger shall be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “parent material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date of the merger; as though made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a parent material adverse effect; and

•	Parent and Merger Sub shall each have performed or complied in all material respects with its obligations required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger.

Merger Consideration.  At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares of Company common stock owned by Parent or Merger Sub immediately prior to the effective time of the merger, or any shareholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law, will automatically be converted into the right to receive the per share merger consideration in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the per share merger consideration shall be canceled and cease to exist.

Payment for the Company Common Stock.  Before the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the per share merger consideration, which we refer to as the Paying Agent. At or prior to the effective time of the merger, Parent shall cause to be deposited, in trust with the Paying Agent, the funds necessary to pay the aggregate per share merger consideration to the shareholders.

As promptly as reasonably practicable after the effective time of the merger, the Paying Agent will send to each holder of shares of Company common stock a letter of transmittal and instructions advising the shareholders how to surrender stock certificates in exchange for the per share merger consideration. The Paying Agent will pay the per share merger consideration to the shareholders upon receipt of (1) surrendered certificates representing the shares of Company common stock and (2) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the per share merger consideration. The surviving corporation will reduce the amount of any per share merger consideration paid to the shareholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within six months following the effective time of the merger, such cash will be returned to Parent, upon demand, and any holders of the certificates evidencing shares of Company common stock, which we refer to as share certificates, who have not theretofore complied with share certificate exchange procedures in the merger agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the per share merger consideration and any dividends declared in accordance with the restrictions in the merger agreement with a record date prior to the effective time of the merger that remain unpaid at the effective time of the merger and that are due to any such holder.

The transmittal instructions will include instructions if the shareholder has lost the share certificate or if it has been stolen or destroyed. The shareholder will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the share certificate.

Treatment of the Company Equity Awards.  At the acceleration time each of (i) the stock options outstanding as of such date, (ii) the restricted stock units outstanding as of such date, (iii) the performance-based restricted stock units outstanding as of such date and (iv) the deferred stock units outstanding as of such date (items (i) through (iv) are collectively referred to herein as the Company Equity Awards), will vest in full (but in the case of the performance-based stock units, assuming the target level of performance is satisfied) and be converted into the right to receive an amount in cash equal to the per share merger consideration, less, in the case of options, the exercise price per share subject to such option, other than the August equity grants, which will be treated as described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” on page [ • ].

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under the merger agreement or to consummate the merger. For the purposes of clause (a) above, no change, effect, event or occurrence directly arising out of or directly relating to any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect”:

•	general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates;

•	any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism;

•	any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of the merger agreement;

•	any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of the merger agreement;

•	general conditions in the industries in which the Company and its subsidiaries primarily operate;

•	the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of the shares of Company common stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect);

•	the announcement and pendency of the merger agreement and the transactions contemplated thereby;

•	any action taken by the Company or its subsidiaries at Parent’s written request or otherwise required by the merger agreement; or

•	the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective affiliates.

Except in the cases of the first four bullets above, to the extent that the Company and its subsidiaries, taken as a whole, are materially disproportionately affected by such item as compared with other participants in the industries in which the Company and its subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

In the merger agreement, the Company has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, standing and corporate power;

•	its capitalization;

•	its subsidiaries;

•	public SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	employee benefit matters;

•	affiliate transactions;

•	the absence of certain changes or events;

•	absence of litigation;

•	tax matters;

•	labor and employment matters;

•	intellectual property;

•	real property;

•	environmental matters;

•	insurance;

•	franchise matters;

•	quality and safety of food and beverage products;

•	certain business practices;

•	the Company swaps;

•	the vote required for the adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement;

•	material contracts;

•	finders’ and brokers’ fees and expenses;

•	opinions of financial advisors with respect to the fairness of the per share merger consideration;

•	the inapplicability of state takeover statutes or regulations to the offer or the merger; and

•	solvency.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other things:

•	corporate matters related to Parent and Merger Sub, such as organization, standing and corporate power;

•	capitalization;

•	authority;

•	non-contravention;

•	financing;

•	limited guaranty;

•	absence of litigation;

•	information supplied;

•	operation and ownership of Merger Sub;

•	absence of competing businesses;

•	finders’ and brokers’ fees and expenses;

•	no ownership of shares of Company common stock; and

•	solvency.

None of the representations and warranties contained in the merger agreement survives the consummation of the merger.

Conduct of Business of the Company

The merger agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld or delayed), (iii) as contemplated, required or permitted by the merger agreement or (iv) as previously disclosed to Parent in connection with the merger agreement, after the date of the merger agreement, and prior to the effective time of the merger:

•	the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice;

•	use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with significant franchisees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its subsidiaries consistent with past practice; and

•	comply with law consistent with past practice.

In addition, during the same period except as previously disclosed to Parent in connection with the merger agreement, as expressly contemplated or required by the merger agreement, required by law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the merger agreement:

•	making dividends, distributions or redemptions of shares of Company common stock;

•	effecting issuances, splits, combinations or reclassifications of shares of Company common stock or any rights, warrants or options to acquire, any such shares of Company common stock;

•	effecting mergers or consolidations with any person;

•	purchasing or selling assets;

•	making capital expenditures;

•	incurring indebtedness for borrowed money;

•	effecting increases in salaries, bonuses, severance or termination pay; announcing new incentive awards, adopting compensation or benefit plans or accelerating the vesting of any right to compensation or benefits;

•	establishing, adopting, entering into or amending in any material respect any material collective bargaining agreement;

•	effecting compromises, settlements or agreements to settle any pending or threatened suit or claim;

•	amending the organizational documents of the Company or of a subsidiary of the Company;

•	changing financial accounting principles;

•	adopting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	effecting tax election changes, changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim;

•	entering into any contract that restricts the ability of the Company or any or its subsidiaries to compete with any business or in any geographic area, or to solicit customers;

•	terminating or materially amending or modifying certain agreements or (b) entrance into any contract that would have been required to be disclosed in connection with the execution of the merger agreement;

•	authorizing of any of, or committing or agreeing to take any of, the foregoing actions.

Go-Shop; Solicitation

During the period beginning on September 2, 2010 and continuing until 11:59 p.m., New York City time, on October 12, 2010, which we refer to as the No-Shop Period Start Date, the Company may, directly or through its representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any Takeover Proposals (as defined below), including by way of providing access to non-public information; however, the Company shall only permit such non-public information related to the Company to be provided pursuant to a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the confidentiality agreement with an affiliate of Parent and Merger Sub, which we refer to as the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon compliance by the Company with any provision of the merger agreement, and in addition, (A) the Company shall promptly provide to Parent any non-public information concerning the Company or its subsidiaries to which any person is provided such access and which was not previously provided to Parent, and (B) the Company shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect; and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Takeover Proposal.

No Solicitation.  After 11:59 p.m., New York City time, on October 12, 2010 until the effective time of the merger, or, if earlier, the termination of the merger agreement in accordance with its terms, the Company shall not, nor shall it permit any representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect thereto, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations. Subject to the section of the merger agreement governing the Company’s response to Takeover Proposals, at the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups (other than a Qualified Go-Shop Bidder (as defined below)) conducted theretofore by the Company, its subsidiaries or any of their respective representatives with respect to any Takeover Proposal and shall use reasonable best efforts to require any other parties (other than a Qualified Go-Shop Bidder) who have made or have indicated an intention to make a Takeover Proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives.

For purposes of the merger agreement:

•	“Takeover Proposal” means any inquiry, proposal or offer from any person or group providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the board of directors) of assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, or (2)(A) shares of Company common stock, which together with any other shares of Company common stock beneficially owned by such person or group, would equal to 20% or more of the outstanding shares of Company common stock, or (B) any other equity securities of the Company or any of its subsidiaries, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of Company common stock or any other equity securities of the Company or any of its subsidiaries, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material operating subsidiaries, other than, in each case, the transactions contemplated by the merger agreement.

•	“Qualified Go-Shop Bidder” means any person or group from whom the Company or any of its representatives has received a Takeover Proposal after the execution of the merger agreement and prior to the No-Shop Period Start Date that the Company’s board of directors determines, prior to or as of the No-Shop Period Start Date, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below).

•	“Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 75% or more of the outstanding shares of Company common stock or (b) 75% or more of the assets of the Company and its subsidiaries, taken as a whole, in either case which the board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the offer and the merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in connection with a response to a change in recommendation by the board of directors).

The Board of Director’s Recommendation; Adverse Recommendation Changes.  As described above, and subject to the provisions described below, the board of directors has made the Recommendation that the holders of the shares of Company Common Stock adopt the merger agreement. The merger agreement provides that the board of directors will not effect an “Adverse Recommendation Change” (as defined below) except as described below.

Neither the board of directors any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the board of directors described in the board resolutions adopted in connection with the execution of the merger agreement, (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the confidentiality agreement between the Company and an affiliate of Parent and Merger Sub, or (iv) publicly proposed or announced an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv), we refer to as an Adverse Recommendation Change).

The board of directors is entitled to make an Adverse Recommendation Change only if the board of directors determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. However, the board of directors is not entitled to exercise its right to make an Adverse Recommendation Change or, solely with regards to a Superior Proposal, terminate the merger agreement in order to accept a Superior Proposal and enter into an agreement for such Superior Proposal immediately following or concurrently with the termination of the merger agreement (x) unless the Company shall have provided prior written notice to Parent and Merger Sub, at least three business days in advance, that it will effect an Adverse Recommendation Change or terminate the merger agreement in such circumstances and specifying the reasons for such actions and (y):

i. if the Adverse Recommendation Change is not being made as a result of a Superior Proposal, during such three business day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend the merger agreement in such a manner that would otherwise obviate the need for such Adverse Recommendation Change; or

ii. if such Adverse Recommendation Change or termination is being made as a result of a Superior Proposal:

(1) then the notice to Parent shall specify the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal (any material amendment to the terms of any Superior Proposal (and in any event including any amendment to any price term thereof) shall require a new notice and the three business day period shall be reduced to one business day for any such new notice);

(2) after providing any notice to Parent, the Company shall, and shall cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three business day period (or one business day period if a notice is delivered due to a material amendment to the terms of any Superior Proposal) to make such adjustments in the terms and conditions of the merger agreement; and

iii. in the case of either clause (i) or clause (ii) above, the board of directors shall have considered in good faith any adjustments to the merger agreement (including a change to the price terms thereof) that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third business day of such three business day period (or the first business day in certain circumstances) and shall have determined that (x) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect, or (y) in the case of an Adverse Recommendation Change not being made as a result of a Superior Proposal, no adjustment has been made that would obviate the need for such Adverse Recommendation Change, and (y) the findings contemplated by clause (i) above continue to be applicable such that an Adverse Recommendation Change should be made the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect.

The merger agreement does not prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders as, in the good faith determination of the board of directors, after consultation with its outside legal counsel, is required by applicable laws or (iii) making any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) in which the Company indicates that it has not changed the Recommendation.

Financing Efforts

Each of Parent and Merger Sub shall use, and cause its affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions set forth in the commitment letters and related documents, including using reasonable best efforts to seek to enforce (including through litigation) its rights under the debt commitment letter in the event of a material breach thereof by the lenders thereunder, and shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the commitment letters, if such amendment, modification or waiver (i) reduces the aggregate amount of the financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the commitment letters, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing in a manner adverse to Parent or the Company, (iii) decreases the aggregate equity financing as set forth in the equity commitment letter delivered on the date of the merger agreement, (iv) amends or modifies any other terms in a manner that would reasonably be expected to (x) delay or prevent the closing of the offer or the completion of the merger or (y) make the timely funding of the financing or satisfaction of the conditions to obtaining the financing less likely to occur, or (v) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the commitment letters.

The Company has agreed to use its reasonable best efforts to provide such reasonable cooperation as Parent may reasonably request in connection with the debt financing and certain other financing related matters.

Obligations to Use Bridge Financing.  Each of Parent and Merger Sub shall use, and cause its affiliates to use, commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the bridge financing (or any alternative debt financing) within ten calendar days after the conditions of the offer (other than the financing proceeds conditions) have been satisfied or waived, or if the Offer Termination has occurred, applicable conditions to the merger have been satisfied or waived. Notwithstanding the foregoing, if it shall not be commercially reasonable to complete the utilization of such bridge financing by the tenth calendar day, Parent and Merger Sub shall continue to use, and cause its affiliates to continue to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such bridge financing (or such alternative debt financing) as soon as reasonably practicable thereafter. Notwithstanding anything to the contrary contained in the merger agreement, and without regard to the then market conditions or other general economic conditions, including the interest rate and cost of the debt financing, and, for the avoidance of doubt, regardless of whether or not commercially reasonable, if all of the offer conditions (other than the financing proceeds condition) have been satisfied or waived or, if the Offer Termination has occurred, certain conditions have been satisfied or waived, then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the bridge financing (or such alternative debt financing) in no event later than November 18, 2010.

Obligations with Respect to the Proxy Statement

The merger agreement provides that, on or before September 24, 2010, the Company will prepare and file with the SEC in preliminary form a proxy statement relating to a shareholders’ meeting, which shall include the Recommendation with respect to the merger, the opinions of the Company’s financial advisors and a copy of Section 262 of the DGCL. This proxy statement fulfills such obligation.

If the adoption of the merger agreement by the Company’s shareholders is required by applicable law, then the Company shall have the right at any time after the Proxy Statement Clearance Date (and Parent and Merger Sub shall have the right, at any time after the later of such date and November 1, 2010, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten business days), (x) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of the merger agreement, and (y) mail to the holders of shares of Company common stock as of the record date established for the shareholders’ meeting a proxy statement.

Efforts to Close the Transaction

In the merger agreement, each of the Company, Parent and Merger Sub agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as promptly as reasonably practicable, the offer, the merger and the other transactions contemplated by the merger agreement, including making all necessary filings, notices, and other documents necessary to consummate the offer, the merger and other transactions contemplated by the merger agreement.

Takeover Statute

If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws becomes applicable to the Company, Parent or Merger Sub, the offer, the merger, the Top-Up, including the acquisition of shares of Company common stock pursuant thereto, or the other transactions contemplated by the merger agreement, the Company and the members of the board of directors shall take such actions as are necessary to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the merger agreement, the offer, the merger and the other transactions contemplated thereby.

Indemnification and Insurance

Parent and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, now existing in favor of the current or former directors, officers or employees of the Company as provided in their respective employers’ certificates of incorporation or bylaws or other organizational documents or in any indemnification or other agreement will survive the offer or the merger and will continue in full force and effect and will not be, for a period of six years from the effective time of the merger, modified in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of the Company.

In addition, the surviving corporation agreed to indemnify and hold harmless each current and former director or officer of the Company or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with or arising out of any action or omission in connection with such director’s or officer’s service to the Company or any of its subsidiaries and the merger agreement and any transaction contemplated thereby.

For a period of six years after the effective time of the merger, Parent shall maintain in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by the Company and its subsidiaries on terms and coverage amounts no less favorable than the terms of such policies in effect on the date of the merger agreement; provided that neither Parent nor the surviving corporation shall be required to expend annually in excess of 300% of the annual premium paid by the Company in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Alternatively, the Company shall be entitled to purchase, at or prior to the effective time of the merger, a “tail policy” on terms and conditions providing no less favorable benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the effective time of the merger, subject to the maximum premium listed in the immediate preceding sentence.

Shareholder Litigation

Each of the Company, Parent and Merger Sub shall keep the other parties reasonably informed regarding litigation relating to the merger agreement, the offer, the merger or the transactions contemplated thereby. the Company agreed to promptly advise Parent orally and in writing and cooperate fully with Parent in connection with, and to consult with and permit Parent to participate in, the defense, negotiations or settlement of litigation relating to the merger agreement, the offer, the merger or the transactions contemplated thereby and the Company will give consideration to Parent’s advice with respect to such litigation. the Company will not compromise, settle, or come to a settlement arrangement regarding any such litigation without Parent’s consent.

Other Covenants

The merger agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality.

Continuing Pursuit of the Merger

If at any then-scheduled expiration date of the offer occurring after November 24, 2010 (i) any offer condition has not been satisfied or waived, and (ii) the Expiration Date has occurred (which we refer to as the Offer Determination Date), then Merger Sub may irrevocably and unconditionally terminate the offer if the Proxy Statement Clearance Date has occurred on or prior to such Offer Determination Date. In addition, the Company has the right, exercisable by delivering written notice to Parent and Merger Sub at any time after the Offer Determination Date to cause Merger Sub to, and upon receipt of such written notice, Merger Sub must terminate the offer at the then-scheduled Expiration Date. The termination of the offer pursuant to the foregoing process is referred to as the “Offer Termination.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any approval of the merger by the shareholders of the Company:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•	if the merger shall not have been consummated on or before March 2, 2011; provided that the right to terminate the merger agreement on such date shall not be available to Parent or the Company if (x) the offer has closed or (y) the failure of Parent or the Company, as applicable, to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date;

•	if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate in this circumstance shall not be available to Parent or the Company unless Parent or the Company, as applicable, shall have complied with its obligations under the merger agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

•	the Shareholder Approval shall not have been obtained at the duly convened shareholders’ meeting or at any adjournment or postponement thereof.

•	by Parent, if there is any breach or inaccuracy in any of the Company’s representations or warranties set forth in the merger agreement or the Company has failed to perform any of its covenants or agreements set forth in the merger agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to March 2, 2011 or (B) is not cured within fifteen calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate the merger agreement in this circumstance if (x) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements or (y) the offer has closed;

•	by the Company, if there is any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the merger agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the merger agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of certain conditions or, (y) reasonably be expected to, individually or in the aggregate, have a parent material adverse effect, and (ii) (A) is not capable of being cured prior to March 2, 2011 or (B) is not cured within fifteen calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate the merger agreement in this circumstance if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements thereunder or (y) the offer has closed;

•	by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change; (ii) the Company shall have delivered a notice to parent of its intent to effect an Adverse Recommendation Change, if Parent shall have given the Company the right to enter into an acquisition agreement and such right has been available to the Company for no less than twenty-four hours, (iii) the Company failed to include in the proxy statement or the Schedule 14D-9 filed by the Company, in each case, when mailed, the Recommendation and a statement of the findings and conclusions of the board of directors described in the board resolutions adopted in connection with the merger agreement, (iv) if, following the disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (v) below), the Company’s board of directors shall have failed to reaffirm publicly the Recommendation within five business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (we refer to any of the forgoing actions as a Triggering Event); provided that Parent shall not have the right to terminate the merger agreement in this circumstance if (x) the offer has closed or (y) the approval of the merger by the shareholders of the Company shall have been obtained;

•	by the Company, in order to accept a Superior Proposal and enter into the acquisition agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the termination fee by the Company to the parent, which we refer to as the Company Termination Fee (as described below), shall be a condition to the termination of the merger agreement by the Company in this circumstance; or

•	by the Company, if (i)(A) all the conditions of the offer shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii)(A) all the offer conditions (other than the financing proceeds condition) shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; provided, however, that the termination right set forth in clause (ii) shall only be available from and after the close of business on November 18, 2010; or

•	by the Company, after the close of business on November 18, 2010, if (i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of shares of Company common stock to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the merger closing), (ii) Parent shall have failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination.

Effect of Termination.  If the merger agreement is terminated in accordance with its terms, the merger agreement will become null and void and, subject to certain designated provisions of the merger agreement which survive, including the termination, confidentiality, cooperation, specific performance, remedies, and limitation on liability provisions , among others, there will be no liability on the part of Parent, Merger Sub or the Company. No party is relieved of any liability for any breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination. No party is liable for punitive damages.

Termination Fees

•	The Company has agreed to pay 3G a termination fee of $50 million if the merger agreement is terminated by the Company prior to October 12, 2010 in order for the Company to accept a Superior Proposal, with such fee being payable concurrently with, and as a condition to the effectiveness of, such termination.

•	the Company has agreed to pay 3G a termination fee of $95 million as follows:

•	if the merger agreement is terminated by the Company after October 12, 2010 in order for the Company to accept a Superior Proposal, with such fee being payable concurrently with, and as a condition to the effectiveness of, such termination;

•	if the merger agreement is terminated by Parent upon an Adverse Recommendation Change or other Triggering Event (as described above), with such fee being payable within two business days following such termination; or

•	if (A) the merger agreement is terminated by the Company or Parent due to (x) the failure of the merger to be completed by March 2, 2011 or (y) the failure of the Company’s shareholders to adopt the merger agreement at the shareholders meeting, to the extent such shareholder approval is required by applicable law, or (ii) the merger agreement is terminated by Parent due to a material breach of the Company’s representations, warranties, covenants or agreements set forth in the merger agreement as described above under “— Termination of the Merger Agreement”, other than any termination relating to such material breach to the extent such breach was the principal factor in the failure of the offer or the merger to be completed as described below, (B) prior to such termination a Takeover Proposal become publicly known and was not withdrawn, and (C) within 12 months after any termination of the merger agreement in the circumstances described in clause (A) above, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (which transaction is thereafter consummated) or consummates any Takeover Proposal, then such fee shall be paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Takeover Proposal has the meaning described below, except that the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

•	the Company has agreed to pay 3G a termination fee of $175 million, if the merger agreement is terminated by Parent due to a breach by the Company of any of its representations or warranties or the failure by the Company to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is the principal factor in the failure of the offer or the merger to be consummated; provided that Parent and Merger Sub is not then in material breach of any of their representations, warranties, covenants or agreements set forth in the merger agreement, with such termination fee being payable within two (2) business days following such termination of the merger agreement.

•	Parent has agreed to pay the Company $175 million, as follows:

•	if the merger agreement is terminated by the Company due to a breach by Parent of any of its representations or warranties or the failure by Parent to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is the principal factor in the failure of the offer or the merger to be consummated; provided that the Company is not then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

•	if the merger agreement is terminated by the Company at such time as (i)(A) all the offer conditions shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii)(A) all the offer conditions (other than the financing proceeds condition) shall have been satisfied or waived as of the expiration of the offer, and (B) Parent shall have failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; provided, however, that the termination right set forth in clause (ii) shall only be available from and after the close of business on November 18, 2010; or

•	if the merger agreement is terminated by the Company, after the close of business on November 18, 2010, if (i) all the conditions that are applicable to each party’s obligation to consummate the merger and the conditions to the obligations of Parent and Merger Sub to consummate the merger (other than the purchase of shares of Company common stock to the extent the Offer Termination has occurred) have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the merger Closing, each of which is capable of being satisfied at the merger Closing), (ii) Parent shall have failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company shall have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination.

Such $175 million termination fee shall be payable by Parent within two business days following the date of termination of the merger agreement in such circumstances.

Expense Reimbursement

If the merger agreement is terminated by Parent or the Company due to the failure of the Company’s shareholders to adopt the merger agreement at the shareholders meeting, to the extent such shareholder approval is required by applicable law, then the Company shall reimburse Parent for up to $15 million of the documented out-of-pocket fees and expenses of Parent, 3G or their affiliates in connection with the merger agreement.

Specific Performance

Parent, Merger Sub and the Company shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof in any arbitration or any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Notwithstanding the foregoing, the Company’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Merger Sub to, or to directly, cause either the equity financing to be funded at any time but only simultaneously with the receipt of the debt financing or a draw on the bridge commitment under the debt commitment letters is subject to the requirements that:

(a) with respect to any funding of the equity financing to occur at the consummation of the offer closing, all of the conditions of the offer (other than the financing proceeds condition) are satisfied or waived as the expiration of the offer, and, with respect to any funding of the equity financing to occur at the consummation of the merger, all conditions with respect to obtaining Shareholder Approval and regulatory approval, as well as there being no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the merger;

(b) the debt financing (or, in the case any alternative financing that Parent and Merger Sub are required or permitted to accept has been obtained, for all the debt financing), has been funded or would be funded in accordance with its terms at the consummation of the offer or the merger, as applicable, if the equity financing is funded at the consummation of the offer or the merger, as applicable, and

(c) the Company has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the merger.

Limitations of Liability

The maximum aggregate liability of 3G, Parent and Merger Sub (including the Parent Termination Fee) for damages or otherwise is limited to $175 million. the Company can cause 3G to provide funds, subject to the maximum set forth in the equity commitment letter between the Company, Parent and 3G, up to such aggregate limit to Parent to the extent provided in the equity commitment letter, subject to the terms of the equity commitment letter and the limited guaranty. In addition, the rights of the Company pursuant to the equity commitment letter and the limited guaranty are the sole and exclusive remedy of the Company and its affiliates against Parent and Parent’s affiliates in respect of monetary liabilities or obligations arising under the merger agreement.

The maximum aggregate liability of the Company for damages or otherwise in connection with the merger agreement or any of the transactions contemplated thereby is limited to $175 million, provided that in no event shall Parent, on behalf of itself and its affiliates, be entitled to both (x) the receipt of the Company Termination Fee or the $175 million or recovery of monetary damages against the Company or any of its subsidiaries and (y) specific enforcement of the merger agreement.

Fees and Expenses

Except for the provisions described under “Expense Reimbursement,” all fees and expenses incurred in connection with the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the offer, the merger or any of the other transactions contemplated by the merger agreement are consummated.

Amendment

The merger agreement may be amended by Parent, Merger Sub or the Company at any time before or after the closing of the offer or receipt of the Shareholder Approval; provided, however, that (x) after the closing of the offer, there will be no amendment that decreases the per share merger consideration, and (y) after the Shareholder Approval has been obtained, no amendment will be made that by law requires further approval by the shareholders of the Company without such approval having been obtained.

Governing Law

The merger agreement shall be governed by Delaware law.

Stockholder Voting Agreements

Concurrently with the execution of the merger agreement, certain private equity funds affiliated with each of the Sponsors entered into stockholder tender agreements with the Company pursuant to which such shareholders have agreed to tender their shares of Company common stock in the offer upon the terms and subject to the conditions of such agreements. It is anticipated that, pursuant to the terms of such stockholder tender agreements, such Sponsors will each enter into customary voting agreements with Parent to vote their shares of Company common stock in favor of the merger. The shares of Company common stock held by such Sponsors comprise approximately 31% of the outstanding shares of Company common stock. The stockholder voting agreements will terminate upon certain circumstances, including upon termination of the merger agreement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “BKC”. The table below shows, for the periods indicated, the high and low sales prices for the Company common stock, as reported on the NYSE.

	Common Stock Price
	High		Low

Fiscal Year Ended June 30, 2009
First Quarter ended September 30		$30.95		$22.77
Second Quarter ended December 31		$25.07		$16.56
Third Quarter ended March 31		$24.48		$19.21
Fourth Quarter ended June 30		$24.10		$15.85
Fiscal Year Ending June 30, 2010
First Quarter ended September 30		$19.50		$15.61
Second Quarter ended December 31		$19.13		$16.63
Third Quarter ended March 31		$21.50		$17.10
Fourth Quarter ended June 30		$22.19		$16.80
Fiscal Year Ending June 30, 2011
First Quarter July 1 to [ • ]	$		$

The closing price of Company common stock on the NYSE on September 1, 2010, the last trading day prior to the public announcement of the merger agreement, was $18.86 per share of Company common stock. In addition, on August 31, 2010, the date on which news articles ran in the evening reporting rumors that the Company was considering a sale, the closing price was $16.45 per share of Company common stock. On [ • ], 2010, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NYSE was $[ • ] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

During each quarter of fiscal 2009 and 2010, the Company paid a quarterly cash dividend of $0.0625 per share. Under the terms of the merger agreement, the Company is not permitted to declare or pay dividends in respect of shares unless approved in advance by Parent in writing, other than the payment of the fiscal 2011 first quarter dividend of $0.0625 per share, which was declared on August 19, 2010 and is payable on September 30, 2010 to shareholders of record on September 14, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 13, 2010, regarding the beneficial ownership of our common stock by:

•	Each of our directors and NEOs;

•	All directors and executive officers as a group; and

•	Each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock.

As of September 13, 2010, our outstanding equity securities consisted of 136,465,856 shares of common stock. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon the conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of September 13, 2010. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled on or within 60 days of September 13, 2010 are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for each listed shareholder is: c/o Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock, par Value
	$.01 Per Share
		Percentage
Name and Address of Beneficial Owner	Number	of Class

John W. Chidsey(1)	1,831,834	1.3%
Ben K. Wells(1)	300,660	*
Russell B. Klein(1)	124,778	*
Charles M. Fallon, Jr.(1)	305,154	*
Anne Chwat(1)	363,292	*
Peter Smith(1)	195,357	*
Richard W. Boyce(1)	25,000	*
David M. Brandon(1)	35,000	*
Ronald M. Dykes(1)	23,925	*
Peter R. Formanek(1)	233,094	*
Manuel A. Garcia(1)	64,641	*
Sanjeev K. Mehra(1)(2)(6)	13,946,647	10.2%
Stephen G. Pagliuca(1)	13,601,924	10.0%
Brian T. Swette(1)	130,902	*
Kneeland C. Youngblood(1)	17,507	*
All Executive Officers and Directors as a group (18 persons)(1)	31,297,015	22.9%
5% Stockholders
FMR LLC(3)	7,824,558	5.7%
Investment funds affiliated with Artisan Partners Holdings LLC(4)	7,971,200	5.8%
Investment funds affiliated with Bain Capital Investors, LLC(5)	10,403,858	7.6%
Investment funds affiliated with The Goldman Sachs Group, Inc.(6)	14,046,089	10.3%
TPG BK Holdco LLC(7)	15,131,497	11.1%

*	Less than one percent (1%)

(1)	Includes beneficial ownership of shares of common stock for which the following persons hold options currently exercisable or exercisable on or within 60 days of September 13, 2010: Mr. Chidsey, 1,340,714 shares; Mr. Wells, 266,509 shares; Mr. Fallon, 252,653 shares; Ms. Chwat, 284,462 shares; and Mr. Smith, 98,819 shares; and all directors and executive officers as a group, 2,311,985 shares. Also includes beneficial ownership of shares of common stock underlying deferred stock units held by the following persons that are currently vested or will vest on or within 60 days of September 13, 2010 and will be settled upon termination of Board service: each of Messrs. Boyce and Brandon, 25,000 shares; Mr. Dykes, 23,925 shares; each of Mr. Formanek and Mr. Youngblood, 17,507 shares; Mr. Garcia, 23,078 shares; Mr. Mehra, 24,478 shares; Mr. Pagliuca, 3,597 shares; Mr. Swette, 30,277 shares; and all non-employee directors as a group, 189,153 shares. See Footnotes 2 and 6 below for more information regarding the deferred stock held by Mr. Mehra. Mr. Klein’s employment terminated on December 15, 2009 and his shares included in the table are based on the Form 4 filed with the SEC on December 16, 2009. None of the executive officers have restricted stock units or performance-based restricted stock units that will vest on or within 60 days of September 13, 2010, except 11,565 restricted stock units held by a non-NEO executive officer.

(2)	Mr. Mehra is a managing director of Goldman, Sachs & Co. Mr. Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds and Goldman, Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock units he receives in his capacity as a director of the Company for the benefit of The Goldman Sachs Group, Inc. See Footnote 6 below for information regarding The Goldman Sachs Group, Inc.

(3)	The shares included in the table are based solely on Amendment No. 3 to the Schedule 13G filed with the SEC on January 11, 2010 by FMR LLC. FMR LLC filed the amended Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and Fidelity International Limited (“FIL”) on a joint basis, but each is of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). FMR LLC has the sole power to vote or to direct the vote regarding 4,857,828 of these shares and the sole power to dispose or to direct the disposition of 7,824,558 of these shares. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 11, 2010 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler and Carlene M. Ziegler. Artisan Holdings, a registered investment adviser, is the sole limited partner of Artisan Partners, a registered investment adviser. Artisan Investments is the general partner of Artisan Partners. Artisan Corp. is the general partner of Artisan Holdings. ZFIC is the sole stockholder of Artisan Corp. and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. Of the shares reported, each of Artisan Holdings, Artisan Corp., ZFIC, Mr. Ziegler and Ms. Ziegler reported that they had shared voting power with respect to 7,811,200 shares and shared dispositive power with respect to 7,971,200 shares. Artisan Partners and Artisan Investments each reported that it had shared voting power over 7,754,000 shares and shared dispositive power over 7,914,000 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners and Artisan Holdings. The business address of Artisan Holdings is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(5)	The shares included in the table consist of: (i) 10,403,858 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 3,117,905 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose managing and sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 59,513 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. The shares included in the table are based solely on the Amendment No. 3 to Schedule 13G filed with the SEC on February 16, 2010 by BCI on behalf of itself and its reporting group. The business address of BCI is 111 Huntington Avenue, Boston, MA 02199.

(6)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which The Goldman Sachs Group, Inc. refers to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 7,262,660 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 2,638,973 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 303,562 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 2,306,145 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 106,837 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 213,675 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 356,124 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 412,941 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 141,944 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 157,364 shares of common stock owned by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

Goldman Sachs Execution & Clearing, L.P. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 3,520 shares of common stock. Goldman, Sachs & Co. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 10,100 shares of common stock. Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. may

each be deemed to beneficially own indirectly, in the aggregate, 13,900,225 shares of common stock through certain limited partnerships described in this footnote, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member. Goldman, Sachs & Co. is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the limited partnerships.

The Goldman Sachs Group, Inc. may be deemed to beneficially own 24,478 shares of common stock pursuant to the 2006 Omnibus Incentive Plan, which are deferred shares granted to Sanjeev K. Mehra, a managing director of Goldman, Sachs & Co. in his capacity as a director of the Company. Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such deferred shares for the benefit of The Goldman Sachs Group, Inc. The grant of 24,478 deferred shares is currently vested or will vest within 60 days of September 13, 2010. The deferred shares granted to Mr. Mehra will be settled upon termination of Board service. Each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. disclaims beneficial ownership of the deferred shares of common stock except to the extent of its pecuniary interest therein.

The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 16, 2010 by The Goldman Sachs Group, Inc. on behalf of itself and its reporting group. The business address for The Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004.

(7)	The shares included in the table are directly held by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), is the sole general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership, which in turn is the managing member of TPG BK Holdco LLC. David Bonderman and James Coulter are directors, officers and sole shareholders of Advisors III, and therefore, David Bonderman, James Coulter and Advisors III may each be deemed to beneficially own the shares directly held by TPG BK Holdco LLC. The shares included in this table are based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2009 on behalf of Advisors III, Mr. Bonderman and Mr. Coulter. The business address for TPG BK Holdco LLC is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement and you do not vote for the adoption of the merger agreement, you have certain rights under the DGCL to demand appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock in lieu of the $24.00 per share to be paid in the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $24.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s shareholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of shareholders, the shareholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our shareholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a shareholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Burger King Holdings, Inc., Attention: General Counsel and Secretary, 5505 Blue Lagoon Drive, Miami, Florida 33126, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a shareholder of Company common stock must be made by, or in the name of, the record shareholder, fully and correctly, as the shareholder’s name appears on the shareholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s shareholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any shareholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that shareholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the shareholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all shareholders entitled to appraisal. Upon the filing of the petition by a shareholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to shareholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require shareholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any shareholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the shareholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the $24.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals and Nominations for 2010 Annual Meeting

Once the merger is completed, there will be no public participation in any future meetings of the Company’s shareholders. If the merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold our 2010 annual meeting of shareholders prior to the end of 2010.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2010, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must have been received by us no later than June 10, 2010 and must comply with the requirements of SEC Rule 14a-8; provided, however, if the annual meeting date is changed by more than 30 days from the anniversary of last year’s annual meeting, which took place on November 19, 2009, then the deadline for such proposals is a reasonable time before the Company begins to print and send its proxy materials, which would be disclosed in the Company’s reports filed with the SEC. Written requests for inclusion should be addressed to: Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: General Counsel and Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

A shareholder recommendation for nomination of a person for election to the board of directors or a proposal for consideration at the 2010 annual meeting of shareholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require a shareholder who wants to nominate a director or submit a shareholder proposal be a shareholder of record at the time of giving the notice and the time of the meeting, be entitled to vote at the meeting and comply with the advance notice provisions of our bylaws.

Our bylaws require that shareholder recommendations for nominees to the board of directors must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and disclosure of any material relationship between the shareholder or the beneficial owner and the proposed nominee or nominees, including any material interest in such business of the shareholder or the beneficial owner.

Our bylaws require that shareholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in such business. In order to be considered timely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act, under the advance notice requirements of our bylaws the proposal or recommendation for nomination must be received by the Company’s General Counsel and Secretary at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting of shareholders, a proposal or recommendation for nomination must have been received by the Company’s General Counsel and Secretary not earlier than July 22, 2010 and not later than August 21, 2010. If no annual meeting was held in the previous year or if the date of the annual meeting is more than 30 days from the date of the previous year’s annual meeting, then the proposal or recommendation must be received not later than the close of business on the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the 2010 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the board of directors, the advance notice provisions of the bylaws shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of shareholders.

In addition, our bylaws require that the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, must also include (i) the name and address of the shareholder, (ii) the class and number of shares beneficially owned and held of record by the shareholder and the beneficial owner, (iii) any derivative, swap or any other transaction or series of transactions engaged in, directly or indirectly by the shareholder or the beneficial owner the purpose or effect of which is to give the shareholder or beneficial owner economic risk similar to ownership of shares in the Company, (iv) a representation that the shareholder is the holder of record of the shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal or nomination, and (v) a representation that the shareholder or the beneficial owner intends to be or is a part of a group which intends to deliver a proxy statement or a form of proxy to the holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or elect the nominee, or otherwise plans to solicit proxies from shareholders in support of the nomination or proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.bk.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (filed with the SEC on August 26, 2010);

•	Form 10-K/A (filed with the SEC on September 20, 2010); and

•	Current Reports on Form 8-K (filed with the SEC on August 25, 2010, September 2, 2010, September 3, 2010; and September 16, 2010).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations Department, Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-3000 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
BLUE ACQUISITION HOLDING CORPORATION,
BLUE ACQUISITION SUB, INC.
and
BURGER KING HOLDINGS, INC.
dated as of
September 2, 2010

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries or affiliates.

A-1

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 2, 2010, is entered into by and among Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Burger King Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein as a “Party” and together as “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $24.00, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into a Sponsor Tender Agreement with certain investment funds affiliated with Bain Capital Investors, LLC, TPG Capital, L.P. and The Goldman Sachs Group, Inc. and their respective Affiliates set forth therein (collectively, the “Sponsor Tender Agreements”), pursuant to which, among other things, such investment funds have irrevocably agreed to tender shares of Company Common Stock beneficially owned by them in the Offer (the shares subject to such agreements constituting, in the aggregate, approximately 31% of the Company Common Stock as of the date hereof) and to take certain actions and exercise certain rights, and to refrain from taking other actions or exercising other rights, in each case, as set forth therein;

WHEREAS, regardless of whether the Offer Closing occurs, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01  The Offer.

(a) Commencement of the Offer.  As promptly as reasonably practicable (and, in any event, within 10 business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the

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rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer.  The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition, or (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d).

(c) Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the First Quarter Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer.

(d) Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at midnight, New York City time, on the later of (x) the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (y) the second business day following the No-Shop Period Start Date (such later date being the “Initial Offer Expiration Date”), provided, however, if at the Initial Offer Expiration Date, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer for ten (10) business days; provided, further, that if the only Offer Condition not satisfied at such time is the Financing Proceeds Condition, then such Initial Offer Expiration Date may be extended, at Parent’s option, for less than ten (10) business days. Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days (or such longer period as the Parties may agree) each; provided, however, if the Proxy Statement Clearance Date has occurred on or prior to November 24, 2010, then no such extension shall be required after November 24, 2010; provided, further, however, if the Proxy Statement Clearance Date has not occurred on or prior to November 24, 2010, then either Parent or the Company may request, and upon such request, Sub shall extend the Offer in increments of up to five (5) business days (or such longer period as the Parties may agree) each until the Proxy Statement Clearance Date; it being understood that nothing contained herein shall limit or otherwise affect the Company’s right to terminate this Agreement pursuant to Section 9.01(g) in accordance with the terms thereof. “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. In addition, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided, however, that Sub shall not be required to extend the Offer beyond the Outside Date and such extension shall be subject to the right to terminate the Offer in accordance with Section 1.01(f). The last date on which the Offer is required to be extended pursuant to this Section 1.01(d) is referred to as the “Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur prior to November 24, 2010).

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(e) Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within 3 business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of the Offer; Continuing Pursuit of the Merger.  If at any then-scheduled expiration of the Offer occurring after November 24, 2010 (i) any Offer Condition shall not have been satisfied or waived, and (ii) the Offer End Date shall have occurred (the “Offer Determination Date”), then Sub may irrevocably and unconditionally terminate the Offer if the Proxy Statement Clearance Date has occurred on or prior to such Offer Determination Date. In addition, the Company shall have the right, exercisable by delivering written notice to Parent and Sub at any time from and after the Offer Determination Date to cause Sub to, and upon receipt of such written notice, Sub shall, and Parent shall cause Sub to, irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date of the Offer following the receipt of such notice from the Company (delivered no less than one (1) business day of the then -scheduled expiration date of the Offer). The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination”, and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.01 and that, absent such any termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Offer Documents.  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

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Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds.  Subject to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

(i) Withholding.  Notwithstanding anything in this Agreement to the contrary, Parent and Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent or Sub are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent or Sub.

Section 1.02  Company Actions.

(a) Schedule 14D-9.  On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinions. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists.  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall

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not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03  Top-Up.

(a) Top-Up.  The Company hereby grants to Sub an irrevocable right (the “Top-Up”), exercisable on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 90% of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part.

(b) Exercise of Top-Up; Top-Up Closing.  If there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date, Sub shall be deemed to have exercised the Top-Up and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration.  Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights.  Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.01(d).

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Section 1.04  Directors.

(a) Composition of Company Board and Board Committees.  Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or the Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of the New York Stock Exchange (the “NYSE”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act.  The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided that, in each case, Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors.  Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub, or (iv) to any other matter under this Agreement.

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(d) Effects on Continued Listing.  After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the New York Stock Exchange Listed Company Manual.

ARTICLE II

The Merger

Section 2.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02  Closing.  The closing of the Merger (the “Merger Closing”) will take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, and immediately following the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03  Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05  Certificate of Incorporation and By-Laws.

(a) At the Effective Time, the certificate of incorporation of Sub as in effect immediately prior to the Effective Time (which shall not be amended by Sub from the date hereof until such time except as otherwise contemplated hereby) shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Burger King Holdings, Inc.”

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law.

Section 2.06  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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Section 2.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08  Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 3.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without

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any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02  Adjustment to Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the First Quarter Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof.

Section 3.03  Exchange Fund.

(a) Paying Agent.  Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

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(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Company Equity Award) such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for

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all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.04  Company Equity Awards.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the earlier to occur of the time of the Offer Closing and the Effective Time (such earlier time, the “Acceleration Time”):

(a) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Acceleration Time shall be canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option;

(b) each Company RSU that is outstanding immediately prior to the Acceleration Time shall be fully vested and, at the Acceleration Time, canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU at the Acceleration Time;

(c) each Company PSU that is outstanding immediately prior to the Acceleration Time shall be vested as to the number of shares of Company Common Stock issuable pursuant to such Company PSU upon attainment of the target level of performance applicable to such Company PSU (the “PSU Shares”), and, at the Acceleration Time, canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of PSU Shares attributable to such Company PSU; and

(d) with respect to each member of the Company Board, in connection with the cessation of such person’s service as a member of the Company Board as of the Acceleration Time, each Company DSU that is outstanding immediately prior to the Acceleration Time shall, at the Acceleration Time, be vested and canceled, with the holder thereof becoming entitled to receive, on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company DSU at the Acceleration Time.

(e) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for taxes in accordance with Section 3.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, within the two (2) years preceding the date hereof and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.03, Section 4.04, Section 4.25, Section 4.26, Section 4.27, Section 4.28 and Section 4.29, or (ii) subject to Section 10.03(g), as

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set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Amended and Restated By-Laws of the Company (the “Company By-Laws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 4.02  Subsidiaries.  Section 4.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries and equity interests in any person organized outside the United States that is not a Subsidiary in which the Company’s and its Subsidiaries’ invested capital is less than $2 million as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 4.03  Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on August 31, 2010, (i) 136,333,333 shares of Company Common Stock were issued and outstanding, (ii) 1,467,523 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated Equity Incentive Plan and 2006 Omnibus Incentive Plan (collectively, the “Company Stock Plans”), and pursuant to such Company Stock Plans (A) 7,651,238 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any options granted thereunder after August 31, 2010, the “Company Stock Options”), (B) 1,264,357 shares of Company Common Stock were subject to restricted stock unit awards that were subject to service-based vesting or delivery requirements (the “Company RSUs”), (C) 196,691 shares of Company Common Stock were subject to restricted stock unit awards that were subject to performance-based vesting or delivery requirements, assuming settlement of such awards based on the attainment of performance goals at target levels (the “Company PSUs”), and (D) 191,568 shares of Company Common Stock were subject to deferred stock unit awards (the “Company DSUs” and, together with the Company Stock Options, Company RSUs and Company PSUs, the “Company Equity Awards”), (iii) 3,088,996 shares of Company Common Stock were owned by the Company as treasury stock, and (iv) no shares of Company Preferred Stock were outstanding. Except as set forth above, at the close of business on August 31, 2010, no shares of

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capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth the aggregate amount of Company Equity Awards outstanding as of August 31, 2010, including (to the extent applicable) the Company Stock Plan under which each such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if any) and status of each such Company Equity Award. From August 31, 2010 (and except for the issuance for any Top-Up Shares), (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding on August 31, 2010 or the Company’s Amended and Restated Savings Plan (the “Company 401(k) Plan”), and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances pursuant to Company Equity Awards outstanding on August 31, 2010 or the Company 401(k) Plan.

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of August 31, 2010, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company is a party or by which the Company is bound (1) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since August 30, 2010, none of the foregoing has been issued. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans and the Company 401(k) Plan.

(c) The Company does not have any stockholder rights plan in effect.

Section 4.04  Authority; Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by applicable Law, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of this Agreement and the transactions

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contemplated hereby, including the Merger, the Offer and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement (this clause (v), the “Recommendation”), and (vi) irrevocably approving for all purposes each of Parent, Sub and their respective Affiliates and this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for the Company, Parent, Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.05  Non-Contravention.  The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Sub), any provision of (a) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, (i) any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (“Law”) or any judgment, order or decree of any Governmental Authority (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, whether domestic or foreign, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any jurisdiction (collectively, the “Foreign Merger Control Laws”), (B) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of

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its Subsidiaries is qualified to do business, (D) any filings or notices required under the rules and regulations of the NYSE, and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act or the Exchange Act since July 1, 2008 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year end adjustments and the absence of footnotes).

(c) Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the Ordinary Course of Business, (B) are incurred in connection with the transactions contemplated by this Agreement, or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since July 1, 2009, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made

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available to Parent all such disclosures made by management to the Company’s auditors and audit committee from July 1, 2009 to the date of this Agreement.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii) Since May 17, 2006, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.07  Absence of Certain Changes or Events.  Between July 1, 2010 and the date of this Agreement, (i) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect, and (ii) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business, and, except as set forth in Section 4.07 of the Company Disclosure Letter, there has not been:

(a) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company, other than the declaration by the Company on August 19, 2010 of a quarterly cash dividend of $0.0625 per share of Company Common Stock (the “First Quarter Dividend”);

(b) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(c) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company DSUs in connection with the forfeiture of such awards, and (iv) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;

(d) except (i) as reasonably required by applicable Law, (ii) in the Ordinary Course of Business or (ii) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in the Company Disclosure Letter, in each case in effect as of June 30, 2010, (A) any granting to any director or member of the Company Executive Team any increase in compensation, (B) any granting to any director or member of the Company Executive Team any increase in severance or termination pay, (C) any entry by the Company into any employment, consulting, severance, retention or termination agreement with any (x) director or member of the Company Executive Team or

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(y) other employee pursuant to which the total annual compensation or the aggregate severance benefits under such agreement, solely in the case of clause (y), in excess of $2,000,000, (D) any establishing, adopting, entry into or amending in any material respect any material collective bargaining agreement or material Company Benefit Plan or material Company Benefit Agreement, or (E) any acting to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement;

(e) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X under the Securities Act; or

(f) any material tax election, any change of annual accounting period, any entering into of a material “closing agreement” or any settlement of a material claim or assessment by the Company or any of its Subsidiaries, in each case, other than in the Ordinary Course of Business.

Section 4.08  Litigation.  There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. This Section 4.08 does not relate to tax matters, which are the subject of Section 4.14, or environmental matters, which are the subject of Section 4.17.

Section 4.09  Contracts.

(a) Except for this Agreement and for Contracts filed as an exhibits to the Filed SEC Documents, Section 4.09 of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 over the remaining term of such Contract, except for any such Contract entered into in the Ordinary Course of Business or that may be canceled, without any material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(iv) each Contract to which the Company or any of its Subsidiaries is a party entered into since July 1, 2009, for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $10,000,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business (including acquisitions of supplies and acquisitions and dispositions of inventory and equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries);

(v) each Contract that restricts the ability of the Company or any of its Subsidiaries to compete, in any material respects, with any business or in any geographical area or to solicit customers, in any material respects, except for use or radius restrictions that may be contained in Contracts entered into in the Ordinary Course of Business;

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(vi) each Contract that is a material settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the execution date of this Agreement to pay consideration in excess of $10,000,000, or (C) that would otherwise materially limit the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Merger Closing) as currently operated;

(vii) each Contract to which the Company or any of its Subsidiaries is a party primarily involving the development or licensing of any Intellectual Property (except for licenses of commercially available software) that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted;

(viii) each Contract that grants to any person any right or first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries, taken as a whole; and

(ix) each Contract that relates to a partnership, joint venture or similar arrangement.

Each Contract set forth on Section 4.09 of the Company Disclosure Letter or required to be set forth thereon (but subject to the last sentence of Section 4.09(b)) is referred to herein as a “Specified Contract”.

(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 4.09 does not relate to real property leases, which are the subject of Section 4.15, or agreements entered into with franchisees, which are the subject of Section 4.19, or Company Benefit Plans and Company Benefit Agreements, which are the subject of Section 4.13.

Section 4.10  [Reserved].

Section 4.11  Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including Franchise Laws and Relationship Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. This Section 4.11 does not relate to the SEC Documents, financial statements or disclosure controls and procedures, which are the subject of Section 4.06, employee benefit matters, which are the subject of Section 4.13, taxes, which are the subject of Section 4.14, or environmental matters, which are the subject of Section 4.17. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The term “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning

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Franchising”, 16 CFR Part 436. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or Relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

Section 4.12  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as contemplated by this Agreement, to the Knowledge of the Company, no director, member of the Company Executive Team other than the Transition Executives (as such term is defined in Section 7.05(d) of the Company Disclosure Letter), other key employee or group of employees has any present intention to terminate his, her, or their employment with the Company or any of its Subsidiaries (that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect).

Section 4.13  Employee Benefit Matters.

(a) Section 4.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the two most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract or other material contract relating to any material Company Benefit Plan, (D) the most recent actuarial reports (if applicable) for each Company Benefit Plan and (E) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan and material Company Benefit Agreement.

(c) Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status or the imposition of any material penalty or tax liability, except where such loss of qualification, registration or tax-exempt status or the imposition of any material penalty or tax liability, individually or in the aggregate, would not have a Material Adverse Effect.

(d) Section 4.13(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable and terminable unilaterally by the Company at any time without material liability or expense to the Company and its Subsidiaries, taken as a whole, as a result thereof other than claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written

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communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the immediately preceding six (6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (“ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Benefit Plan subject to Title IV of ERISA (each, a “Title IV Plan”) and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

(f) The Compensation Committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 303A.02 of the New York Stock Exchange Listed Company Manual and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (the “Compensation Committee”) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to any Company Benefit Plan to which the Company, any Company Subsidiary or any ERISA Affiliate make, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist on the date hereof that could reasonably be expected to result in any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30 days notice requirement has not been waived has occurred, and the consummation of the Merger will not result in the occurrence of any such reportable event; an (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any Company Subsidiary or any ERISA Affiliate.

(h) None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

(i) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans or Company Benefit Agreement (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

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(j) The consummation of the Offer or the Merger alone, or in combination with a termination of any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any material liability under any material Company Benefit Plan or material Company Benefit Agreement, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries. Except as would not have a Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, officer or director of the Company or any of its Subsidiaries under any Company Benefit Plan or Company Benefit Agreement, or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any taxes imposed under Section 4999 or 409A of the Code.

(k) None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or material Company Benefit Agreement or to modify or change in any material way any existing material Company Benefit Plan or material Company Benefit Agreement other than those amendments or modifications required by Law.

(l) Except as would not have a Material Adverse Effect (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including tax withholding purposes or Company Benefit Plan purposes) and (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(m) Except as would not have a Material Adverse Effect, each Company Benefit Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(n) The term “Company Benefit Agreement” means each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within

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the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 4.14  Taxes.

(a) Each of the Company and its Subsidiaries has timely filed or has caused to be timely filed all U.S. federal income tax and other material tax returns required to be filed by it (taking into account any validly obtained extension of time within which to file), and all such tax returns are true, complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries, other than taxes that are being contested in good faith through appropriate proceedings or for which the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP (excluding any reserves for deferred taxes).

(b) No deficiencies for any material taxes (other than taxes that are not yet due and payable or that are being contested in good faith) have been proposed, asserted, assessed or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes. The U.S. consolidated federal income tax returns of the Company through the tax year ending June 30, 2006 have been examined and closed by the Internal Revenue Service. There are no material Liens for taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for taxes not yet due and payable. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder.

(c) The term “taxes” means all (i) income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, duties, levies, imposts, license, registration and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether dispute or not, (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term “tax return” means any return, statement, report, form, or filing, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Authority.

(d) Except as provided in Section 4.06(c), Section 4.07(f) and Section 4.13, this Section 4.14 represents the sole and exclusive representations and warranties of the Company regarding tax matters of the Company and its Subsidiaries.

Section 4.15  Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property, other than real property relating to a restaurant, owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, and all real property

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owned by the Company and its Subsidiaries relating to a restaurant, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases of real property (the “Specified Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant, other than (x) leases of real property relating to a restaurant and (y) leases that do not provide for annual rent in excess of $150,000 (individually, a “Specified Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Specified Leased Real Property, and all leases of real property relating to a restaurant, all Specified Real Property Leases, each Specified Real Property Sublease and leases of real property relating to a restaurant are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c) Section 4.15(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord, other than (x) leases, subleases and similar arrangements with respect to real property relating to a restaurant and (y) leases, subleases and similar arrangements that do not provide for annual rent in excess of $150,000 (such leases, subleases and similar agreements, collectively, the “Specified Real Property Subleases”).

Section 4.16  Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Intellectual Property (including Internet domain names) or applications for issuance or registration of any Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction and patent, registration number and date). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”) and free and clear of any Liens, except Permitted Liens. All registrations owned by the Company or any of its Subsidiaries and set forth in Section 4.16(a) of the Company Disclosure Letter for the trademarks and service marks BURGER KING and WHOPPER in the United States, Canada, Mexico, the United Kingdom, and Germany, for and to the extent such registrations cover any of the core products and or services of the Company and any of its Subsidiaries, are valid, subsisting, and enforceable and in full force and effect and no loss of such registrations is reasonably foreseeable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title, or interest of the Company or any its Subsidiaries in or to any Company Intellectual Property, and all of the Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries used the Company Intellectual Property immediately prior to the Merger Closing Date.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other person. As of the date of this Agreement, no person is infringing, misappropriating, diluting or otherwise conflicted with the rights of

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the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Intellectual Property owned by the Company or its Subsidiaries is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the Company and its Subsidiaries businesses, as currently conducted.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its trade secrets and other material confidential information.

(d) Each of the Company and its Subsidiaries is, and has been to the extent required by Law, in compliance with its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (in any form or medium) of any personally identifiable information, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (iv) any Internet domain names, and (vi) any trade secrets.

Section 4.17  Environmental Matters.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has for the past five years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has Released or exposed any person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the Specified Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

Section 4.18  Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts

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and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19  Franchise Matters.

(a) Section 4.19(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all (i) development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas and (ii) master franchise agreements (collectively, the “Specified Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any of the following (each, a “Franchise”): “Burger King” restaurants, “Whopper Bar” restaurants or “Hungry Jack’s” restaurants (each, a “Franchised Restaurant”). Section 4.19(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of the top twenty-five Franchisees based upon the total royalties paid by each such Franchisee to the Company or its Subsidiaries during the fiscal year 2010.

(b) Each of the Specified Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub) or any right of rescission or set-off under, any provision of any Specified Agreement other than any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises within the United States at any time since January 1, 2009. The Company has made available to Parent true and complete copies of each such FDD. Since January 1, 2009, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor any of its Subsidiaries is subject to any Judgment with respect to the offer or sale of Franchises in any jurisdiction.

(e) To the Company’s Knowledge, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2007, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and

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other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the Franchise Agreements.

(f) Either the FDD or Section 4.19 of the Company Disclosure Letter contains a summary of all material Franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Litigations which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Litigation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises in the United States. The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Restaurant within a specific geographic area or at a specific location.

Section 4.20  Quality and Safety of Food & Beverage Products.  Since January 1, 2008, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.21  [Reserved].

Section 4.22  Affiliate Transactions.  There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date hereof.

Section 4.23  Certain Business Practices.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

Section 4.24  Company Swaps.  Section 4.24 of the Company Disclosure Letter contains a complete and correct list of all interest rate swaps and currency exchange swaps (“Company Swaps”) entered into by the Company or any of its Subsidiaries as of the date of this Agreement. All such Company Swaps were, and any Company Swaps entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to bear the risks of such Company Swaps. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Company Swaps to the extent that such obligations to perform have accrued.

Section 4.25  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is

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amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.26  Voting Requirements.  The affirmative vote of holders of a majority of all the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”), unless Section 253 of the DGCL shall be applicable, is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.27  State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.11, to the Knowledge of the Company, no state takeover statute applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.28  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Goldman, Sachs & Co. (“Goldman”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 4.28 of the Company Disclosure Letter sets forth the maximum aggregate fees (without including reimbursement for expenses) that may become payable to Morgan Stanley and Goldman pursuant to any engagement or fee letters between the Company and Morgan Stanley or Goldman with respect to the transactions contemplated by this Agreement.

Section 4.29  Opinions of Financial Advisors.  The Company Board has received the opinion of each of Morgan Stanley and Goldman (together, the “Fairness Opinions”), in each case, dated the date of this Agreement, to the effect that, as of such date, the Offer Price to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 4.30  Solvency.  As of the date hereof (and for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is Solvent.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization, Standing and Corporate Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02  Authority.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Offer, the Merger and the Financing, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including any stockholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Offer, the

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Merger and the Financing. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.03  Non-Contravention.  The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (other than any such Lien created in connection with the Financing), any provision of (a) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (w) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under each Foreign Merger Control Law, (x) the filing with the SEC of the Offer Documents, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (z) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04  Financing.  Parent has delivered to the Company true and complete copies of (i) the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment”), pursuant to which 3G Special Situations Fund II L.P. (“Sponsor”) has committed, upon the terms and subject to the conditions thereof, to invest in Parent the cash amount set forth therein (the “Equity Financing”), and (ii) the executed commitment letter, dated as of the date hereof, among Parent, J.P. Morgan Chase Bank, N.A., J.P. Morgan Securities LLC, and Barclays Bank PLC (the “Debt Commitment Letter”), pursuant to which the lenders party thereto have agreed, upon the terms and subject to the conditions thereof, to lend the amounts (which includes up to $900,000,000.00 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of senior notes (the “High Yield Financing”) is not consummated) set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of any outstanding indebtedness of the Company (including under the Existing Credit Agreement) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Debt Commitment Letter and the related Fee Letter and the Equity Financing Commitment are referred to collectively in this Agreement as the “Financing Agreements”. None of the Financing Agreements has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Agreements have been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Agreements are in full force and effect. Except for a fee letter and fee credit letter relating to fees with respect to the Debt Financing and an engagement letter (complete copies of which have been provided to the Company, with only the fee amounts and certain economic terms of the market flex (none of which would adversely effect the amount or availability of the Debt Financing) redacted), as of the date of this Agreement there are no side letters or other agreements, Contracts or arrangements related to the funding or investment, as applicable, of the Financing

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other than as expressly set forth in the Financing Agreements delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Agreements that are payable on or prior to the date hereof. The only conditions precedent or other contingencies related to the obligations of the Sponsor to fund the full amount of the Equity Financing and lenders to fund the full amount of Debt Financing are those expressly set forth in the Equity Financing Commitment and the Debt Commitment Letter, respectively. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or any direct investor in Parent under any term, or a failure of any condition, of the Financing Agreements or otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. As of the date of this Agreement, neither Parent nor Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Agreements required to be satisfied by it. Based on the terms and conditions of this Agreement, the proceeds from the Financing will be sufficient to provide Parent and Sub with the funds necessary to pay the aggregate Offer Price and Merger Consideration, the Equity Awards Amount, any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements (including repayment of indebtedness under the Existing Credit Agreement), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Parent and Sub to perform all of their obligations under this Agreement and pay all fees and expenses to be paid by Parent or Sub related to the transactions contemplated by this Agreement.

Section 5.05  Limited Guaranty.  Concurrently with the execution of this Agreement, Sponsor has duly executed and delivered to the Company the limited guarantee by Sponsor, dated as of the date of this Agreement, in favor of the Company (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There is no default under the Limited Guaranty by Sponsor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Sponsor.

Section 5.06  Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent, Sub, Sponsor or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Sub, Sponsor or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08  Operation and Ownership of Sub.  Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

Section 5.09  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled

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to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.10  No Competing Businesses.  None of Parent’s Affiliates are engaged in, and neither Parent nor any of its Affiliates beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 5% of the outstanding capital stock of any person engaged in any business involving (i) the operation or franchise of quick service or fast food restaurants anywhere in the world or (ii) the operation of a U.S. soft drink company or its Affiliates.

Section 5.11  Ownership of Company Common Stock.  Except as disclosed to the Company in a letter to the Company dated September 1, 2010, none of Parent, Sub, Sponsor or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Merger Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any shares of Company Common Stock.

Section 5.12  Solvency.  Assuming (i) the satisfaction of the condition set forth in Section 8.02(d) and (ii) the accuracy of the representations and warranties of the Company set forth in Section 4.30, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Offer Price and Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any person: (i) the sum of the debt (including contingent liabilities) of such person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such person and its Subsidiaries, taken as a whole; (ii) the capital of such person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such person and its Subsidiaries, taken as a whole; and (iii) such person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01  Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the Ordinary Course of Business, (y) use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with significant Franchisees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (z) comply with Law, in each case consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by Parent (such

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consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) the payment of the First Quarter Dividend;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company DSUs in connection with the forfeiture of such awards, and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan;

(iv) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement in accordance with their present terms, and (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement;

(v) (A) amend the Company Certificate of Incorporation or the Company By-Laws or (B) amend the comparable organizational documents of any material Subsidiary of the Company;

(vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $15 million, other than any such action solely between or among the Company and its Subsidiaries;

(vii) sell, lease, license, abandon or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory in the Ordinary Course of Business or equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries, (B) the licensing or sublicensing (or abandonment) of Intellectual Property in the Ordinary Course of Business, (C) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases, in each case, in the Ordinary Course of Business, and (D) other sales, leases or other dispositions for aggregate consideration of $15 million or less;

(viii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $10,000,000 in the aggregate, (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be

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incurred, assumed or otherwise entered into hereunder on the same terms and conditions of such Indebtedness, and (3) intercompany Indebtedness, other than in the case of clause (1) or clause (2), for such Indebtedness which would not permit compliance with, or would constitute a breach of Section 7.09, (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any Subsidiary of the Company, (2) pursuant to clause (vi) above or (3) in the Ordinary Course of Business, or (C) take any action that would not permit the administrative agent of the lenders under the Debt Financing to have a perfected first priority security interest in the Debt Financing;

(ix) except (A) in the Ordinary Course of Business or as reasonably required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case in effect on the date of this Agreement, (C) as otherwise expressly permitted by this Agreement or (D) as may be required to avoid adverse treatment under Section 409A of the Code without increasing any benefit or payment otherwise due or payable thereunder, (1) grant to any director or member of the Company Executive Team any increase in compensation, (2) grant to any director or member of the Company Executive Team any increase in severance or termination pay, (3) enter into any employment, consulting, severance, retention or termination agreement with (x) any director or member of the Company Executive Team or (y) other employee pursuant to which the total annual compensation or the aggregate severance benefits under such agreement, solely in the case of this clause (y), in excess of $1,000,000 individually or $3,000,000 in the aggregate, (4) establish, adopt, enter into or amend in any material respect any material collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, or (5) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (4) and (5) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, other than any director or member of the Company’s Executive Team, in each case in the Ordinary Course of Business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(x) settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $10,000,000 and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided, however, that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation (x) that would impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries or (y) for which such settlement is not permitted pursuant to Section 7.03(d).

(xi) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiii) make any material tax election, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, change an annual

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accounting period for tax purposes, or adopt or change any accounting method for tax purposes, other than in the Ordinary Course of Business;

(xiv) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan previously provided to Parent, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5 million; or

(xv) enter into any Contract that restricts the ability of the Company or any or its Subsidiaries, taken as a whole, to compete, in any material respects, with any business or in any geographic area, or to solicit customers, except for use or radius restrictions that may be contained in Contracts entered into in the Ordinary Course of Business;

(xvi) (a) terminate or materially amend or modify any agreement set forth on Section 6.01(a)(xvi) of the Company Disclosure Letter or (b) enter into any Contract that would have been required to be set forth on the following Sections of the Company Disclosure Letter had such Contract been entered into prior to the date hereof: Section 4.09(a)(iii), Section 4.09(a)(v), Section 4.09(a)(vi) or Section 4.09(a)(viii);

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i) — (xvi).

(b) Notice of Changes.  The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 8.01 or Section 8.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 8.01 or Section 8.03.

Section 6.02  Solicitation; Takeover Proposals; Change of Recommendation.

(a) Solicitation.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m, New York City time, on October 12, 2010 (the “No-Shop Period Start Date”), the Company may, directly or through its Representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any Takeover Proposals, including by way of providing access to non-public information; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement, and provided further that (A) the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, and (B) the Company shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect; and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the Company Board) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2)(A) shares of Company Common Stock, which together with any other shares of Company Common Stock beneficially owned by such person or group, would equal to 20% or more of the outstanding shares of Company Common Stock, or (B) any other equity securities of the Company or any of its Subsidiaries, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or any other equity securities of the Company or any of its Subsidiaries, (c) any merger, consolidation, business

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combination, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material operating Subsidiaries, other than, in each case, the transactions contemplated by this Agreement.

Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-3 under the Exchange Act.

(b) No Solicitation.  From the No-Shop Period Start Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 9.01, the Company shall not, nor shall it permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect thereto, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations. Subject to Section 6.02(c), at the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups (other than a Qualified Go-Shop Bidder) conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and shall use reasonable best efforts to require any other parties (other than a Qualified Go-Shop Bidder) who have made or have indicated an intention to make a Takeover Proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

The term “Qualified Go-Shop Bidder” means any person or group from whom the Company or any of its Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to or as of the No-Shop Period Start Date, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal.

The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 75% or more of the outstanding shares of Company Common Stock or (b) 75% or more of the assets of the Company and its Subsidiaries, taken as a whole, in either case which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(f).

(c) Response to Takeover Proposals.  Notwithstanding anything to the contrary contained in Section 6.02(b) or any other provisions of this Agreement, if at any time following the No-Shop Period Start Date and prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, (i) the Company has received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 6.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement and the other restrictions imposed by clause (A) and (B) of Section 6.02(a) related to the sharing of information, or (B) engage in discussions or negotiations with the person making such

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Takeover Proposal regarding such Takeover Proposal. The Company shall be permitted prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval to take the actions described in clauses (A) and (B) above with respect to any Qualified Go-Shop Bidder.

(d) Notice to Parent of Takeover Proposals.  The Company shall promptly (and, in any event, within one (1) business day) notify Parent in the event that the Company or any of its Representatives receives any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any person or group who would reasonably be expected to make any Takeover Proposal, or any initial request for discussions or negotiations related to any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed of any material changes to the terms thereof.

(e) Prohibited Activities.  Neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Company Board referred to in Section 4.04(b), (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.02(a) or 6.02(c) (an “Acquisition Agreement”), or (iv) publicly proposed or announced an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv) being referred to as an “Adverse Recommendation Change”).

(f) Change of Recommendation.  Notwithstanding any provision of Section 6.02(e), at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, the Company Board may effect an Adverse Recommendation Change only if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding anything to the contrary, the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change or, solely with regards to a Superior Proposal, terminate this Agreement pursuant to Section 9.01(f) (x) unless the Company shall have provided prior written notice to Parent and Sub, at least three (3) business days in advance, that it will effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(f) and specifying the reasons therefor (a “Notice of Intended Recommendation Change”) and (y):

(i) if such Adverse Recommendation Change is not being made as a result of a Superior Proposal, during such three (3) business day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that would otherwise obviate the need for such Adverse Recommendation Change; or

(ii) if such Adverse Recommendation Change or termination is being made as a result of a Superior Proposal:

(1) the Notice of Intended Recommendation Change shall specify the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal (and in any event including any amendment to any price term thereof), shall require a new Notice of Intended Recommendation Change and compliance with the requirements of this Section 6.02(f), except that the prior written notice period and corresponding references to a three (3) business day period shall be reduced to a one (1) business day for any such new Notice of Intended Recommendation Change);

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(2) after providing any such Notice of Intended Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) during such three (3) business day period (or one business day period in the case of a new Notice of Intended Recommendation Change) to make such adjustments in the terms and conditions of this Agreement and the other agreements contemplated hereby; and

(iii) in the case of either clause (i) or clause (ii), the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third business day of such three (3) business day period (or the first business day of such one (1) business day period for any such new Notice of Intended Recommendation Change) and shall have determined that (x) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect, or (y) in the case of an Adverse Recommendation Change not being made as a result of a Superior Proposal, no adjustment has been made that would obviate the need for such Adverse Recommendation Change, and (y) the findings contemplated by clause (i) above continue to be applicable such that an Adverse Recommendation Change should be made the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect.

(g) Standstills; Confidentiality Agreements.  Notwithstanding any provision of Section 6.02(e), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company; provided, however, (i) at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, the Company Board may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) from the date hereof until the No-Shop Period Start Date, the Company may grant any such waiver solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal. The Company shall provide written notice to Parent of waiver of any standstill by the Company. Except for the waiver of standstill as contemplated by this Section 6.02(g), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.02.

(h) Communications With Stockholders.  Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 6.02(e) or Section 6.02(f) except, in each case, to the extent permitted by Section 6.02(e)) or Section 6.02(f), respectively.

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ARTICLE VII

Additional Agreements

Section 7.01  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement.  As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 7.01(b), within 15 business days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.02(f), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinions and a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Covenants of Parent with Respect to the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) Mailing of Proxy Statement; Stockholders’ Meeting.  If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall have the right at any time after the Proxy Statement Clearance Date to (and Parent and Sub shall have the right, at any time after the later of the Proxy Statement Clearance Date and November 1, 2010, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) business days), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the

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“Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than 30 calendar days but not past 2 business days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.01(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws. Unless the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Parent. Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Short Form Merger.  Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 7.02  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all information concerning its and its

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Subsidiaries’ business, properties and personnel as Parent may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any invasive environmental testing or sampling of the nature customarily referred to as a Phase II environmental assessment). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party. No investigation or access permitted pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Evaluation Material (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.03  Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the Offer Conditions and the conditions to the Merger Closing set forth in Section 8.01 or Section 8.02 to be satisfied, or (B) in the case of Parent and Sub, the conditions to the Merger Closing Section 8.01 or Section 8.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Foreign Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation. In furtherance of the foregoing, the Parties agree that, reasonable best efforts to obtain any approvals necessary under any Foreign Merger Control Laws shall include offering to hold separate (but not divest) the business conducted in certain jurisdictions that are subject to such Foreign Merger Control Laws if such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) business days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

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(c) Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby this Agreement.

(d) Each Party shall keep the other Parties reasonably informed unless doing so would, in the reasonable judgment of such Party, jeopardize any privilege of the Company or any of its Subsidiaries with respect thereto regarding any such Transaction Litigation. The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(e) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(f) The Company shall (i) not terminate or amend any of the Sponsor Tender Agreements or the agreements with senior management executives entered into as of the date hereof without Parent’s consent in Parent’s sole discretion and (ii) enforce its rights under the Sponsor Tender Agreements and the agreements with senior management executives entered into as of the date hereof as directed by Parent in Parent’s sole discretion.

Section 7.04  State Takeover Laws.  If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Offer, the Merger, the Top-Up and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 7.05  Benefit Plans.

(a) It is Parent’s intention that, for a period of two years following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (each, a “Company Employee”) shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) those Company Employees received prior to the Effective Time, it being understood that Parent shall review the Company’s and its Subsidiaries’ salaries and benefits from time to time in order to determine the most appropriate way to compensate and incentivize Company Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of the Company from time to time. Notwithstanding anything in this Section 7.05 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Company Benefit Agreement, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or Company Benefit Agreement following the Effective Time.

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(b) Each Company Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Company Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Company Employees under the comparable Company Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) The Parties acknowledge and agree to the arrangements set forth in Section 7.05(d) of the Company Disclosure Letter.

(e) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time.

Section 7.06  Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Without limiting Section 7.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 7.06(b) of the Company Disclosure Letter, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall (x) indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and

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amounts paid in settlement of or in connection with any such threatened or actual Claim, and (y) comply with the terms of each such indemnification agreement with respect to such Claim. Any determination of entitlement to indemnification under the preceding sentences shall be made by an independent counsel selected jointly by the Surviving Corporation and such indemnified party. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement. Parent’s and the Surviving Corporation’s obligations under this Section 7.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that, any such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 7.06(c) of the Company Disclosure Letter); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.06 unless assumed by operation of Law.

(e) From and after the Effective Time (but not prior thereto), the provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.07  Public Announcements.

(a) Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and

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shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 6.02. The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentations to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and Merger, and (ii) the Company shall request a meeting with RiskMetrics Group to occur after the No-Shop Period Start Date for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders, if necessary; provided that the foregoing obligations shall not apply in the event the Company Board shall have made an Adverse Recommendation Change.

Section 7.08  Financing.

(a) Each of Parent and Sub shall use, and cause its Affiliates to use, its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions (including the flex provisions) set forth in the Financing Agreements and any related Fee Letter (taking into account the anticipated timing of the Marketing Period), including using reasonable best efforts to seek to enforce (including through litigation) its rights under the Debt Commitment Letter in the event of a material breach thereof by the Financing sources thereunder, and shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Agreements or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Agreements, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner adverse to Parent or the Company, (iii) decreases the aggregate Equity Financing as set forth in the Equity Financing Commitment delivered on the date hereof, (iv) amends or modifies any other terms in a manner that would reasonably be expected to (x) delay or prevent the Offer Closing or the Merger Closing Date or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (v) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Financing Agreements. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter and any related Fee Letter to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto. Any reference in this Agreement to (A) “Financing” shall include the financing contemplated by the Financing Agreements as amended or modified in compliance with this Section 7.08(a), and (B) “Financing Agreements” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 7.08(a).

(b) Each of Parent and Sub shall use, and cause its Affiliates to use, its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions set forth in the Financing Agreements, including using reasonable best efforts (i) to maintain in effect the Financing Agreements in accordance with the terms and subject to the conditions thereof, (ii) to satisfy all conditions and covenants applicable to Parent and Sub in the Debt Commitment Letter (including by consummating the financing pursuant to the terms of the Equity Financing Commitment), (iii) to negotiate and enter into all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and any related Fee Letter, (iv) to satisfy all conditions to such definitive agreements that are applicable to Parent and Sub (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) and consummate the Financing at or prior to the Offer Closing (with respect to amounts required to consummate the Offer, if the Offer Termination has not occurred, and make other payments due at such time, including, the payments required by Section 3.01 and the repayment of the Existing Credit Agreement), and the Merger Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof), including using its

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(or causing its Affiliates to use) reasonable best efforts to cause the lenders and the other persons committing to fund the Financing and (v) to comply with its obligations under the Financing Agreements and any related Fee Letter. For the avoidance of doubt, Parent shall be responsible for timely provision of any post-Merger Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to Section 7.09. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing (provided that the Fee Letter may be redacted to omit the numerical fee amounts and certain economic terms of the market flex provided therein). Without limiting the generality of the foregoing, Parent and Sub shall give the Company prompt (and in any event within two (2) business days) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Financing Agreement or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (ii) of the receipt of any written notice or other communication from any person with respect to any (x) actual or potential default, breach, termination or repudiation by any party to any Financing Agreement or any definitive document related to the Financing of any provisions of the Financing Agreements or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Agreement or any definitive document related to the Financing; and (iii) if for any reason Parent or Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Agreements. As soon as reasonably practicable, but in any event within three calendar days of the date the Company delivers Parent or Sub a written request, Parent and Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Subject to the terms and conditions of this Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter and related Fee Letter, Parent shall use reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions that are not materially less favorable, in the aggregate, to Parent and Sub than those contained in the Debt Commitment Letter and any related Fee Letter (including flex provisions therein) and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related fee letter) shall be promptly provided to the Company; provided that neither Parent nor Sub shall be required to execute any New Debt Commitment Letter or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are materially less favorable (unless otherwise determined by Parent), in the aggregate, to Parent and Sub than those included in the Debt Commitment Letter that such New Debt Commitment Letter is replacing. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Agreements” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect. Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.08 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or

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(ii) pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

(e) In no event shall Parent or any of its Subsidiaries or Affiliates (for purposes of this Section 7.08(e), Affiliates shall be deemed to include each direct or indirect investor in Parent) taking action on behalf of or at the direction of Sponsor, Parent or Sub, enter into agreement from and after the date hereof to (i) award any agent, broker, investment banker or financial advisor except Lazard Frères & Co. LLC any financial advisory role on an exclusive basis in connection with the Offer, the Merger or the other transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Offer, the Merger or the other transactions contemplated hereby. During the period commencing on the date hereof and ending on the fifteenth (15th) calendar day after the date of this Agreement, neither Parent nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the Offer, the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives who have not been provided any such information prior to the date of this Agreement, other than as set forth in the Equity Financing Commitment as in effect on the date of this Agreement.

(f) Each of Parent and Sub shall use, and cause its Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing (or any Alternative Debt Financing) within ten (10) calendar days after the date on which all of the Offer Conditions (other than the Financing Proceeds Condition) have been satisfied or waived or, if the Offer Termination has occurred, all of the conditions set forth in Section 8.01 (other than Section 8.01(d)) and Section 8.02 (other than the actual delivery of any officer certificates described therein) have been satisfied or waived. The obligation to use the Bridge Financing (or such Alternative Debt Financing) as set forth in this Section 7.08(f) is referred to as the “Bridge Take-Down”. Notwithstanding the foregoing, if it shall not be commercially reasonable to complete the Bridge Take-Down by such tenth (10th) calendar day, Parent and Sub shall continue to use, and cause its Affiliates to continue to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such Bridge Financing (or such Alternative Debt Financing) as soon as reasonably practicable thereafter. Notwithstanding anything to the contrary contained in this Agreement, and without regard to the then market conditions or other general economic conditions, including the interest rate and cost of the Debt Financing, and, for the avoidance of doubt, regardless of whether or not commercially reasonable, if all of the Offer Conditions (other than the Financing Proceeds Condition) have been satisfied or waived or, if the Offer Termination has occurred, all of the conditions set forth in Section 8.01 (other than Section 8.01(d)) and Section 8.02 (other than the conditions that by their terms are to be satisfied at the Merger Closing) have been satisfied or waived, then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing (or such Alternative Debt Financing) no event later than November 18, 2010.

Section 7.09  Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives and each of its Subsidiaries to, provide to Parent such reasonable cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied and such cooperation as is otherwise necessary and reasonably requested by Parent in connection with the Debt Financing, the Debt Payoff and/or any defeasance or satisfaction and discharge of the Existing Credit Agreement in accordance with its terms (for the avoidance of doubt, any references to Debt Financing or Financing in this Section 7.09

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shall include the issuance of the Senior Notes (as defined in the Debt Commitment Letter)), which cooperation shall consist of:

(i) using reasonable best efforts to cause its senior executive officers to participate in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) using reasonable best efforts to assist with the preparation of a customary rating agency presentation, bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the syndication thereof, provided, that any such bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii) (A) furnishing Parent and its Financing Sources as promptly as practicable with (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for fiscal year ended June 30, 2010, (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for each fiscal quarter ended after the date hereof but at least 40 days before the Merger Closing Date; provided that the filing by the Company of the required financial statements specified in clause (x) and (y) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries for all purposes of this Agreement, and (B) using reasonable best efforts to furnish all financial statements, business and other financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Company (provided that Parent shall be responsible for the preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum, private placement memorandum, prospectus and similar documents for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum (all such information in this clause (iii) (other than pro forma financial statements which shall be prepared by Parent), the “Required Information”);

(iv) requesting the auditors of the Company to cooperate with Parent’s reasonable efforts to obtain customary comfort letters upon completion of customary procedures in connection with the offering of the Senior Notes (as defined in the Debt Commitment Letter);

(v) using reasonable best efforts to assist in Parent obtaining corporate and facilities ratings for the Debt Financing;

(vi) using reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Owned Real Property and Specified Leased Real Property) as reasonably requested by Parent;

(vii) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable;

(viii) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all indebtedness and Liens under the Existing Credit Agreement (the “Debt Payoff”); and

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(ix) furnishing Parent and its Financing Sources promptly, and in any event at least five (5) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 7.09) (1) nothing in this Agreement (including this Section 7.09) shall require any such cooperation to the extent that it would (a) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (c) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party, (d) require the Company or any of its Subsidiaries to enter into or approve any financing or purchase agreement for the Financing, (e) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers, or (f) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, (2) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time, (3) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing need not be issued by the Company or any of its Subsidiaries and shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (4) notwithstanding anything to the contrary, the Parties agree that any road shows, ratings agencies presentations, preparation of documents (including rating agency presentation, bank information memoranda or other offer documents in connection with the Debt Financing) and provision of information with respect to the prospects and plans for the Company’s business and operations, in each case under this clause (4), in connection with the Debt Financing remains the sole responsibility of Parent and Sub and none of the Company or any of its Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect thereto or be required to provide any information or make any presentations with respect to capital structure, or the incurrence of the Debt Financing or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Surviving Corporation and its Subsidiaries after the Merger Closing.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 7.09.

(c) The Company, its Affiliates and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent and Sub for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law.

(d) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(e) All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Sub or their Representatives pursuant to this Section 7.09 shall be kept confidential in

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accordance with the Confidentiality Agreement; provided that, with the Company’s prior written consent (not to be unreasonably withheld), Parent and Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives in connection with the Debt Financing so long as such persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking.

(f) Subject to the terms and conditions hereof, at the earlier of the Offer Closing and the Merger Closing Date, Parent shall cause the indebtedness under the Existing Credit Agreement to be satisfied and discharged in accordance with the terms thereof.

Section 7.10  Rule 14d-10 Matters.  Prior to the expiration of the Offer, the Compensation Committee will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.11  Rule 16b-3 Matters.  The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.12  FIRPTA Certificate.  The Company shall use reasonable best efforts to deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

ARTICLE VIII

Conditions Precedent

Section 8.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  If required by applicable Law, the Stockholder Approval shall have been obtained.

(b) Regulatory Approvals.  The waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted. In addition, the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer, is not unlawful under any Foreign Merger Control Law of any jurisdiction set forth in Section 8.01(b) of the Company Disclosure Letter.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, Law or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(d) Purchase of Company Common Stock in the Offer.  Unless the Offer Termination shall have occurred, Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02  Conditions to Obligations of Parent and Sub to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and

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Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.03, Section 4.04, Section 4.26 and Section 4.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 4.07 shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Material Adverse Effect” qualification set forth therein and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

(d) Pre-Closing Solvency.  As of immediately prior to the Merger Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is Solvent, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

Section 8.03  Conditions to Obligation of the Company to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 8.04  Frustration of Closing Conditions.  Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 or 8.02 to be satisfied if such failure was caused by the failure of Parent or

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Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 or 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before March 2, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 to prevent, oppose or remove such Restraint; or

(iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) or (y) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in clauses (iii) or (iv) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition set forth in Section 8.03(a) or Section 8.03(b) or, (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(e) by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change; (ii) the Company shall have delivered a notice to parent of its intent to effect an Adverse Recommendation Change pursuant to Section 6.02(f) if Parent shall have given the Company the right to

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enter into an Acquisition Agreement and such right has been available to the Company for no less than twenty-four hours, (iii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation and a statement of the findings and conclusions of the Company Board referred to in Section 4.04(b), (iv) if, following the disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (v) below), the Company Board shall have failed to reaffirm publicly the Recommendation within five (5) business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (any such event contemplated by this Section 9.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Stockholder Approval shall have been obtained;

(f) by the Company, in accordance with Section 6.02(f) in order to accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 9.03(a) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);

(g) by the Company, if (i) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.01, or (ii) (A) all the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with Section 1.01, in the case of both clause (i) and (ii) hereof, the Company shall have given Parent written notice at least one (1) business day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination; provided, however, that the termination right set forth in Section 9.01(g)(ii) shall only be available from and after the close of business on November 18, 2010; or

(h) by the Company, after the close of business on November 18, 2010, if (i) all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least one (1) business day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(h) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02  Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Sections 7.09(b), (c) and (e), Article XI and this Article IX, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a Party for monetary damages shall be subject to the limitations set forth in Section 11.11.

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Section 9.03  Termination Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e), then the Company shall pay to the Sponsor the Company Termination Fee by wire transfer of same-day funds within two (2) business days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay the Sponsor the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c) If (i) after the date of this Agreement, a Takeover Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i), (B) by Parent or the Company pursuant to Section 9.01(b)(iii), or (C) by Parent pursuant to Section 9.01(c) (unless the termination fee provided in Section 9.03(e) has already been paid pursuant to the terms thereof), and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made) (which transaction is thereafter consummated) or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to the Sponsor the Company Termination Fee (less the amount of expenses paid pursuant to Section 9.03(f)) by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 9.03(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(a), except that all references to 20% therein shall be deemed to be references to 50%.

(d) If this Agreement is terminated by the Company pursuant to (i) Section 9.01(d) due to a breach by Parent of any of its representations or warranties or the failure by Parent to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, (ii) Section 9.01(g) or (iii) Section 9.01(h), in each case, then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following the date of termination of this Agreement).

(e) If this Agreement is terminated by Parent pursuant to Section 9.01(c) due to a breach by the Company of any of its representations or warranties or the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, then the Company shall pay a termination fee to Sponsor in an amount equal to $175,000,000 by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following the date of termination of this Agreement).

(f) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(iii), the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Sponsor, Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby by payment to Sponsor of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following request therefor); provided, however, that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse Sponsor is $15,000,000.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent or the Company commences arbitration that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such arbitration, together with interest on the amount of the applicable fee from the date such payment was required

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to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 9.04  Amendment.  This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or receipt of the Stockholder Approval; provided, however, that (x) after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05  Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 9.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01  Certain Definitions.  For purposes of this Agreement:

(a) an “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

(b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c) “business day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(d) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(e) “Company Executive Team” means, collectively, the persons set forth in Section 10.01(e) of the Company Disclosure Letter.

(f) “Company Termination Fee” means $95,000,000, except if this Agreement is terminated by the Company pursuant to Section 9.01(f) prior to the No-Shop Period Start Date, then the Company Termination Fee means $50,000,000.

(g) “Confidentiality Agreement” means the Non-Disclosure and Standstill Agreement, dated as of April 26, 2010, by and between 3G Capital Partners Ltd. and the Company.

(h) “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated February 15, 2006, among Burger King Corporation, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank of America, N.A., RBC Capital Markets and Wachovia Bank, National Association, as documentation agents, in each case, as amended from time to time.

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(i) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letters and any joinder agreements or credit agreements relating thereto.

(j) “Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

(k) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 10.01(k) of the Company Disclosure Letter, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub.

(l) “Marketing Period” means the first period of 25 consecutive business days commencing on September 9, 2010 and throughout which (i) Parent shall have the Required Information (it being understood that Parent and Sub hereby acknowledge and agree that, as of the date hereof, it has received the Required Information and as such the Marketing Period shall commence on September 9, 2010), and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) to fail to be satisfied, assuming that the Merger Closing Date were to be scheduled for any time during such 25 consecutive-business-day period; provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (y) if such 25- consecutive-business day period has commenced but not ended on or prior to December 16, 2010 then such period may not commence until January 2, 2011, and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(i) KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by KPMG LLP or another independent public accounting firm;

(ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC Document or SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; or

(iii) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such delinquencies have been cured.

(m) “Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): any change, effect, event or occurrence directly arises out of or directly results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) the failure, in and of itself,

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of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, (viii) any action taken by the Company or its Subsidiaries at Parent’s written request or otherwise required by this Agreement, or (ix) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

(n) “Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

(o) “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays (i) the consummation by Parent or Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis, including with respect to Financing or the conditions to the drawdown of the Financing, or (ii) the compliance by Parent or Sub of its obligations under this Agreement in any material respect.

(p) “Parent Termination Fee” means $175,000,000.

(q) “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

(r) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (vii) Liens discharged at or prior to the Offer Closing or, if the Offer Termination shall occur, the Offer Closing.

(s) “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(t) “Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(u) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

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Section 10.02  Index of Defined Terms.  The following terms have the meanings ascribed to them, as indicated below:

Acceleration Time	Section 3.04
Acceptable Confidentiality Agreement	Section 10.01(a)
Acceptance Time	Section 1.04(a)
Acquisition Agreement	Section 6.02(e)
Adverse Recommendation Change	Section 6.02(e)
Affiliate	Section 10.01(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.06(b)
Appraisal Shares	Section 3.01(d)
Authorizations	Section 4.11(a)
Bridge Financing	Section 5.04
Bridge Take-Down	Section 7.08(f)
business day	Section 10.01(c)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Claim	Section 7.06(b)
Code	Section 1.01(i)
Company	Preamble
Company 401(k) Plan	Section 4.03(a)
Company Benefit Agreement	Section 4.13(n)
Company Benefit Plan	Section 4.13(n)
Company Board	Section 4.04(b)
Company By Laws	Section 4.01
Company Certificate of Incorporation	Section 4.01
Company Common Stock	Recitals
Company Disclosure Letter	Section 10.01(d)
Company DSUs	Section 4.03(a)
Company Employee	Section 7.05(a)
Company Equity Awards	Section 4.03(a)
Company Executive Team	Section 10.01(e)
Company Intellectual Property	Section 4.16(a)
Company Preferred Stock	Section 4.03(a)
Company PSUs	Section 4.03(a)
Company RSUs	Section 4.03(a)
Company Stock Options	Section 4.03(a)
Company Stock Plans	Section 4.03(a)
Company Swaps	Section 4.24
Company Termination Fee	Section 10.01(f)
Compensation Committee	Section 4.13(f)
Confidentiality Agreement	Section 10.01(g)
Contract	Section 4.05
Debt Commitment Letter	Section 5.04
Debt Financing	Section 5.04

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Debt Payoff	Section 7.09(a)(viii)
DGCL	Section 2.01
Effective Time	Section 2.03
Environmental Claims	Section 4.17(b)
Environmental Law	Section 4.17(b)
Equity Award Amounts	Section 3.04(e)
Equity Financing	Section 5.04
Equity Financing Commitment	Section 5.04
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(e)
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.03(a)
Existing Credit Agreement	Section 10.01(h)
Fairness Opinions	Section 4.29
FDD	Section 4.19(g)
Fee Letter	Section 10.01(h)
Filed SEC Documents	Article IV
Financing	Section 5.04
Financing Agreements	Section 5.04
Financing Proceeds Condition	Annex I
Financing Sources	Section 10.01(h)
First Quarter Dividend	Section 4.07(a)
Foreign Company Plan	Section 4.13(m)
Foreign Merger Control Laws	Section 4.05
Franchise	Section 4.19(a)
Franchise Laws	Section 4.11(b)
Franchised Restaurant	Section 4.19(a)
Franchisee	Section 4.19(g)
FTC Rule	Section 4.11(b)
GAAP	Section 4.06(b)
Goldman	Section 4.28
Governmental Authority	Section 4.05
group	Section 6.02(a)
Hazardous Materials	Section 4.17(b)
High Yield Financing	Section 5.04
HSR Act	Section 4.05
Indebtedness	Section 6.01(a)(viii)
Indemnified Party	Section 7.06(a)
Independent Directors	Section 1.04(a)
Information Statement	Section 4.05
Initial Offer Expiration Date	Section 1.01(d)
Intellectual Property	Section 4.16(d)
Judgment	Section 4.05
Knowledge	Section 10.01(k)
Law	Section 4.05

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Liens	Section 4.02
Limited Guaranty	Section 5.05
Litigation	Section 4.08
Marketing Period	Section 10.01(l)
Material Adverse Effect	Section 10.01(m)
Merger	Recitals
Merger Closing	Section 2.02
Merger Closing Date	Section 2.02
Merger Consideration	Section 3.01(c)
Minimum Tender Condition	Annex I
Morgan Stanley	Section 4.28
New Debt Commitment Letter	Section 7.06(b)
No-Shop Period Start Date	Section 6.02(a)
Notice of Intended Recommendation Change	Section 6.02(f)(ii)(1)
NYSE	Section 1.04(a)
Offer	6, Recitals
Offer Closing	Section 1.01(e)
Offer Closing Date	Section 1.01(e)
Offer Conditions	Section 1.01(b)
Offer Determination Date	Section 1.01(f)
Offer Documents	Section 1.01(g)
Offer Price	Recitals
Offer Termination	Section 1.01(f)
Offer Termination Date	Section 1.01(f)
Ordinary Course of Business	Section 10.01(n)
Outside Date	Section 9.01(b)(i)
Owned Real Property	Section 4.15(a)
Parent	Preamble
Parent Group	Section 11.11(e)
Parent Group Member	Section 11.11(e)
Parent Material Adverse Effect	Section 10.01(o)
Parent Termination Fee	Section 10.01(p)
Parties	Preamble
Party	Preamble
PATRIOT Act	Section 10.01(q)
Paying Agency Agreement	Section 3.03(a)
Paying Agent	Section 3.03(a)
PBGC	Section 4.13(e)
Permitted Liens	Section 10.01(r)
person	Section 10.01(s)
Promissory Note	Section 1.03(b)
Proxy Statement	Section 7.01(a)
Proxy Statement Clearance Date	Section 1.01(d)
PSU Shares	Section 3.04(c)
Qualified Go Shop Bidder	Section 6.02(b)

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Recommendation	Section 4.04(b)
Relationship Laws	Section 4.11(b)
Release	Section 4.17(b)
Representative	Section 10.01(t)
Required Information	Section 7.09(a)(iii)
Restraints	Section 8.01(c)
Schedule 14D 9	Section 1.02(a)
Schedule TO	Section 1.01(g)
SEC	Section 1.01(d)
SEC Documents	Section 4.06(a)
Securities Act	Section 1.03(c)
Seller Group	Section 11.11(e)
Seller Group Member	Section 11.11(e)
Solvent	Section 5.12
Specified Agreements	Section 4.19(a)
Specified Contract	Section 4.09(a)(ix)
Specified Leased Real Property	Section 4.15(b)
Specified Real Property Leases	Section 4.15(b)
Sponsor	Section 5.04
Sponsor Tender Agreements	Recitals
Stockholder Approval	Section 4.26
Stockholders’ Meeting	Section 7.01(c)
Sub	Preamble
Subsidiary	Section 10.01(u)
Superior Proposal	Section 6.02(b)
Surviving Corporation	Section 2.01
tail	Section 7.06(c)
Takeover Laws	Section 4.04(b)
Takeover Proposal	Section 6.02(a)
tax return	Section 4.14(c)
taxes	Section 4.14(c)
Title IV Plan	Section 4.13(e)
Top-Up	Section 1.03(a)
Top-Up Closing	Section 1.03(b)
Top-Up Shares	Section 1.03(a)
Transaction Litigation	Section 7.03(a)
Triggering Event	Section 9.01(e)
Voting Company Debt	Section 4.03(b)

Section 10.03  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in this Agreement is not exclusive.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Blue” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub).

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.03, Section 4.04, Section 4.25, Section 4.26, Section 4.27, Section 4.28 and Section 4.29, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(j) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Sub to take such action.

ARTICLE XI

General Provisions

Section 11.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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Section 11.02  Expenses.  Except as provided in Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission); the business day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub, to:

Blue Acquisition Holding Corporation
c/o 3G Capital Partners Ltd.
600 Third Avenue, 37th Floor
New York, New York 10016
Fax No.: (212) 893-6728

Attention:	Alexandre Behring
Daniel Schwartz

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax No.: (212) 446-6460

Attention:	Stephen Fraidin, Esq.
William B. Sorabella, Esq.

if to the Company, to:

Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
Fax No.: (305) 378-7112
Attention: Anne Chwat

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax No.: (212) 735-2000

Attention:	Eileen T. Nugent, Esq.
Richard J. Grossman, Esq.
Thomas W. Greenberg, Esq.

and

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Fax No.: (305) 679-6311
Attention: Kara MacCullough, Esq.

Section 11.04  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Equity Financing Commitment, the Limited Guaranty and the Sponsor Tender Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with

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respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement (including the standstill restrictions therein) shall survive the execution and delivery of this Agreement except that the standstill restrictions, restrictions on contact and restrictions on designations of approved financing sources in the Confidentiality Agreement shall terminate (solely with respect to 3G Capital Partners Ltd. and its Affiliates, including Parent and Sub, and not for any other person or for purposes of the definition of an Acceptable Confidentiality Agreement) immediately following the execution and delivery of this Agreement solely for purposes of permitting the Offer or any other action contemplated hereby.

Section 11.05  No Third-Party Beneficiaries.  Except for the provisions of (i) Section 7.06 and (ii) with respect to the Financing Sources, the provisions of Section 11.08(c), Section 11.09 and Section 11.11(e), neither this Agreement nor any other agreement contemplated hereby are not intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates or Company Equity Awards. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.07  GOVERNING LAW.  THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08  Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Equity Financing Commitment or the Debt Commitment Letter) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set

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forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY LITIGATION OF ANY KIND OR DESCRIPTION (INCLUDING ANY CROSS-CLAIM OR THIRD-PARTY CLAIM), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10  Specific Performance; Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger, the Offer or the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01 and in all cases subject to the specific requirements set forth in Section 11.10(b) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to causing the Equity Financing to be funded) or Section 11.10(c) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to the Bridge Take-Down), each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any arbitration or any court of competent jurisdiction, in each case in accordance with Section 11.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(b) Notwithstanding the foregoing the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment or the Limited Guaranty) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger

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Closing, all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing),

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(c) for all the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Merger Closing to occur.

(c) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to effect a Bridge Take-Down shall be subject to the requirements set forth in Section 7.08(f).

(d) The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Company and Parent acknowledges and agrees that, except as set forth in Section 11.10(b), (i) each party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy set forth in Section 9.03, (ii) the provisions set forth in Section 9.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

Section 11.11  Maximum Recourse; Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.10:

(a) Company Maximum Liability.  The maximum aggregate liability of the Company and its Subsidiaries for monetary damages in connection with this Agreement or any of the transactions contemplated hereby shall be limited to $175,000,000, and in no event shall Sponsor, Parent or Sub seek or obtain, nor shall they permit any of their respective Representatives or any other person on its or their behalf to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or award in excess of $175,000,000 against the Company and its Subsidiaries, and in no event shall Sponsor, Parent or Sub be entitled to seek or obtain any monetary damages of any kind in excess of $175,000,000 against the Company and its Subsidiaries, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall Parent (on behalf of itself and its Affiliates) be entitled to both (x) the receipt of the Company Termination Fee or the $175,000,000 fee under Section 9.03(e) or recovery of monetary damages against the Company or any of its Subsidiaries, and (y) specific enforcement of this Agreement.

(b) Parent and Sub Maximum Liability.  The maximum aggregate liability of Sponsor, Parent and Sub for monetary damages in connection with this Agreement or any of the transactions contemplated hereby (including the Financing) shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company seek or obtain, nor shall it permit any of the Representatives or any other person on its or their behalf to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or award in excess of the amount of the Parent Termination Fee against Sponsor, Parent or Sub, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary

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damages of any kind in excess of the amount of the Parent Termination Fee against Sponsor, Parent or Sub, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall the Company be entitled to both (x) the receipt of the Parent Termination Fee or recovery of monetary damages against Sponsor, Parent or Sub or any of their Subsidiaries, and (y) specific enforcement of this Agreement.

(c) Termination Fees.  In no event shall (i) the Company be required to pay any termination fee (whether the Company Termination Fee or the termination fee provided in Section 9.03(e)) on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if Parent receives the Company Termination Fee from the Company pursuant to Section 9.03 or the termination fee provided in Section 9.03(e), then any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (y) if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03, such payment shall be the sole and exclusive remedy of the Company against any of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (z) if Parent or Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Sub in respect of any such breaches of this Agreement.

(d) Non-Recourse Parties.  Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Financing Commitment, which excludes, for the avoidance of doubt, Sponsor, Parent and Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Limited Guaranty and the Equity Financing Commitment and any liability of 3G Capital Partners Ltd. under the Confidentiality Agreement and other than the obligations of Parent and Sub to the extent expressly provided herein, or (ii) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or its Subsidiaries have any liability to Sponsor, Parent or Sub or any Non-Recourse Parent Party for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby, other than the obligations of the Company to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of the Representatives to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Sub to the extent expressly provided for in this Agreement or the Sponsor to the extent expressly provided for in the Limited Guaranty and the Equity Financing Commitment.

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(e) Financing Sources.  The Company’s right to specific performance set forth in Section 11.10 or as provided in the Equity Financing Commitment with respect thereto, the Company’s right to receive payment of an amount up to the Parent Termination Fee from Parent, and the guarantee thereof pursuant to the Limited Guaranty (including in respect of any breach by Sponsor, Parent or Sub) shall be the sole and exclusive remedy of the Company or any of its Representatives or Affiliates (collectively, the “Seller Group” and each, a “Seller Group Member”), against (i) the Non-Recourse Parent Parties, (ii) any Financing Source, or (iii) any of the respective former, current, or future Affiliates or Representatives of Parent’s Lenders (collectively, the “Parent Group” and each a “Parent Group Member”)), for all losses, claims or liabilities suffered by any Seller Group Member as a result of any breach of this Agreement by Parent or Sub or any breach of the other agreements contemplated hereby, including the Debt Commitment Letter or the Equity Financing Commitment by any person in the Parent Group party thereto, the failure of the Offer to be completed or the Merger to be consummated or in any other respect with respect to this Agreement or any other agreement contemplated hereby, and, upon payment of the Parent Termination Fee or monetary damages in an aggregate amount equal to the Parent Termination Fee paid by the Sponsor, Parent or Sub or any of their Subsidiaries, none of the Parent Group Members shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby under any theory or with respect to any claim, whether sounding in law or equity. Without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, for the avoidance of doubt, in no event shall any Seller Group Member be entitled to seek or obtain any other damages of any kind against any such Parent Group Member (including any of the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Immediately following receipt by the Company of the Parent Termination Fee or monetary damages in an aggregate amount equal to the Parent Termination Fee paid by the Sponsor, Parent or Sub or any of their Subsidiaries, the Company shall cause all Seller Group Members to dismiss with prejudice any judicial or arbitral proceeding initiated by any of them with respect to this Agreement or the Limited Guaranty or the transactions contemplated hereby or thereby or the transactions contemplated hereby or thereby against any Parent Group Member. For the avoidance of doubt, in no event shall any Parent Group Member be subject to, nor shall any Seller Group Member, seek to recover, nor shall they accept, monetary damages in excess of the Parent Termination Fee (it being understood that this limitation shall apply in the aggregate to the entire Seller Group).

(f) Effect on Limitations.  The Parties acknowledge and agree that nothing in this Section 11.11 shall be deemed to affect any Party’s right to specific enforcement pursuant to and in accordance with Section 11.10.

Section 11.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13  Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

{Remainder of page intentionally left blank.}

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BLUE ACQUISITION HOLDING CORPORATION

By:	/s/ Daniel Schwartz
Name:     Daniel Schwartz
Title:       Vice President

BLUE ACQUISITION SUB, INC.

By:	/s/ Daniel Schwartz
Name:     Daniel Schwartz
Title:       Vice President

BURGER KING HOLDINGS, INC.

By:	/s/ John W. Chidsey
Name:     John W. Chidsey
Title:       Chief Executive Officer

[Signature Page to the Merger Agreement]

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ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least 79.1% of the shares of the Company Common Stock outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any Alternative Debt Financing) and/or the lenders party to the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) shall not have confirmed to Parent or Sub that the Debt Financing (or any Alternative Debt Financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) (“Financing Proceeds Condition”), or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) the consummation of the Offer is unlawful under any Foreign Merger Control Law of any jurisdiction set forth in Section 8.01(b) of the Company Disclosure Letter;

(iii) any of the representations and warranties of the Company (A) set forth in Section 4.03, Section 4.04, Section 4.26 and Section 4.27 shall not be true and correct in all material respects, (B) set forth in Section 4.07 shall not be true and correct without disregarding the “Material Adverse Effect” qualification set forth therein and (C) set forth in this Agreement, other than those described in clauses (A) and (B) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iv) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(v) since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(vi) as of immediately prior to the Offer Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is not Solvent;

(vii) in the event that the exercise of the Top-Up is necessary to ensure that Parent or Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time, there shall exist under applicable Law or other Restraint any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not

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properly withdrawn are insufficient for Sub to owns at least 90% of the outstanding shares of Company Common Stock;

(viii) a Triggering Event shall have occurred; and

(ix) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (d)(iii), (d)(iv), (d)(v) and (d)(vi) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (d)(vii) have been satisfied, Parent and Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of September 2, 2010, by and among Blue Acquisition Holding Corporation, Blue Acquisition Sub, Inc. and Burger King Holdings, Inc.

I-2

Annex B

MORGAN STANLEY OPINION

September 1, 2010

Board of Directors
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126

Members of the Board:

We understand that Burger King Holdings, Inc. (“Burger King” or the “Company”), Blue Acquisition Holding Corporation (the “Buyer”), and Blue Acquisition Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 1, 2010 (the “Merger Agreement”), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the “Tender Offer”) for all outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company for $24.00 per share in cash (the “Consideration”), and (ii) the subsequent merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of the Company Common Stock, other than shares held in treasury, shares held by the Buyer or Acquisition Sub or shares as to which dissenters’ rights have been perfected, will be converted into the right to receive the Consideration. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of the Company;

2) Reviewed certain internal financial and operating data concerning the Company;

3) Reviewed certain financial projections prepared by the management of the Company;

4) Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5) Reviewed the reported prices and trading activity for the Company Common Stock;

6) Compared the financial performance of the Company and the price and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

7) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8) Participated in certain discussions and negotiations among representatives of the Company, the Buyer, certain parties and their respective financial and legal advisors;

9) Reviewed the Merger Agreement, drafts of equity and debt commitment letters, substantially in the forms of the drafts dated August 31, 2010 and September 1, 2010, respectively, from certain lenders and other parties (the “Commitment Letters”) and certain related documents; and

10) Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit and did not solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer or its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. This opinion does not in any manner address the prices at which the Company Common Stock will trade at any time. In addition, we express no opinion or recommendation as to whether the holders of shares of the Company Common Stock should tender such shares in the Tender Offer, how such holders should vote at any shareholders’ meeting that may be held in connection with the Merger or whether such holders should take any other action with respect to the Tender Offer or the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Carmen Molinos
Carmen Molinos
Managing Director

Annex C

GOLDMAN, SACHS & CO. OPINION

PERSONAL AND CONFIDENTIAL

September 2, 2010

Board of Directors
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, FL 33126

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Blue Acquisition Holding Corporation (“Blue”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Burger King Holdings, Inc. (the “Company”) of the $24.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 2, 2010 (the “Agreement”), by and among Blue, Blue Acquisition Sub, Inc., a wholly owned subsidiary of Blue (“Acquisition Sub”), and the Company. The Agreement provides for a tender offer for all of the Shares (the “Tender Offer”) pursuant to which Acquisition Sub will pay $24.00 in cash for each Share accepted. The Agreement further provides that, following completion of the Tender Offer or if the Tender Offer does not close, under circumstances specified in the Agreement, Acquisition Sub will be merged with and into the Company (the “Merger”) and each outstanding Share (other than Shares directly owned by the Company as treasury stock or by Blue or Acquisition Sub, or any Appraisal Shares (as defined in the Agreement)) will be converted into the right to be paid $24.00 in cash.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Blue, any of their respective affiliates and third parties, including affiliates and portfolio companies of 3G Capital Partners Ltd., an affiliate of Blue (“3G”), and TPG Capital (“TPG”) and Bain Capital, LLC (“Bain”), each a significant shareholder of the Company, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transactions”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Transactions, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time. We have also provided from time to time and are currently providing certain investment banking to Bain and its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger for a new term loan (aggregate principal amount of $250,000,000) for SunGard Data Systems Inc., a portfolio company of Bain, in September 2008; as joint bookrunner on a high yield offering (aggregate principal amount of $1,100,000,000) for Warner Music Group, a portfolio company of Bain, in May 2009; as joint bookrunner on high yield offerings (aggregate principal amount of $2,900,000,000) for HCA Inc., a portfolio company of Bain, in April 2009 and March 2010; as joint bookrunner with respect to a high yield offering (aggregate principal amount of $2,500,000,000) for Clear Channel Communications Inc., a portfolio company of Bain, in December 2009; and as joint lead arranger with respect to a term loan (aggregate principal amount of $1,500,000,000) for Warner Chilcott Plc, a portfolio company of Bain, in August 2010. In addition, we have provided from time to time and are currently providing certain investment banking services to TPG and its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner on a notes offering (aggregate principal amount of $1,500,000,000) by TXU Electric Delivery Company, a portfolio company of TPG, in September 2008; as a joint lead arranger for a term loan (aggregate principal amount of $250,000,000) for SunGard Data Systems Inc., a portfolio company of TPG, in September 2008; as financial advisor to ALLTEL Corporation, a former portfolio company of TPG, in connection with its sale in January 2009; and as co-manager of a high yield offering (aggregate principal amount of $1,000,000,000) by Harrah’s Entertainment Inc., a portfolio company of TPG, in May 2009. We may also in the future provide investment banking services to the Company, its affiliates and 3G, TPG, Bain and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. (the “GS Funds”) currently own, in the aggregate, approximately 10.3% of the outstanding Shares and receive certain management fees from the Company. In connection with the Transactions, the GS Funds have entered into a Sponsor Tender Agreement (as defined in the Agreement). Goldman, Sachs & Co. may be deemed to directly or indirectly own the Shares which are owned directly or indirectly by the GS Funds. Sanjeev K. Mehra, a Managing Director of Goldman, Sachs & Co., is a director of the Company. Affiliates of Goldman, Sachs & Co. also may have co-invested with 3G, TPG, Bain and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of 3G, TPG and Bain from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement, annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, including the Refranchise Plan, which was approved for our use by the Company (such Refranchise Plan being referred to as the “Forecast”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have also reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the restaurant industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $24.00 per Share in cash to be paid to the holders (other than Blue and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the $24.00 per Share in cash to be paid to the holders (other than Blue and its affiliates) of Shares pursuant to the Agreement or otherwise. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Blue or the ability of the Company or Blue to pay their respective obligations when they become due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $24.00 per Share in cash to be paid to the holders (other than Blue and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
     (Goldman, Sachs & Co.)

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the shareholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interests of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of such shareholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after such shareholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

(h) After the Court determines the shareholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholders entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

SPECIAL MEETING OF SHAREHOLDERS OF

BURGER KING HOLDINGS, INC.

[ • ], 2010

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

■ [ • ]	[ • ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” ITEM 1.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of September 2, 2010, as it may be amended from time to time, by and among Burger King Holdings, Inc., Blue Acquisition Sub, Inc. and Blue Acquisition Holding Corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.
2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

Signature of Shareholder                     Date:   Signature of Shareholder                     Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

BURGER KING HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints [ • ], or either of them, as proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of shareholders of Burger King Holdings, Inc., to be held at [ • ] on [ • ], 2010, at [ • ] a.m. Eastern Standard Time at [ • ] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

(Continued and to be signed on the reverse side.)

■	■

SPECIAL MEETING OF SHAREHOLDERS OF

BURGER KING HOLDINGS, INC.
[ • ], 2010

PROXY VOTING INSTRUCTIONS

[TO BE PROVIDED]